     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 21, 2000

                                                REGISTRATION NO. 333-___________

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ------------------
                                    FORM S-4
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                               ------------------
                              BANCFIRST OHIO CORP.
             (Exact name of registrant as specified in its charter)

          OH                            6712                   31-1294136
    (State or other        (Primary Standard Industrial     (I.R.S. Employer
    jurisdiction of         Classification Code Number)   Identification Number)
   incorporation or
    organization)

                         422 MAIN STREET, P.O. BOX 4658
                             ZANESVILLE, OHIO 43702
                                 (740) 452-8444
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                               ------------------
                               JAMES H. NICHOLSON
                              BANCFIRST OHIO CORP.
                         422 MAIN STREET, P.O. BOX 4658
                             ZANESVILLE, OHIO 43702
                                 (740) 452-8444
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

         AMY M. SHEPHERD, ESQ.                       JOHN C. VORYS, ESQ.
         BAKER & HOSTETLER LLP                VORYS SATER SEYMOUR AND PEASE LLP
    65 EAST STATE STREET, SUITE 2100                 52 EAST GAY STREET
          COLUMBUS, OHIO 43215                       COLUMBUS, OH 43216
            (614) 462-4712                             (614) 464-6211
      (614) 462-2616 (facsimile)                 (614) 719-5014 (facsimile)

   APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective and all other conditions to the merger described in the enclosed Proxy
              Statement/Prospectus have been satisfied or waived.

 If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General
                   Instruction G, check the following box. [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

 If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

                         CALCULATION OF REGISTRATION FEE

===================================================================================================================================
   TITLE OF EACH CLASS OF           AMOUNT TO             PROPOSED MAXIMUM             PROPOSED MAXIMUM             AMOUNT OF
 SECURITIES TO BE REGISTERED    BE REGISTERED (1)     OFFERING PRICE PER UNIT    AGGREGATE OFFERING PRICE (2)  REGISTRATION FEE (2)
-----------------------------------------------------------------------------------------------------------------------------------
Common Stock, no par value       932,398 shares                 N/A                      $18,542,957                 $4,896
===================================================================================================================================

(1) Based upon the maximum number of shares of common stock that the Registrant may be required to issue in the transaction, calculated as the product of (i) 2,099,995, the aggregate number of shares of common stock of Milton Federal Financial Corporation outstanding and (ii) the conversion rate of .444 share of the Registrant's common stock for each share of Milton Federal Financial Corporation common stock.
(2) Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act of 1933 and computed pursuant to Rule 457(f)(1) thereunder on the basis of the market value of Milton Federal Financial Corporation common stock to be exchanged in the transaction, computed, in accordance with Rule 457(c), as the product of
      (i) $15.63 (the average of the high and low prices per share of Milton Federal Financial Corporation common stock on March 20, 2000 as reported by the Nasdaq National Market) and (ii) 2,099,995, the aggregate number of shares of common stock of Milton Federal Financial Corporation outstanding, less $14,279,966, the cash to be paid by BancFirst Ohio to the shareholders of Milton Federal Financial Corporation.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                      MILTON FEDERAL FINANCIAL CORPORATION
                                 25 LOWRY DRIVE
                             WEST MILTON, OHIO 45383
                                 (937) 698-4168

                               _____________, 2000



Dear Milton Federal Financial Corporation Shareholder:

         You are cordially invited to attend the Special Meeting of shareholders of Milton Federal Financial Corporation to be held at 2:00 p.m. local time on Friday, June 9, 2000, at the American Legion building, 2334 South Miami Street, West Milton, Ohio 45383.

         At the Special Meeting, you will be asked to consider and vote on the proposed merger of Milton Federal Financial Corporation with and into BancFirst Ohio Corp. If the merger is approved by the holders of a majority of the outstanding Milton Federal Financial Corporation common shares and if certain other conditions are satisfied, you will receive $6.80 in cash and .444 of a common share of BancFirst Ohio for each common share of Milton Federal Financial Corporation you own.

         Your Board of Directors has received the opinion from McDonald Investments Inc., its financial advisor, to the effect that the financial consideration is fair to Milton Federal Financial Corporation shareholders from a financial point of view, as of the date of this document. Your Board of Directors unanimously approved the merger and believes that it is in the best interest of Milton Federal Financial Corporation shareholders. The Board of Directors unanimously recommends that you approve the merger at the Special Meeting so that the transaction may be completed.

         In the materials accompanying this letter, you will find a Notice of Special Meeting of Shareholders, a proxy statement/prospectus and a proxy card. We have also included a copy of BancFirst Ohio's 1999 Annual Report to shareholders. These documents more fully describe the proposed transaction and provide detailed information regarding BancFirst Ohio. We encourage you to read these materials carefully.

         Whether or not you plan to attend the Special Meeting, please take the time to vote by completing, signing and returning to us the enclosed proxy card. A postage paid envelope is enclosed for your convenience. If you sign, date and return your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the transaction. Even if you plan to attend the Special Meeting, please complete, sign and return your proxy card. By following certain procedures discussed in the accompanying document, you can later revoke your proxy if you wish.

         PLEASE DO NOT SEND YOUR SHARE CERTIFICATES AT THIS TIME. IF THE MERGER IS APPROVED, YOU WILL RECEIVE WRITTEN INSTRUCTIONS ON HOW TO EXCHANGE YOUR SHARE CERTIFICATES.


                                           Sincerely,

                                           Milton Federal Financial Corporation



                                           By:
                                               ---------------------------------
                                               Glenn E. Aidt, President and
                                               Chief Executive Officer

                      MILTON FEDERAL FINANCIAL CORPORATION
                                 25 LOWRY DRIVE
                             WEST MILTON, OHIO 45383
                                 (937) 698-4168

        NOTICE OF SPECIAL MEETING OF SHAREHOLDERS TO BE HELD JUNE 9, 2000

         Notice is hereby given that a Special Meeting of Shareholders of Milton Federal Financial Corporation will be held on Friday, June 9, 2000, at the American Legion building, 2334 South Miami Street, West Milton, Ohio 45383. The Special Meeting will start at 2:00 p.m., local time.

         The Special Meeting will be held for the following purposes:

         (1) To consider and vote upon a proposal to adopt the Agreement and Plan of Reorganization dated January 13, 2000, by and among Milton Federal Financial Corporation, Milton Federal Savings Bank, BancFirst Ohio and The First National Bank of Zanesville, and the transactions contemplated by the merger agreement. A copy of the merger agreement is attached as Annex A to the proxy statement/prospectus which accompanies this notice.

         (2) To transact such other business as may properly come before the Special Meeting, or any adjournment or postponement (including adjournment of the Special Meeting to allow for additional solicitation of shareholder votes in order to obtain a quorum or to obtain the required vote in favor of the merger agreement).

         Only holders of Milton Federal Financial Corporation common shares of record as of the close of business on _____________, 2000, are entitled to notice of and to vote at the Special Meeting and any adjournment or postponement.

         The transaction will not be completed unless the merger agreement is adopted by the affirmative vote of the holders of a majority of the Milton Federal Financial Corporation common shares entitled to vote at the Special Meeting.

         Whether or not you plan to be present at the Special Meeting, please complete, date and sign the enclosed proxy card and return it in the enclosed postage paid envelope. If you plan to attend the Special Meeting, please mark the appropriate space on the enclosed proxy card.

         THE MILTON FEDERAL FINANCIAL CORPORATION BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE ADOPTION OF THE MERGER AGREEMENT AND THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE MERGER OF MILTON FEDERAL FINANCIAL CORPORATION WITH AND INTO BANCFIRST OHIO, AT THE SPECIAL MEETING SO THAT THE TRANSACTION MAY BE COMPLETED.


By Order Of The Board Of Directors,




West Milton, Ohio

__________ __, 2000



                             YOUR VOTE IS IMPORTANT.
  PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY PROMPTLY. DO NOT SEND ANY
                        SHARE CERTIFICATES AT THIS TIME.

                                 PROXY STATEMENT
                             FOR SPECIAL MEETING OF
                                 SHAREHOLDERS OF
                      MILTON FEDERAL FINANCIAL CORPORATION
                                     [LOGO]


         Subject to the satisfaction of the conditions set forth in the merger agreement, BancFirst Ohio and Milton Federal Financial Corporation have agreed to merge Milton Federal Financial Corporation into BancFirst Ohio. If the merger is consummated, shareholders of Milton Federal Financial Corporation will become shareholders of BancFirst Ohio.

         On __________, 2000, the last reported sales prices on the Nasdaq National Market of Milton Federal Financial Corporation common shares and BancFirst Ohio common shares were $____ and $____ per share, respectively.

         The merger cannot occur unless the holders of a majority of the outstanding common shares of Milton Federal Financial Corporation approve it. The Milton Federal Financial Corporation Board of Directors has scheduled a Special Meeting of Milton Federal Financial Corporation shareholders to vote on the merger as follows:

                                   June 9, 2000
                                   2:00 p.m. local time
                                   American Legion building
                                   2334 South Miami Street
                                   West Milton, Ohio 45383

                  Subject to Completion, Dated March 21, 2000

                                   PROSPECTUS
                                       OF
                              BANCFIRST OHIO CORP.
                                     [LOGO]

                                  COMMON STOCK

         This document provides you with detailed information about the proposed merger. Milton Federal Financial Corporation has provided the information concerning Milton Federal Financial Corporation and BancFirst Ohio has provided the information concerning BancFirst Ohio. Please see "Where You Can Find More Information" for additional information about Milton Federal Financial Corporation and BancFirst Ohio on file with the Securities and Exchange Commission. This document also incorporates important business and financial information about Milton Federal Financial Corporation and BancFirst Ohio that is not delivered with this document. You may obtain documents incorporated by reference in this document by requesting them in writing or by telephone from Milton Federal Financial Corporation and BancFirst Ohio at the following addresses:


  Milton Federal Financial Corporation          BancFirst Ohio Corp.
  25 Lowry Drive                                422 Main Street, P.O. Box 4658
  West Milton, Ohio 45383                       Zanesville, Ohio  43702
  ATTN:  Glenn E. Aidt                          ATTN:  Gary N. Fields
  (937) 698-4168                                (740) 452-8444


         If you would like to request documents from Milton Federal Financial Corporation or BancFirst Ohio, please do so by __________ ____, 2000, to receive them before the Milton Federal Financial Corporation Special Meeting. If you request any such documents, the companies will mail them to you by first-class mail, or other equally prompt means, within one business day of receipt of your request.

         This document and proxy card, along with a copy of the BancFirst Ohio 1999 Annual Report to Shareholders, are being mailed to shareholders of Milton Federal Financial Corporation beginning about ___________, 2000.

                               ------------------

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED THE BANCFIRST OHIO COMMON STOCK TO BE ISSUED IN ACCORDANCE WITH THE MERGER AGREEMENT OR DETERMINED IF THIS DOCUMENT IS ACCURATE OR ADEQUATE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         YOU SHOULD BE AWARE THAT THIS IS A COMPLICATED TRANSACTION. WE URGE MILTON FEDERAL FINANCIAL CORPORATION SHAREHOLDERS TO READ AND CONSIDER CAREFULLY THIS DOCUMENT IN ITS ENTIRETY, INCLUDING THE MATTERS REFERRED TO BEGINNING ON PAGE ____ UNDER "RISK FACTORS".

         The date of this document is ________ __, 2000


                                TABLE OF CONTENTS


QUESTIONS AND ANSWERS ABOUT THE MERGER....................................................7

SUMMARY...................................................................................9

RISK FACTORS.............................................................................13

FORWARD LOOKING STATEMENTS...............................................................16

BANCFIRST OHIO SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA...........................17

MILTON FEDERAL FINANCIAL CORPORATION SELECTED CONSOLIDATED HISTORICAL

    FINANCIAL DATA.......................................................................19

BANCFIRST OHIO UNAUDITED PRO FORMA FINANCIAL STATEMENTS..................................21

COMPARATIVE PER SHARE DATA...............................................................25

COMPARATIVE STOCK PRICE AND DIVIDEND INFORMATION.........................................25

THE SPECIAL MEETING......................................................................27

THE MERGER...............................................................................30

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES...................................40

THE MERGER AGREEMENT.....................................................................43

STOCK OPTION AGREEMENT BETWEEN BANCFIRST OHIO AND MILTON FEDERAL FINANCIAL

    CORPORATION..........................................................................51

BANCFIRST OHIO CORP......................................................................53

MILTON FEDERAL FINANCIAL CORPORATION.....................................................55

DESCRIPTION OF BANCFIRST OHIO CAPITAL STOCK..............................................55

COMPARISON OF SHAREHOLDER RIGHTS.........................................................56

ANTI-TAKEOVER STATUTES UNDER OHIO LAW....................................................59

VOTING SECURITIES AND OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

    OF MILTON FEDERAL FINANCIAL CORPORATION..............................................60

LEGAL MATTERS............................................................................61

EXPERTS..................................................................................62

SHAREHOLDER PROPOSALS FOR 2000 ANNUAL MEETING............................................62

WHERE YOU CAN FIND MORE INFORMATION......................................................62

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q. WHY DO MILTON FEDERAL FINANCIAL CORPORATION AND BANCFIRST OHIO WANT TO MERGE?

A. Milton Federal Financial Corporation believes that shareholder value will be maximized and that its customers will benefit through an affiliation with BancFirst Ohio. BancFirst Ohio wants to serve its customers in Milton Federal Financial Corporation's service areas more effectively and expand BancFirst Ohio's presence in those markets.

Q. HOW WILL I BENEFIT?

A. The Milton Federal Financial Corporation Board of Directors believes that you will benefit by becoming a shareholder of a bank holding company with a strong financial performance record. The Milton Federal Financial Corporation Board of Directors also believes that you will benefit from receiving cash as partial consideration, and for the opportunity for potential future appreciation of BancFirst Ohio shares that you receive in connection with the merger.

Q. WHAT WILL I RECEIVE FOR MY MILTON FEDERAL FINANCIAL CORPORATION SHARES?

A. You will receive $6.80 in cash and .444 of a common share of BancFirst Ohio for each common share of Milton Federal Financial Corporation you own.

Q: WILL I OWE ANY FEDERAL INCOME TAX AS A RESULT OF THE MERGER?

A. In general, for federal income tax purposes you will not recognize any gain or loss with respect to the common stock you receive as a result of the merger, but you will have a gain, in certain circumstances taxable as ordinary income, with respect to any cash payment you receive.

Q: WHEN DO YOU EXPECT THE MERGER TO BE COMPLETED?

A: We plan to complete the transaction as soon as possible after the Special Meeting, assuming the required shareholder approval is obtained. The transaction is also subject to the approval of federal bank regulatory authorities and the satisfaction of other closing conditions. We expect the transaction to be completed in June 2000.

Q. WHEN AND WHERE WILL THE SPECIAL MEETING TAKE PLACE?

A. The Special Meeting will be held at 2:00 p.m. local time on Friday, June 9, 2000 at the American Legion building, 2334 South Miami Street, West Milton, Ohio 45383.

Q: WHAT DO I NEED TO DO NOW?

A: Just mail your completed, signed and dated proxy card in the enclosed return envelope as soon as possible so that your Milton Federal Financial Corporation shares will be represented at the Special Meeting, which will take place on June 9, 2000.

Q: WHAT IS THE DIFFERENCE BETWEEN HOLDING SHARES AS A SHAREHOLDER OF RECORD AND AS A BENEFICIAL OWNER?

A: Many Milton Federal Financial Corporation shareholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

       SHAREHOLDER OF RECORD

       If your shares are registered directly in your name with Milton Federal Financial Corporation's Transfer

Agent, you are considered, with respect to those shares, the shareholder of record and these proxy materials are being sent directly to you by Milton Federal Financial Corporation. As a shareholder of record, you have the right to grant your voting proxy directly to Milton Federal Financial Corporation or to vote in person at the meeting. Milton Federal Financial Corporation has enclosed a proxy card for your use.

       BENEFICIAL OWNER

       If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner of the shares held in street name and these proxy materials are being forwarded to you by your broker or nominee who is considered, with respect to those shares, the shareholder of record. As the beneficial owner, you have the right to direct your broker on how to vote and are also invited to attend the meeting. However, since you are not the shareholder of record, you may not vote these shares in person at the meeting. Your broker or nominee has enclosed a voting instruction card for your use.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: Your broker will vote your Milton Federal Financial Corporation shares only if you provide instructions on how to vote. You should follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

Q: MAY I CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: Yes. You can change your vote at any time before your proxy is voted at the Special Meeting. If you are the record holder of the shares, you can do this in three ways. First, you can send Milton Federal Financial Corporation a written statement that you would like to revoke your proxy. Second, you can send Milton Federal Financial Corporation a new signed and later-dated proxy card. Third, you can attend the Special Meeting and vote in person. However, your attendance alone will not revoke your proxy.

       For shares held beneficially by you, but not as record holder, you may change your vote by submitting new voting instructions to your broker or nominee.

Q: HOW CAN I VOTE MY SHARES IN PERSON AT THE MEETING?

A: Shares held directly in your name as the shareholder of record may be voted in person at the annual meeting. If you choose to do so, please bring the enclosed proxy card or proof of identification.

Q. HOW WILL MY SHARES BE VOTED IF I RETURN A BLANK PROXY CARD?

A. If you are the record holder of the shares and you sign and send in your proxy and do not indicate how you want to vote, your proxy will be counted as a vote in favor of the merger.

Q. WHAT WILL BE THE EFFECT IF I DO NOT VOTE?

A. Not voting will have the same effect as voting against the merger.

Q: SHOULD I SEND IN MY STOCK CERTIFICATE NOW?

A: No. If the merger is completed, Milton Federal Financial Corporation shareholders will receive written instructions for exchanging their share certificates.

Q. WHO CAN ANSWER MY QUESTIONS ABOUT THE MERGER?

A. If you have more questions about the merger, please call Glenn Aidt or Tom Eyer at (937) 698-4168.

                                     SUMMARY

                  This summary highlights selected information from this document and may not contain all of the information that is important to you. To understand the merger more fully and for a complete description of the legal terms of the merger, you should read carefully this entire document and the documents we have referred to you. See the section of this document entitled "Where You Can Find More Information" appearing on page __.

         Throughout this document, the term "merger" refers to the merger of Milton Federal Financial Corporation with and into BancFirst Ohio. The term "merger agreement" refers to the Agreement and Plan of Reorganization dated January 13, 2000, a copy of which is included at the back of this document as Annex A. The term "stock option agreement" refers to the Stock Option Agreement dated as of January 13, 2000.


                                  THE COMPANIES

MILTON FEDERAL FINANCIAL CORPORATION
25 Lowry Drive
West Milton, Ohio 45383
(937) 698-4168

         Milton Federal Financial Corporation is a savings and loan holding company which owns all of the outstanding stock of Milton Federal Savings Bank. Milton Federal Savings Bank is a federally chartered savings bank which serves the financial needs of families and local businesses in the West Milton, Ohio area, its primary market area, through its main office and three branch offices.

BANCFIRST OHIO CORP.
422 Main Street, P.O. Box 4658
Zanesville, Ohio  43702
(740) 452-8444

         BancFirst Ohio is a bank holding company which conducts a full-service commercial and retail banking business through its wholly-owned subsidiary, The First National Bank of Zanesville. BancFirst Ohio also owns a full-service financial planning company that conducts business under the name Chornyak & Associates, Inc.

         BancFirst Ohio is headquartered in Zanesville, Ohio, the county seat of Muskingum County. Through The First National Bank of Zanesville, BancFirst Ohio operates 22 full-service banking facilities which serve Muskingum, Licking, Franklin, Greene and Montgomery Counties, Ohio. Its primary market extends along Interstate 70 in Central Ohio and includes the markets of Zanesville, Newark, Columbus and Dayton. BancFirst Ohio primarily focuses on providing personalized, high quality and comprehensive banking services in order to develop and maintain long-term relationships with its customers.

                             REASONS FOR THE MERGER

         Milton Federal Financial Corporation and BancFirst Ohio have proposed the merger in order to serve the long-term interests of Milton Federal Financial Corporation and its shareholders and to strengthen BancFirst Ohio. The merger will enable Milton Federal Financial Corporation shareholders to participate in the future growth of the combined businesses of Milton Federal Financial Corporation and BancFirst Ohio, which are expected to benefit from opportunities for significant cost savings and revenue enhancements. The merger will also provide Milton Federal Financial Corporation customers with a broader range of products and services.

                         RECOMMENDATION TO SHAREHOLDERS

         The Milton Federal Financial Corporation Board of Directors unanimously recommends that Milton Federal Financial Corporation shareholders adopt the merger agreement and approve the transactions contemplated by the merger agreement, including the merger, so that the transaction may be completed.

                                   THE MERGER

         In the merger, Milton Federal Financial Corporation will merge with and into BancFirst Ohio. After the merger, Milton Federal Savings Bank will merge with and into First National. The shareholders of Milton Federal Financial Corporation will become shareholders of BancFirst Ohio. You will receive $6.80 in cash and .444 of a common share of BancFirst Ohio for each common share of Milton Federal Financial Corporation you own. For a complete description of what Milton Federal Financial Corporation shareholders will receive in the merger, see "The Merger Agreement - Terms of the Merger" on page ____ of this document. We encourage you to read the merger agreement because it is the legal document that governs the merger.

                       CONDITIONS TO COMPLETING THE MERGER

         Completion of the merger depends upon the satisfaction of a number of conditions, including, among others, the following:

         - Milton Federal Financial Corporation's shareholders must adopt the merger agreement by a vote of a majority of the outstanding shares;

         - the Federal Reserve Board and the Office of the Comptroller of the Currency must approve the merger;

         - BancFirst Ohio's tax counsel must provide a tax opinion that the merger will be a tax-free reorganization to the shareholders of Milton Federal Financial Corporation, to the extent of the share exchange; and

         - the mean average of the closing bid and asked prices for a share of BancFirst Ohio common stock for the ten trading days ending two days before the closing must not be less than $17.25.

         To the extent permitted by law, the merger agreement provides that certain of the closing conditions may be waived by the party entitled to assert them. The Milton Federal Financial Corporation Board of Directors does not currently intend to resolicit shareholder approval for its waiver of any of the conditions, including the conditions above.

                       TERMINATION OF THE MERGER AGREEMENT

         The merger agreement may be terminated for a number of reasons including, among others, the following:

         - by mutual agreement of the Board of Directors of BancFirst Ohio, Milton Federal Financial Corporation, The First National Bank of Zanesville, and Milton Federal Savings Bank; or

         - by the Board of Directors of BancFirst Ohio or Milton Federal Financial Corporation if the merger is not completed on or before December 31, 2000 or if any of the conditions of the merger are not satisfied.

                             STOCK OPTION AGREEMENT

         In connection with the execution of the merger agreement, Milton Federal Financial Corporation granted BancFirst Ohio an option to purchase 417,899 common shares of Milton Federal Financial Corporation at a price of $13.15 per share. Subject to specific terms and conditions, the option is exercisable only upon the occurrence of specific transactions with someone other than BancFirst Ohio. For a complete description of the stock option agreement, you should read "Stock Option Agreement Between BancFirst Ohio and Milton Federal Financial Corporation."

                    CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

         Milton Federal Financial Corporation and BancFirst Ohio have structured the merger to qualify as a reorganization for federal income tax purposes. Assuming that the merger qualifies as a reorganization, Milton Federal Financial Corporation shareholders will not recognize any gain or loss for federal income tax purposes with respect to the shares of BancFirst Ohio received in the merger and will recognize gain, in certain circumstances taxable as ordinary income, with respect to any cash received. No ruling has been or will be sought from the Internal Revenue Service as to the federal income tax consequences of the merger. TAX MATTERS ARE VERY COMPLICATED AND THE TAX CONSEQUENCES OF THE MERGER TO YOU MAY DEPEND ON THE FACTS OF YOUR OWN SITUATION. YOU SHOULD CONSULT YOUR OWN TAX ADVISOR TO UNDERSTAND FULLY THE TAX CONSEQUENCES OF THE MERGER TO YOU.

         For information on calculating your basis in the BancFirst Ohio common shares and cash you receive in the merger, you should see "Tax Consequences" beginning on page ____.

                            COMPARATIVE STOCK PRICES

         BancFirst Ohio common shares are traded on Nasdaq under the symbol "BFOH". Milton Federal Financial Corporation common shares are traded on Nasdaq under the symbol "MFFC". On January 12, 2000, the last trading day ending prior to the public announcement of the proposed merger, the Nasdaq sales price for Milton Federal Financial Corporation common shares was $11.50 and for BancFirst Ohio common shares was $20.375. On ________, 2000 the last reported sales price for Milton Federal Financial Corporation common shares was $_____ and for BancFirst Ohio common shares was $_____.

         BancFirst Ohio will file an application to list the shares of BancFirst Ohio common stock to be issued in the merger for trading on Nasdaq.

                              ACCOUNTING TREATMENT

         The merger will be accounted for by BancFirst Ohio under the purchase method of accounting.

                          REQUIRED REGULATORY APPROVALS

         Consummation of the merger is subject to approval by the Federal Reserve Board and the Office of the Comptroller of the Currency.

                               DISSENTERS' RIGHTS

         If you are a shareholder of Milton Federal Financial Corporation as of the record date and you do NOT vote in favor of the merger agreement, you will have the right under Section 1701.85 of Ohio's General Corporation Law to demand the fair cash value for your common shares of Milton Federal Financial Corporation. The right to make this demand is known as "dissenters' rights." To perfect your dissenters' rights, you must deliver to Milton Federal Financial Corporation a written demand for payment of the fair cash value of your common shares. You must state in your notice the amount that, in your opinion, is the fair cash value for your common shares. Your written demand must be delivered to Milton Federal Financial Corporation NOT LATER THAN TEN DAYS after the Milton Federal Financial Corporation Special Meeting. For additional information on your dissenters' rights, see the section of this document after this summary entitled "The Special Meeting - Dissenter's Rights."

                                  VOTE REQUIRED

         The affirmative vote of the holders of at least a majority of the outstanding common shares of Milton Federal Financial Corporation is required to approve the merger agreement. Directors and executive officers of Milton Federal Financial Corporation are entitled to vote 338,414 shares or approximately 13.42% of the outstanding common shares of Milton Federal Financial Corporation.

                        COMPARISON OF SHAREHOLDER RIGHTS

         BancFirst Ohio and Milton Federal Financial Corporation are each incorporated under Ohio's General Corporation Law. The material differences between the Articles of Incorporation and Codes of Regulations of BancFirst Ohio and Milton Federal Financial Corporation are described after this summary in the section of this document entitled "Comparison of Shareholder Rights."

                          OPINION OF FINANCIAL ADVISOR

         In deciding to approve the merger, Milton Federal Financial Corporation's Board of Directors considered, among other things, the oral opinion of its financial advisor, McDonald Investments Inc., that the financial consideration to be received by Milton Federal Financial Corporation shareholders in the merger was fair to the shareholders of Milton Federal Financial Corporation, from a financial point of view, as of January 12, 2000. McDonald Investments Inc. has also provided a written opinion that the financial consideration to be received by Milton Federal Financial Corporation shareholders was fair to the shareholders of Milton Federal Financial Corporation from a financial point of view, as of the date of this document. The written opinion of McDonald Investments Inc. is attached as Annex C to this document. We encourage you to read this opinion.

                                  RISK FACTORS

         In considering whether to approve and adopt the merger agreement, the shareholders of Milton Federal Financial Corporation should consider, in addition to the other information contained in this document, the following matters.

FLUCTUATION IN THE MARKET PRICE OF BANCFIRST OHIO COMMON SHARES WILL AFFECT THE VALUE OF THE CONSIDERATION YOU RECEIVE IN THE MERGER.

         If the merger closes, EACH outstanding common share of Milton Federal Financial Corporation will be cancelled on the day of the closing in exchange for the following:

            -   .444 of a common share of BancFirst Ohio, and

            -   $6.80 cash

         The value of the total consideration which you will receive on the day of the closing in exchange for each Milton Federal Financial Corporation common share will depend on the market value of a share of BancFirst Ohio on Nasdaq on the day of the closing. On January 12, 2000, the last trading day before the announcement of the execution of the merger agreement, the closing price of a common share of BancFirst Ohio on Nasdaq was $20.375. On __________, 2000, the closing price of a common share of BancFirst Ohio on Nasdaq was $______.

         On the day the merger closes, the market price of BancFirst Ohio may be higher or lower than the market price on the date the merger agreement was signed, on the date this document was mailed to you or on the date of the Special Meeting. Therefore, you cannot be assured of receiving any specific market value of BancFirst Ohio common shares on the date of the closing of the merger and we encourage you to determine the stock price of BancFirst Ohio common shares on Nasdaq prior to making your voting decision regarding the merger. However, Milton Federal Financial Corporation will have the right to terminate the merger agreement and abandon the merger before the closing if the average closing price per share of BancFirst Ohio common stock for the ten trading days ending two trading days before the closing falls below $17.25. You should refer to "The Merger Agreement - Terms of Merger" for more information about the value of the consideration you will receive in the merger.

         Although the Milton Federal Financial Corporation Board of Directors has the power to terminate the merger agreement and abandon the merger if the average closing price of a BancFirst Ohio common share for the ten days ending two trading days before the closing falls below $17.25, there is no assurance that the Board of Directors will exercise such power by terminating the merger agreement. If the average closing price falls below $17.25, the Board of Directors will evaluate the circumstances existing at the time and, in the exercise of the Directors' fiduciary duties, determine whether a termination is in the best interest of shareholders.

BANCFIRST OHIO MAY NOT BE ABLE TO SUCCESSFULLY MANAGE ITS GROWTH BY SUCCESSFULLY INTEGRATING THE OPERATIONS OF ACQUIRED ENTITIES.

         BancFirst Ohio's general strategy for growth has been to acquire banks and related businesses that it believes are compatible with its business. BancFirst Ohio completed the acquisition of County Savings Bank in 1996. At that time, County had total assets approximately equal to BancFirst Ohio's total assets. Since the completion of the acquisition, BancFirst Ohio has worked to integrate County's operations and personnel with First National. Because BancFirst Ohio did not have the systems and infrastructure in place at the time of the acquisition to accommodate the resulting doubling of its size, a significantly greater amount of time than initially anticipated has been spent developing systems to accommodate the growth that resulted from this acquisition. At present, BancFirst Ohio believes that its infrastructure is now in place to accommodate growth from additional acquisitions. To the extent that BancFirst Ohio continues to grow, it cannot assure you that it will be able to adequately and efficiently manage such growth. Moreover, it may not be able to obtain regulatory approval for any acquisitions it may want to make. If BancFirst Ohio fails to manage its growth effectively, its business, financial condition and results of operations could be materially and adversely affected.

         The earnings, financial condition and prospects of BancFirst Ohio after the merger with Milton Federal Financial Corporation will depend in part on BancFirst Ohio's ability to integrate successfully the operations of the acquired institution and to continue to implement its own business plan. Among the issues which BancFirst Ohio could face are:

         - unexpected problems with risks, operations, personnel, technology or credit;

         - loss of customers and employees of the acquired institution;

         - difficulty in working with the acquired institution's employees and customers;

         - the assimilation of new operations, sites and personnel could divert resources from regular banking operations;

         - generation of enough revenue from operations acquired by BancFirst Ohio to offset acquisition costs; and

         - instituting and maintaining uniform standards, controls, procedures and policies.

         Further, although BancFirst Ohio's Board of Directors anticipates cost savings as a result of the merger to be meaningful, BancFirst Ohio may be unable to fully realize any of the potential cost savings expected. Finally, any cost savings which are realized may be offset by losses in revenues or other charges to earnings.

CHANGING ECONOMIC CONDITIONS AND GEOGRAPHIC CONCENTRATION IN ONE MARKET MAY UNFAVORABLY IMPACT BANCFIRST OHIO.

         The operations of BancFirst Ohio and Milton Federal Financial Corporation are concentrated in the State of Ohio. As a result of this geographic concentration, BancFirst Ohio's and Milton Federal Financial Corporation's results depend largely upon economic conditions in this area. A deterioration in economic conditions in these markets could:

         - increase loan delinquencies;

         - increase problem assets and foreclosures;

         - increase claims and lawsuits;

         - decrease the demand for BancFirst Ohio's products and services; and

         - decrease the value of collateral for loans, especially real estate, in turn reducing customers' borrowing power, the value of assets associated with problem loans and collateral coverage.

BANCFIRST OHIO MAY BE UNABLE TO MANAGE INTEREST RATE RISKS, WHICH COULD REDUCE ITS NET INTEREST INCOME.

         BancFirst Ohio's results of operations are affected principally by net interest income, which is the difference between interest earned on loans and investments and interest expense paid on deposits and other borrowings. We cannot predict or control changes in interest rates. Regional and local economic conditions and the policies of regulatory authorities, including monetary policies of the Board of Governors of the Federal Reserve System, affect interest income and interest expense. BancFirst Ohio takes measures intended to manage the risks from changes in market interest rates. However, changes in interest rates can still have a material adverse effect on BancFirst Ohio's profitability.

         In addition, certain assets and liabilities may react in different degrees to changes in market interest rates. For example, interest rates on some types of assets and liabilities may fluctuate prior to changes in broader market interest rates, while interest rates on other types may lag behind. Some of BancFirst Ohio's assets, such as adjustable rate mortgages, have features, including rate caps, which restrict changes in their interest rates.

         Interest rates are highly sensitive to many factors that are beyond BancFirst Ohio's control. Some of these factors include:

         - inflation;
         - recession;
         - unemployment;
         - money supply;
         - international disorders; and
         - instability in domestic and foreign financial markets.

Changes in interest rates may affect:

         - the level of voluntary prepayments on its loans; and

         - the receipt of payment in its mortgage-backed securities resulting in the receipt of proceeds that may be reinvested at a lower rate than the loan or mortgage-backed security being prepaid.

         Although BancFirst Ohio pursues an asset-liability management strategy designed to control its risk from changes in market interest rates, changes in interest rates can still have a material adverse effect on its profitability.

CHANGES IN THE SBA PROGRAM OR INCREASED COMPETITION FOR SUCH LOANS COULD ADVERSELY AFFECT BANCFIRST OHIO'S PROFITABILITY.

         The SBA lending program is a federal government program. The U.S. Congress continues to scrutinize government programs, including the SBA lending program. BancFirst Ohio cannot assure you that its participation in the SBA lending program will continue in its present manner. BancFirst Ohio's strategic plan includes an emphasis on continued growth of its SBA lending program. Loans generated through this program contain portions (typically 75%) which are guaranteed by the government. BancFirst Ohio has sold these guaranteed portions in the secondary market. The non-interest income it generates from these sales has been an important source of revenue for BancFirst Ohio, and continues to play a significant role in earnings. For the year ended December 31, 1999, gains on sales of SBA and other government guarantee loan originations totaled $1.8 million, and represented 16.9% of non-interest income. Future non-interest income from these activities depends on BancFirst Ohio's ability to generate and sell loans under the SBA lending program. If the U.S. Congress changes the SBA lending program, or if BancFirst Ohio has increased competition for such loans, its operating results could be adversely affected.

                           FORWARD LOOKING STATEMENTS

         The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for certain forward-looking statements. Forward-looking statements include the information concerning future results of operations, cost savings and synergies of BancFirst Ohio and Milton Federal Financial Corporation after the merger set forth in "Questions and Answers About the Merger," "Summary," "The Merger," and those preceded by, followed by or that otherwise include the statements "should," "believe," "expect," "anticipate," "intend," "may," "will," "continue," "estimate" and other expressions that indicate future events and trends. Although Milton Federal Financial Corporation and BancFirst Ohio believe that in making such statements their expectations are based on reasonable assumptions, such statements may be influenced by risks and uncertainties which could cause actual results and trends to be materially different from historical results or those anticipated depending on a variety of factors. These include, without limitation:

         - expected cost savings from the merger may not be fully realized or realized within the expected time frame;
         - revenues following the merger may be lower than expected or deposit withdrawals, operating costs or customer loss and business disruption following the merger may be greater than expected;
         - competitive pressures among depository and other financial services companies may increase significantly;
         - costs or difficulties related to the integration of the businesses acquired by BancFirst Ohio are greater than expected;
         - changes in the interest rate environment reduce interest margins, cause an increase in the prepayment rate on mortgages held and securitized and other loans or reduce the demand for new loans;
         - general economic or business conditions, either internationally or in the markets in which the combined company will be doing business, are less favorable than expected, resulting in, among other things, a deterioration in credit quality or a reduced demand for credit;
         - legislation or regulatory requirements or changes adversely affect the businesses in which BancFirst Ohio is engaged; and
         - changes in the securities markets.

         You should understand that these factors, in addition to those discussed elsewhere in this document and in documents which have been incorporated by reference, could affect the future results of BancFirst Ohio and Milton Federal Financial Corporation, and could cause those results to be materially different from those expressed in their forward-looking statements. BancFirst Ohio and Milton Federal Financial Corporation do not undertake any obligation to update any forward looking statements to reflect events or circumstances arising after the date of this document.

                                 BANCFIRST OHIO
                 SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA

         The following information presents selected consolidated financial data of BancFirst Ohio and its subsidiaries. Certain financial data has been derived from BancFirst Ohio's audited consolidated financial statements. The following information is only a summary and you should read it in conjunction with BancFirst Ohio's consolidated financial statements and related notes included in BancFirst Ohio's Form 10-K for the year ended December 31, 1999, which is incorporated in this document by reference.

                                                                          AT OR FOR THE YEAR ENDED DECEMBER 31,
                                                        1999           1998             1997             1996(9)          1995
                                                    -------------  -------------     ------------     ------------    ----------
                                                                        (Dollars in Thousands Except per Share Data)
STATEMENT OF INCOME DATA:
    Interest income                                    $  88,114       $ 86,657          $ 84,692         $ 53,177      $ 34,063
    Interest expense                                      49,647         50,150            48,256           28,630        16,357
                                                    -------------  -------------     -------------    -------------   -----------
    Net interest income                                   38,467         36,507            36,436           24,547        17,706
    Provision for possible loan losses                     1,580          1,225             1,221            1,257           967
    Non-interest income                                   10,753          9,948             7,768            6,258         4,984
    Non-interest expense                                  29,651         29,827            26,677           21,235        12,805
                                                    -------------  -------------     -------------    -------------   -----------
    Income before income taxes and
       extraordinary item                                 17,989         15,403            16,306            8,313         8,918
    Provision for federal income tax                       5,685          4,835             5,536            2,354         2,706
                                                    -------------  -------------     -------------    -------------   -----------
    Income before extraordinary item                      12,304         10,568            10,770            5,959         6,212
    Extraordinary item - prepayment charges
       on early repayment of Federal Home
       Loan Bank Advances, net of tax                         --            400                --               --            --
                                                    -------------  -------------     -------------    -------------   -----------
    Net income                                         $  12,304       $ 10,168          $ 10,770          $ 5,959       $ 6,212
                                                    =============  =============     =============    =============   ===========
PER SHARE DATA: (1)
    Income before extraordinary item                    $   1.58        $  1.33           $  1.35           $  .89       $  1.04
    Net income                                              1.58           1.28              1.35              .89          1.04
    Dividends                                                .57            .55               .53              .51           .47
    Book value                                             10.55          11.09             10.72             9.79          8.42
    Tangible book value                                     8.89           9.58              9.13             8.01          8.40
BALANCE SHEET DATA:
    Total assets                                      $1,274,206    $ 1,181,011       $ 1,081,618      $ 1,056,920     $ 476,429
    Loans                                                849,767        777,063           761,027          721,855       268,818
    Allowance for possible loan losses                     7,431          6,643             6,617            6,599         3,307
    Securities                                           331,235        327,615           271,521          284,576       178,252
    Deposits                                             799,176        789,622           747,047          732,689       348,545
    Borrowings                                           385,498        296,750           239,449          236,609        74,135
    Shareholders' equity                                  80,108         87,535            85,333           77,894        50,010
PERFORMANCE RATIOS:
    Return on average assets (2)                           1.02%          0.89%             0.98%            0.85%         1.38%
    Return on average equity (3)                           14.29          11.55             13.20            10.05         13.05
    Net interest margin (4)                                 3.47           3.48              3.55             3.78          4.27
    Interest rate spread (4)                                3.12           3.05              3.08             3.22          3.55
    Non-interest income to average assets                   0.89           0.88              0.71             0.90          1.11
    Non-interest expense to average assets(5)               2.33           2.36              2.30             2.59          2.84
    Efficiency ratio(6)                                    56.56          56.81             56.67            57.33         56.63

ASSET QUALITY RATIOS (7):
    Non-performing loans to total loans                    0.42%          0.48%             0.29%            0.35%         0.38%
    Non-performing assets to total assets                   0.30           0.37              0.28             0.29          0.22
    Allowance for possible loan losses to total loans       0.87           0.85              0.87             0.91          1.23
    Allowance for possible loan losses to
    non-performing loans                                   209.0          178.3             298.3            258.0         322.9
    Net charge-offs to average loans                        0.10           0.16              0.16             0.19          0.29

                                                                                                     (continued on following page)




CAPITAL RATIOS (8):
    Shareholders' equity to total assets                    6.29%          7.41%             7.89%            7.37%        10.50%
    Tier 1 capital to average total assets                  7.77           6.52              6.52             6.06         10.49
    Tier 1 capital to risk-weighted assets                 11.37          10.34             10.37            10.08         17.70


(1) Per share data has been restated to reflect all stock dividends and stock splits.
(2) Excluding the effects of non-recurring charges and income (including the extraordinary item in 1998), the return on average assets was 1.02%, 1.02%, .95%, 1.10%, and 1.38% for the years ended December 31, 1999, 1998, 1997,
     1996, and 1995, respectively.
(3) Excluding the affects of non-recurring charges and income (including the extraordinary item in 1998), the return on average equity was 14.29%, 13.21%, 12.80%, 12.98%, and 13.05% for the years ended December 31, 1999,
     1998, 1997, 1996, and 1995, respectively.
(4) Interest rate spread represents the difference between the weighted average yield on interest earning assets and the weighted average cost of interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.
(5) Excludes amortization of intangibles and non-recurring charges totaling $1,629,000 for the year ended December 31, 1998 for merger, restructuring and branch closing costs and $2,632,000 in 1996 related to the special one-time SAIF assessment and restructuring costs.
(6) The efficiency ratio is equal to non-interest expense (excluding non-recurring charges and amortization of intangible assets) divided by net interest income determined on a fully tax equivalent basis plus non-interest income less gains or losses on securities transactions and non-recurring income.
(7) At December 31, 1999, the Company had one restructured loan with an aggregate principal amount of $2,986,000 that was considered impaired though on accrual status, and had a specific reserve assigned to it in the amount of $448,000. Including restructured loans, the Company's asset quality ratios at December 31, 1999 would be as follows: non-performing loans plus restructured loans to total loans, 0.77%; non-performing assets plus restructured loans to total assets, 0.53%; allowance for possible loan losses to non-performing loans plus restructured loans, 113.6%.
(8) For definitions and information relating to our regulatory capital requirements, see "Regulation and Supervision."
(9) BancFirst Ohio's acquisition of County Savings in August 1996 significantly affects the comparability of its results of operations for prior years.

      MILTON FEDERAL FINANCIAL CORPORATION SELECTED CONSOLIDATED HISTORICAL
                                 FINANCIAL DATA

         The following is a summary of selected financial data for Milton Federal Financial Corporation and its subsidiary at and for the three month periods ended December 31, 1999, and December 31, 1998, and at and for the years ended September 30, 1999, 1998, 1997, 1996 and 1995. This summary should be read in conjunction with the financial statements and their notes which are incorporated by reference to this document.


                                AT OR FOR THE THREE MONTHS
                                       ENDED DECEMBER 31,                      AT OR FOR THE YEAR ENDED SEPTEMBER 30,
                               ---------------------------- ------------------------------------------------------------------------
                                   1999           1998          1999           1998           1997           1996            1995
                               -------------- ------------- -------------- -------------- -------------- -------------- ------------
                                                           (Dollars in thousands, except per share amounts)
STATEMENT OF INCOME DATA:
  Interest income              $      4,536    $    4,215   $     17,364   $     16,219   $     13,773   $     12,665   $    11,139
  Interest expense                    2,860         2,761         11,033         10,348          8,149          6,819         5,236
                               -------------- ------------- -------------- -------------- -------------- -------------- ------------
  Net interest income                 1,676        1, 454          6,331          5,871          5,624          5,846         5,903
  Provision for possible loan
    losses                               25            30            120            229             75            154            64
  Non-interest income                   142           157            552            796            497            457           257
  Non-interest expense                1,113         1,108          4,337          4,146          3,959          4,410         3,300
                               -------------- ------------- -------------- -------------- -------------- -------------- ------------
  Income before income taxes            680           473          2,426          2,292          2,087          1,739         2,796
  Provision for federal
    income tax                          231           162            823            790            709            595           947
                               -------------- ------------- -------------- -------------- -------------- -------------- ------------
  Net income                        $   449        $  311       $  1,603       $  1,502       $  1,378       $  1,144       $ 1,849
                               ============== ============= ============== ============== ============== ============== ============

PER SHARE DATA:
  Net income, basic                $   0.23       $  0.15       $   0.80       $   0.72       $   0.65       $   0.51       $  0.77
  Net income, diluted                  0.23          0.15           0.80           0.71           0.65           0.50          0.77
  Dividends                            0.15          0.15           0.60           0.60           3.09           1.43          0.19
  Tangible book value                 12.75         12.64          12.67          12.63          12.58          15.16         16.28
BALANCE SHEET DATA:
  Total assets                     $259,963      $249,052      $ 256,677       $235,276       $209,958      $ 180,831     $ 161,680
  Loans                             199,863       184,140        195,507        172,023        127,958        117,236       101,091
  Allowance for possible loan
    losses                              791           706            765            676            562            487           333
  Securities                         51,304        58,751         52,118         54,286         70,755         58,215        55,261
  Deposits                          166,315       166,975        168,471        154,647        142,832        128,554       117,898
  Borrowings                         66,359        53,306         61,483         52,430         39,570         17,489         5,260
  Shareholders' equity               25,289        25,983         25,028         26,283         26,388         33,479        37,502
PERFORMANCE RATIOS:
  Return on average assets             0.69%         0.51%          0.64%          0.67 %         0.73%          0.67%         1.22%
  Return on average equity             7.13          4.75           6.31           5.82           5.08           3.28          5.01
  Net interest margin (1)              2.66          2.44           2.61           2.68           3.08           3.50          4.01
  Interest rate spread (1)             2.30          1.97           2.19           2.16           2.42           2.55          2.95
  Non-interest income to
    average assets                     0.22          0.26           0.22           0.35           0.27           0.27          0.17
  Non-interest expense to
    average assets                     1.73          1.83           1.74           1.84           2.11           2.58          2.18
  Efficiency ratio (2)                61.17         70.80          64.05          66.66          67.16          72.56         53.38
ASSET QUALITY RATIOS:
  Non-performing loans to
    total loans                        0.23%         0.56%          0.32%          0.64 %         0.49%          0.51%         0.51%
  Non-performing assets to
    total assets                       0.25          0.41           0.26           0.47           0.30           0.35          0.34
  Allowance for possible loan
    losses to total loans              0.40          0.39           0.40           0.39           0.44           0.42          0.33
  Allowance for possible loan
    losses  to non-performing loans  173.86         70.19         116.46          61.40          90.06          81.57         64.04
  Net charge-offs to average loans       --            --           0.02           0.08             --             --            --


                                                                                                      (continued on following page)


    CAPITAL RATIOS:
      Shareholders' equity to          9.00 %       8.90 %       8.90 %         9.30 %        10.34 %        11.56 %       15.76  %
    total assets
      Tier 1 capital to total          9.00         8.90         8.90           9.30          10.34          11.56         15.76
    assets
      Tier 1 capital to               17.80        17.40        17.70          18.50          22.83          24.25         34.04
    risk-weighted    assets

(1) Interest rate spread represents the difference between the weighted average yield on interest earning assets and the weighted average cost of interest-bearing liabilities, and net interest margin represents net interest income as a percentage of average interest-earning assets.
(2) The efficiency ratio is equal to non-interest expense (excluding non-recurring charges and amortization of intangible assets) divided by net interest income determined on a fully tax equivalent basis plus non-interest income less gains or losses on securities transactions and non-recurring income.

             BANCFIRST OHIO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

Unaudited Pro Forma Condensed Consolidated Balance Sheet
December 31, 1999

                                                           BancFirst          Milton           Pro Forma               Pro Forma
                                                           Historical       Historical        Adjustments             Consolidated
                                                           ----------       ----------        -----------             ------------
ASSETS:                                                                             (In thousands)
Cash and due from banks, federal
  funds sold and interest bearing deposits                  $  32,374        $   3,604         $      -              $    35,978
Investment securities                                         331,235           51,303             (120)(2)              366,392
                                                                                                (16,026)(1)
Loans receivable                                              849,767          199,863           (7,000)(2)            1,042,630
Allowance for possible loan losses                            (7,431)            (791)                -                  (8,222)
                                                            ---------        ---------         --------              -----------
Loans receivable - net                                        842,336          199,072          (7,000)                1,034,408
Premises and equipment                                         14,789            2,576                -                   17,365
Goodwill and other intangibles                                 12,606                -           10,008(1)                24,299
                                                                                                  1,685(2)
Other assets                                                   40,866            3,408            3,022(2)                47,296
                                                            ---------        ---------         --------              -----------

Total assets                                              $ 1,274,206        $ 259,963        $  8,431)              $ 1,525,738
                                                          ===========        =========        =========              ===========


LIABILITIES AND SHAREHOLDERS' EQUITY:
Liabilities:
Deposits                                                  $   799,176        $ 166,315        $      64(2)          $   965,555
Federal funds purchased                                        24,100                -                -                   24,100
Borrowings                                                    361,398           66,359            (550)(2)               427,207
Other liabilities                                               9,424            2,000                -                   11,424
                                                            ---------        ---------         --------              -----------
Total liabilities                                           1,194,098          234,674            (486)                1,428,286
                                                            ---------        ---------         --------              -----------

Shareholders' Equity:
Common stock, no par value                                     66,318           25,273         (25,273)(3)                83,662
                                                                                                 17,344(1)
Retained earnings                                              35,795            8,675          (8,675)(3)                35,795
Accumulated other comprehensive income                        (8,334)            (140)              140(3)               (8,334)
Treasury stock and other                                     (13,671)          (8,519)            8,519(3)              (13,671)
                                                            ---------        ---------         --------              -----------
Total shareholders' equity                                    80,108           25,289           (7,945)                   97,452
                                                            ---------        ---------         --------              -----------

Total liabilities and shareholders' equity                $1,274,206         $259,963         $ (8,431)              $ 1,525,738
                                                          ===========        =========        =========              ===========


Unaudited Pro Forma Condensed Consolidated Statement of Income
Year ended December 31, 1999
                                                        BancFirst          Milton          Pro Forma                Pro Forma
                                                        Historical       Historical       Adjustments              Consolidated
                                                        ----------       ----------       -----------              ------------
                                                                                    (In thousands)
Interest income:
  Interest and fees on loans                             $  66,685        $  14,527         $    875(1)             $  82,087
  Securities                                                21,429            3,158               15(1)             $  23,721
                                                                 -                -             (881)(2)                    -
                                                         ---------        ---------         --------                ---------
  Total interest income                                     88,114           17,685                9                  105,808
                                                         ---------        ---------         --------                ---------
Interest expense:
  Deposits                                                  31,999            7,959              (64)(1)               39,894
  Borrowings                                                17,648            3,173               88(1)                20,909
                                                         ---------        ---------         --------                ---------
  Total interest expense                                    49,647           11,132               24                   60,803
                                                         ---------        ---------         --------                ---------
Net interest income                                         38,467            6,553              (15)                  45,005
Provision for possible loan losses                           1,580              115                -                    1,695
                                                         ---------        ---------         --------                ---------
Net interest income after provision
  for possible loan losses                                  36,887            6,438              (15)                  43,310
                                                         ---------        ---------         --------                ---------
Other income:
  Trust and custodian fees                                   2,508                -                -                    2,508
  Customer service fees                                      2,245              345                -                    2,590
  Gains on sales of loans                                    2,449               21                -                    2,470
  Investment securities gains, net                             318               49                -                      367
  Other                                                      3,233              122                -                    3,355
                                                         ---------        ---------         --------                ---------
  Total other income                                        10,753              537                -                   11,290
                                                         ---------        ---------         --------                ---------
Other expenses:
  Salaries and employee benefits                            16,791            2,474                -                   19,265
  Net occupancy expense                                      1,699              448                -                    2,147
  Amortization of intangibles                                1,411                -              682(1)                 2,093
  Other                                                      9,750            1,420                -                   11,170
                                                         ---------        ---------         --------                ---------
  Total other expenses                                      29,651            4,342              682                   34,675
                                                         ---------        ---------         --------                ---------
Income before income taxes
  and extraordinary item                                    17,989            2,633             (697)(5)(3)            19,925
Provision for federal income taxes                           5,685              892                                     6,572
                                                         ---------        ---------         --------                ---------
Net income                                               $  12,304        $   1,741         $   (692)               $  13,353
                                                         =========        =========         ========                =========
Earnings per share:
  Basic                                                  $   1.58         $   0.86                                  $    1.54
  Diluted                                                $   1.58         $   0.86                                  $    1.54

Weighted average number of shares outstanding:
  Basic                                                     7,794            2,016            (2,016)(4)                8,683
                                                                                                 889(5)
  Diluted                                                   7,802            2,016            (2,016)(4)                8,691
                                                                                                 889(5)

BANCFIRST OHIO
NOTES TO UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

BASIS OF PRESENTATION

         The preceding pro forma adjustments are based on available information and certain estimates and assumptions. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments. BancFirst Ohio believes that such assumptions provide a reasonable basis for presenting all of the significant effects of the following transactions and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma consolidated condensed financial statements.

ADJUSTMENTS TO PRO FORMA CONSOLIDATED CONDENSED BALANCE SHEET

(1) Represents the proposed acquisition for a total purchase price of $31,370, subject to adjustment based on actual shares outstanding of Milton Federal Financial Corporation as of the closing date. In addition, estimated acquisition related costs totaling approximately $2,000 are capitalized for obligations under employment contracts, severance payments and legal and other transaction related fees. The proposed acquisition, which will be funded partially with the issuance of approximately 889,000 shares of BancFirst Ohio common stock having a market value of $19.50 per share and partially with cash obtained from sales of investment securities, is summarized as follows:

          Value of BancFirst Ohio common stock issued                           $17,344
          Cash paid to Milton Federal Financial Corporation shareholders         14,026
                                                                                -------
          Total purchase price                                                   31,370
          Capitalized acquisition costs                                           2,000
                                                                                -------
          Total acquisition cost                                                 33,370
          Milton Federal Financial Corporation shareholders' equity              25,289
                                                                                -------
          Excess acquisition cost over book value                                 8,081
          Adjustments to reflect fair value (see (2) below)                       1,927
                                                                                -------
          Total goodwill                                                        $10,008
                                                                                =======

(2) Represents adjustments to reflect fair values of assets and liabilities as follows:

                  Securities held to maturity              $  (120)
                  Loans receivable                          (7,000)
                  Deposits                                    (64)
                  Borrowings                                   550
                  Core deposit intangible                    1,685
                  Deferred income tax asset                  3,022
                                                           -------
                  Total fair value adjustments             $(1,927)
                                                           =======

(3) Represents elimination of Milton Federal Financial Corporation equity accounts.

BANCFIRST OHIO
NOTES TO UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

ADJUSTMENTS TO PRO FORMA CONSOLIDATED CONDENSED STATEMENTS OF INCOME

(1) Represents the amortization of the purchase accounting adjustments over the following periods:

                                                  Amortization      Amortization
                                                     Period            Method
                                                     ------            ------

              Securities held to maturity            8 years        Level yield
              Loans receivable                       8 years        Level yield
              Deposits                               1 year         Straight line
              Borrowings                          6.25 years        Straight line
              Core deposit intangible               10 years        Straight line
              Goodwill                              20 years        Straight line

(2) Represents reduction in interest income on securities sold to provide the cash funding for the acquisition.

(3) Represents the estimated income tax effects on the pro forma adjustments at an effective tax rate of 35%.

(4)      Eliminates common shares outstanding of Milton Federal Financial
         Corporation.

(5) Represents estimated common shares of BancFirst Ohio issued in connection with the proposed acquisition.

                           COMPARATIVE PER SHARE DATA

         Set forth below are net income, cash dividends and book value per common share data shown separately for both companies on a historical basis, for BancFirst Ohio on a pro forma basis, for both companies on a pro forma combined basis and on a pro forma combined basis per Milton Federal Financial Corporation equivalent share.

         The Milton Federal Financial Corporation equivalent share pro forma information shows the effect of the merger from the perspective of an owner of Milton Federal Financial Corporation common stock. The information was computed by multiplying the pro forma combined information by the exchange ratios. In reviewing this information, keep in mind that it does not reflect the payment of $6.80 per common share to the shareholders of Milton Federal Financial Corporation.

         You should read the respective audited and unaudited consolidated financial statements and related notes of BancFirst Ohio and Milton Federal Financial Corporation incorporated by reference into this document.

                                                       BANCFIRST         BANCFIRST         MILTON        MILTON FEDERAL
                                                         OHIO              OHIO            FEDERAL          EQUIVALENT
                                                      HISTORICAL         PRO-FORMA        HISTORICAL         PRO-FORMA
                                                      ----------         ---------        ----------     --------------
Net income per share (diluted):
   Year ended December 31, 1999                            1.58              1.54            0.86               0.68

Cash dividends per share:
   Year ended December 31, 1999                            0.57              0.57            0.60               0.24

Book value per share at December 31, 1999                 10.55             11.49           11.92               5.10

Market value per share at January 12, 2000                20.38               N/A           11.50               9.05


                COMPARATIVE STOCK PRICE AND DIVIDEND INFORMATION

         Milton Federal Financial Corporation common shares are traded on Nasdaq under the symbol "MFFC." BancFirst Ohio common shares are traded on Nasdaq under the symbol "BFOH."

         The following table sets forth, for the calendar quarters indicated, the high and low sales prices per common share of Milton Federal Financial Corporation and BancFirst Ohio as quoted on Nasdaq, and the dividends per share declared during such quarter.

                                  BANCFIRST OHIO                                      MILTON FEDERAL
                      ---------------------------------------------      ------------------------------------------

                             Market Price              Dividends               Market Price              Dividends
                         --------------------                              --------------------
                        High              Low           Declared          High              Low           Declared
                        ----              ---        --------------       ----              ---         -----------
1999:
1st Quarter           $  30.00           $ 24.75         $ 0.140          $ 15.00          $ 13.00          $ 0.15
2nd Quarter              27.25             23.13           0.140            14.25            11.75            0.15
3rd Quarter              25.31             21.00           0.140            13.50            11.63            0.15
4th Quarter              25.25             19.13           0.145            13.00            11.00            0.15

1998:
1st Quarter              26.25             23.38           0.135            17.00            15.13            0.15
2nd Quarter              35.00             23.75           0.135            16.44            15.00            0.15
3rd Quarter              35.50             25.00           0.135            15.00            12.31            0.15
4th Quarter              31.50             27.00           0.140            15.63            12.56            0.15

         On _________, 2000 the last reported sales prices for BancFirst Ohio common shares and Milton Federal Financial Corporation common shares on Nasdaq were $________ and ________, respectively, per share. As of ________, 2000 there were approximately ________ holders of record of BancFirst Ohio common shares, which BancFirst Ohio believes represents approximately ______ beneficial holders. As of ________, 2000 there were approximately ________ holders of record of Milton Federal Financial Corporation common shares, which Milton Federal Financial Corporation believes represents approximately ________ beneficial holders.

                               THE SPECIAL MEETING

INTRODUCTION

         This document is being furnished to the shareholders of Milton Federal Financial Corporation in connection with the solicitation of proxies by the Board of Directors of Milton Federal Financial Corporation for use at the Special Meeting of Milton Federal Financial Corporation shareholders to be held on Friday, June 9, 2000 at 2:00 p.m., local time, at the American Legion building, 2334 South Miami Street, West Milton, Ohio 45383, and at any adjournments or postponements. Each copy of this document mailed to shareholders is accompanied by a proxy card furnished in connection with the solicitation of proxies by the Milton Federal Financial Corporation Board of Directors for use at the Special Meeting.

MATTERS TO BE CONSIDERED; BOARD OF DIRECTORS RECOMMENDATION

         At the Special Meeting, Milton Federal Financial Corporation shareholders will be asked to:

         -    vote upon the following resolution:

              Resolved, that the Agreement and Plan of Reorganization, dated January 13, 2000, by and among BancFirst Ohio Corp., The First National Bank of Zanesville, Milton Federal Financial Corporation and Milton Federal Savings Bank, a copy of which is attached to the proxy statement of Milton Federal Financial Corporation dated _________, 2000, and the transactions contemplated thereby, including the merger of Milton Federal Financial Corporation with and into BancFirst Ohio Corp., and the cancellation of each outstanding common share of Milton Federal Financial Corporation in exchange for the rights to receive $6.80 cash and 0.444 common share of BancFirst Ohio Corp., be and they hereby are, approved and adopted.
         - vote upon such other business as may properly come before the Special Meeting or any adjournments or postponements thereof (including, without limitation, adjournment or postponement of the Special Meeting in order to allow for additional solicitation of shareholder votes in order to obtain a quorum or in order to obtain more votes in favor of the merger agreement).

         The Board of Directors knows of no business that will be presented for consideration at the Special Meeting other than the matters described in this document.

         The Milton Federal Financial Corporation Board of Directors has determined that the adoption of the merger agreement is in the best interests of Milton Federal Financial Corporation shareholders. ACCORDINGLY, THE BOARD RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE ADOPTION OF THE MERGER AGREEMENT AND THE APPROVAL OF THE TRANSACTIONS CONTEMPLATED BY THE MERGER AGREEMENT, INCLUDING THE MERGER. SEE "THE MERGER - BACKGROUND OF THE MERGER" AND "- BACKGROUND AND REASONS FOR THE MERGER."

         SHAREHOLDERS ARE REQUESTED TO COMPLETE, DATE, SIGN AND RETURN THE ACCOMPANYING PROXY CARD IN THE ENCLOSED POSTAGE-PAID ENVELOPE. FAILURE TO RETURN A PROPERLY EXECUTED PROXY CARD OR TO VOTE AT THE SPECIAL MEETING WILL HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT.

RECORD DATE AND VOTING

         Only the holders of record of Milton Federal Financial Corporation common shares as of the close of business on ________ __, 2000 are entitled to notice of and to vote at the Special Meeting. At the close of business on the record date, there were 2,099,995 common shares of Milton Federal Financial Corporation outstanding and entitled to vote, held by approximately 1,004 shareholders of record and beneficially by approximately _____ shareholders. Directors and executive officers of Milton Federal Financial Corporation and its affiliates (as a group) were entitled to vote _____ common shares of Milton Federal Financial Corporation, or approximately ____% of the outstanding votes entitled to be cast at the Special Meeting. Holders of record of Milton Federal Financial Corporation common shares as of the close of business on the record date are entitled to one vote per share on any matter voted on at the Special Meeting.

         The presence, either in person or by proxy, of the holders of a majority of the outstanding common shares of Milton Federal Financial Corporation as of the record date is necessary to constitute a quorum at the Special Meeting. Broker non-votes and abstentions count for the purpose of determining a quorum at the Special Meeting. A broker non-vote will occur if a broker who holds shares of Milton Federal Financial Corporation in street name for its customer does not receive voting instructions from its customer.

         SHAREHOLDERS SHOULD NOT FORWARD ANY SHARE CERTIFICATES WITH THEIR PROXY CARDS. IF THE MERGER IS CONSUMMATED, SHARE CERTIFICATES SHOULD BE DELIVERED IN ACCORDANCE WITH INSTRUCTIONS SET FORTH IN A LETTER OF TRANSMITTAL, WHICH WILL BE SENT TO SHAREHOLDERS BY CHASEMELLON SHAREHOLDER SERVICES IN ITS CAPACITY AS THE EXCHANGE AGENT, PROMPTLY AFTER THE MERGER IS EFFECTIVE.

VOTE REQUIRED

         The affirmative vote of the holders of at least a majority of the outstanding common shares of Milton Federal Financial Corporation entitled to vote on the matters to be acted upon is required to adopt the merger agreement. THE FAILURE TO SUBMIT A PROXY CARD OR VOTE IN PERSON AT THE SPECIAL MEETING HAS THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT. ABSTENTIONS AND BROKER NON-VOTES ALSO HAVE THE SAME EFFECT AS A VOTE AGAINST THE MERGER AGREEMENT. BROKERS WHO HOLD COMMON SHARES OF MILTON FEDERAL FINANCIAL CORPORATION AS NOMINEES WILL NOT HAVE DISCRETIONARY AUTHORITY TO VOTE SHARES WITH RESPECT TO THE MERGER AGREEMENT ABSENT INSTRUCTIONS FROM THE BENEFICIAL OWNER. THEREFORE, BY NOT GIVING SUCH INSTRUCTIONS, YOU WILL IN EFFECT BE VOTING AGAINST THE MERGER.

         The proxy holders named in the enclosed proxy card will vote all common shares of Milton Federal Financial Corporation represented by proxy cards that are properly signed and returned by shareholders in accordance with the instructions contained on the proxy card. You may specify your voting choices by marking the appropriate boxes on the proxy card. IF YOU PROPERLY SIGN AND RETURN THE PROXY CARD SENT TO YOU BY MILTON FEDERAL FINANCIAL CORPORATION, BUT DO NOT SPECIFY YOUR VOTING CHOICES, YOUR SHARES WILL BE VOTED "FOR" ALL PROPOSALS AND THE ADOPTION OF THE MERGER AGREEMENT AS RECOMMENDED BY THE BOARD OF DIRECTORS.

         The Milton Federal Financial Corporation Board of Directors is not aware of any matters other than those set forth in the Notice of Special Meeting of Shareholders that may be brought before the Special Meeting. If any other matters properly come before the Special Meeting, the persons named in the accompanying proxy will vote the shares represented by all properly executed proxies on such matters in their discretion.

REVOCABILITY OF PROXIES

         A shareholder of record may revoke a proxy at any time prior to its exercise by:

         - delivering to Milton Federal Financial Corporation, 25 Lowry Drive, West Milton, Ohio 45383, attention: Glenn Aidt, a written notice of revocation prior to the Special Meeting,

         - delivering, prior to the Special Meeting, a duly executed proxy bearing a later date, or

         -  attending the Special Meeting and voting in person.

         For shares held beneficially, but not as record holder, a shareholder may change a previous vote by submitting new voting instructions to the broker or nominee.

         The presence of a shareholder at the Special Meeting will not in and of itself automatically revoke such shareholder's proxy. If shares are held of record, you can vote at the Special Meeting. A beneficial holder may not vote or revoke a proxy at the Special Meeting unless he/she has received an executed proxy from the broker or nominee.

SOLICITATION OF PROXIES

         All expenses of Milton Federal Financial Corporation's solicitation of proxies, including the cost of mailing this document to you, will be paid by Milton Federal Financial Corporation. Milton Federal has retained Kessler Blake to assist in the solicitation of proxies at a cost of $5,000 plus reimbursement of out-of-pocket expenses.

         Proxies may be solicited from shareholders by Kessler Blake and by directors, officers and employees by mail, in person or by telephone, facsimile or other means of communication. Such directors, officers and employees will not receive additional compensation, but may be reimbursed for their reasonable out-of-pocket expenses in connection with such solicitation. Arrangements will be made with brokerage houses, custodians, nominees and fiduciaries for the forwarding of proxy solicitation materials to beneficial owners of shares held of record by such brokerage houses, custodians, nominees and fiduciaries, and Milton Federal Financial Corporation will reimburse such brokerage houses, custodians, nominees and fiduciaries for their reasonable expenses incurred in connection with such solicitation.

ADJOURNMENT OF THE SPECIAL MEETING

         A vote in person by a shareholder for adjournment of the Special Meeting, or for the last proposal on the proxy card authorizing the named proxies to vote the shares covered by such proxy in their discretion with respect to other business properly coming before the Special Meeting, would allow such named proxies in their discretion to vote to adjourn the Special Meeting. An adjournment would allow for additional solicitation of shareholder votes in order to obtain a quorum or in order to obtain more votes in favor of the merger agreement.

DISSENTER'S RIGHTS

         Shareholders of Milton Federal Financial Corporation who so desire are entitled to relief as dissenting shareholders under Ohio Revised Code Section 1701.85. A shareholder of Milton Federal Financial Corporation will be entitled to such relief, however, only if such shareholder complies strictly with all of the procedural and other requirements of Section 1701.85. The following summary does not purport to be a complete statement of the method of compliance with
Section 1701.85 and is qualified in its entirety by reference to the copy of
Section 1701.85 attached hereto as Annex ___.

         A Milton Federal Financial Corporation shareholder who wishes to perfect the rights of a dissenting shareholder in the event the merger agreement is adopted and the merger is approved:

         (a) Must have been a record holder of the Milton Federal Financial Corporation common shares as to which such shareholder seeks relief on the record date for the Special Meeting.

         (b) Must not have voted such shareholder's Milton Federal Financial Corporation common shares in favor of adoption of the merger agreement and the approval of the merger; and

         (c) Must deliver to Milton Federal Financial Corporation, not later than ten days after the Special Meeting, a written demand for payment of the fair cash value of the shares as to which such shareholder seeks relief. Such written demand must state the name and address of the shareholder, the number of shares as to which such shareholder seeks relief and the amount claimed as the fair cash value thereof.

         A vote against the adoption of the merger agreement and the approval of the merger will not satisfy the requirements of a written demand for payment. Any written demand for payment should be mailed or delivered to: Glenn E. Aidt, Milton Federal Financial Corporation, 25 Lowry Drive, West Milton, Ohio 45383. As the written demand must be delivered within the ten-day period following the appropriate Special Meeting, it is recommended, although not required, that a shareholder using the mails should use certified or registered mail, return receipt requested, to confirm that such shareholder has made a timely delivery.

         If Milton Federal Financial Corporation sends the dissenting shareholder, at the address specified in the shareholder's demand, a request for the certificate(s) representing the shareholder's shares, the shareholder must deliver the certificate(s) to the requesting company within 15 days of the sending of such request. Milton Federal Financial Corporation may endorse the certificate(s) with a legend to the effect that the shareholder has demanded the fair cash value of the shares represented by the certificate(s). Failure to deliver the certificate(s) within 15 days of the request terminates the shareholder's rights as a dissenting shareholder. Milton Federal Financial Corporation must notify the shareholder of its election to terminate the rights of the shareholder as a dissenting shareholder within 20 days after the lapse of the 15-day period.

         Unless the dissenting shareholder and Milton Federal Financial Corporation agree on the fair cash value per share of the Milton Federal Financial Corporation common shares, either may, within three months after the service of the written demand by the shareholder, file a petition in the Court of Common Pleas of Miami County, Ohio. If the court finds that the shareholder is entitled to be paid the fair cash value of any shares, the court may appoint one or more appraisers to receive evidence and to recommend a decision on the amount of the fair cash value.

         Fair cash value: (i) will be determined as of the day prior to the Special Meeting, (ii) will be the amount a willing seller and a willing buyer would accept or pay with neither being under compulsion to sell or buy, (iii) will not exceed the amount specified in the shareholder's written demand, and
(iv) will exclude any appreciation or depreciation in market value resulting from the merger. The court will make a finding as to the fair cash value of a share and render judgment against Milton Federal Financial Corporation for its payment with interest at such rate and from such date as the court considers equitable. The costs of proceedings shall be assessed or apportioned as the court considers equitable.

         The rights of any dissenting shareholder will terminate if (a) the dissenting shareholder has not complied with Section 1701.85, unless Milton Federal Financial Corporation by its Board of Directors, waives such failure,
(b) Milton Federal Financial Corporation abandons or is finally enjoined or prevented from carrying out, or the shareholders of Milton Federal Financial Corporation rescind their adoption of the merger agreement, (c) the dissenting shareholder withdraws his written demand, with the consent of Milton Federal Financial Corporation, by its Board of Directors, or (d) Milton Federal Financial Corporation and the dissenting shareholder have not agreed upon the fair cash value of the Milton Federal Financial Corporation common shares and neither has timely filed or joined in a petition in an appropriate court for a determination of the fair cash value of the shares. For a discussion of the tax consequences to a shareholder who exercises dissenters' rights, see "THE MERGER
- Income Tax Consequences."

         Because a proxy which does not contain voting instructions will be voted for the adoption of the merger agreement, a shareholder who wishes to exercise dissenters' rights must either (i) not sign and return a proxy or, (ii) if the shareholder signs and returns a proxy, vote against or abstain from voting on the adoption of the merger agreement and the approval of the merger.

         Milton Federal Financial Corporation shareholders who are not in favor of the merger but who do not wish to exercise their dissenters' rights may, in the alternative, attempt to sell their shares in the open market at the then current market price.

                                   THE MERGER

GENERAL

         If the merger is consummated, Milton Federal Financial Corporation will be acquired by BancFirst Ohio through the merger of Milton Federal Financial Corporation into BancFirst Ohio. Following the merger, Milton Federal Savings Bank will be merged with and into First National.

BACKGROUND AND REASONS FOR THE MERGER

         In 1994, Milton Federal Savings Bank converted from a mutual federal savings and loan association to a stock federal savings bank. In connection with the conversion, Milton Federal Financial Corporation was formed as a savings and loan holding company and issued 2,578,875 common shares to depositors of Milton Federal Savings Bank and others. Since the consummation of the conversion, the Board of Directors of Milton Federal Financial Corporation has periodically monitored the financial performance of Milton Federal Financial Corporation, not only in relation to comparable thrifts and banks in general, but also in view of industry trends and developments. As part of the monitoring process, Milton Federal Financial Corporation has met periodically with McDonald Investments and Trident Securities to discuss Milton Federal Financial Corporation's position in the market in relation to its peers.

         In 1996, Milton Federal began specifically concentrating on increasing the return on assets and the return on equity to a level which was equal to or greater than its peers and which was satisfactory to shareholders. Although the return on assets and the return on equity of Milton Federal Financial Corporation after the conversion continued to increase, each lagged behind Milton Federal Financial Corporation's peer group. During the summer of 1998, Milton Federal Financial Corporation completed a comprehensive strategic plan to increase long-term shareholder value over a five-year period. In January 1999, the Board of Directors met for an extended planning session with senior management and representatives of Crowe Chizek, the independent auditors of Milton Federal Financial Corporation, to discuss and debate the future of Milton Federal Financial Corporation and to update the five year strategic plan. At such time, the Directors generally wondered whether the continuation of the independence of Milton Federal Financial Corporation would provide to shareholders a return on their investment which eventually would equal or exceed that of comparable institutions.

         In July 1999, the Board of Directors invited representatives of McDonald and its Trident Securities division to make their periodic presentation on developments and trends in the industry, as well as on strategic alternatives. Although Milton Federal Financial Corporation's progress on the implementation of the strategic plan revealed at the time a successful trend toward reaching plan goals, the Directors discussed Milton Federal Financial Corporation's future in an increasingly competitive environment. As the Directors continued to contemplate the future prospects of Milton Federal Financial Corporation as an independent entity, they considered whether Milton Federal Financial Corporation could continue to grow and prosper in an industry in which competition was affected not only by significant technological change, but also by the proliferation of alternative deposit products and independent mortgage lenders and by the increased consolidation of financial institutions in general. The implementation of various products and services was considered and discussed in relation to such competition, with the eventual recognition that there were many products and services Milton Federal Financial Corporation could not offer because of the expense of implementation. As a result, the Directors became increasingly concerned about whether shareholder value could be increased if the competition could not be met. While the Directors believed that the long-term goals of the strategic plan could possibly be reached, the impact on shareholder value of the expense necessary to develop competitive products and services would be adverse.

         After the meeting in July 1999, the Directors individually contemplated the future prospects of Milton Federal Financial Corporation. Each Director realized that many of Milton Federal Financial Corporation's competitors had many more resources available to develop and implement new products and services than Milton Federal Financial Corporation. Collectively, the Board of Directors discerned that in order to remain competitive in the industry, Milton Federal Financial Corporation would need to utilize all available resources to develop products and services similar to those of its competition. The Directors also realized that if Milton Federal Financial Corporation were to spend its resources in developing comparable products, the goals of the five-year strategic plan would be in jeopardy.

         In August 1999, the Board of Directors asked McDonald and Trident Securities to prepare an analysis of potential alternatives to remaining independent. With the assistance of McDonald and Trident Securities, the Directors formulated a general profile of the attributes of an ideal merger or acquisition partner. The profile revealed a bank or thrift holding company which had a proven track record of improved shareholder value; a safe and sound operating financial institution; a comparatively substantial asset size with a liquid market for its stock; a potential for future growth; and an ability to serve customers in a manner consistent with the historic customer service of Milton Federal Financial Corporation.

         During the meeting, the Directors also discussed the possibility of merging with an institution of similar size in a so-called "merger of equals." While the Directors realized that such a merger might be beneficial to employees and could be beneficial to customers, the Directors believed that the desired enhancement to shareholder value would have to await the outcome of the future performance of the merged entities and that the liquidity in the market for the shares of the merged entity would not necessarily materially change from Milton Federal Financial Corporation's current liquidity. The Directors concluded that if the historic independence of Milton Federal Financial Corporation were to change, the directors should seek to enhance shareholder value in the shorter-term.

         In late September 1999, the Board of Directors met with McDonald to review information on companies which fit the profile. McDonald presented a list of twenty-one bank and thrift holding companies. After an extensive discussion of the list, the Directors identified fifteen possible candidates on the basis of historic financial performance; strength and relative size; compatibility of products and services of the institution to the products and services of Milton Federal Financial Corporation; and a variety of other factors. The Directors then authorized McDonald to contact each of the fifteen and, if such contact revealed any interest, to send to the interested candidate a Confidentiality Agreement. After the Confidentiality Agreement was signed, McDonald sent a volume of financial and other materials on Milton Federal Financial Corporation to the interested candidate.

         Of the fifteen candidates contacted, six returned non-binding indications of interest. In October 1999, the Board of Directors met with McDonald Investments to discuss the six proposals. McDonald provided the Board of Directors with a detailed analysis of each of the indications of interest, including a comprehensive financial and market analysis and additional relevant information. The Board of Directors discussed at length each indication of interest and analysis. During the discussion, the directors eliminated three of the six on the basis that the value of each proposal was below the value of the other three and that the historic financial performance of each was not on the same level as the historic financial performance of the other three. The three not eliminated included BancFirst Ohio, another bank holding company and a thrift holding company. Each of BancFirst Ohio, the other bank holding company and the thrift holding company had consolidated assets in excess of $1 billion.

         During October and early November 1999, the three entities performed an extensive review of Milton Federal Financial Corporation and the Milton Federal Financial Corporation Board of Directors met with representatives of each. In addition, the Board of Directors of Milton Federal Financial Corporation reviewed publicly available and other information on each of the three. After the completion of such due diligence, the three entities presented final, non-binding proposals in November 1999.

         At a meeting of the Board of Directors on November 22, 1999, the Directors discussed each proposal with McDonald and counsel. The other bank holding company proposal provided for an exchange of Milton Federal Financial Corporation stock for stock of the other bank holding company stock. The BancFirst Ohio proposal provided for an exchange of Milton Federal Financial Corporation stock for a mix of cash and BancFirst Ohio stock. The thrift holding company proposal provided for an exchange of Milton Federal Financial Corporation stock for the thrift holding company stock, but at a valuation level which was materially below that of the other bank holding company and of BancFirst Ohio. As a result, the Board of Directors decided not to pursue the thrift holding company offer.

         After further discussions with McDonald on November 22 and 23, 1999, both the other bank holding company and BancFirst Ohio slightly increased their offers. Although the BancFirst Ohio offer was nominally higher than the other bank holding company offer, the Directors were impressed with the return on equity, the return on assets, the asset quality, the potential for further growth, the relative valuation of the other bank holding company stock, and the business plan of the other bank holding company. Nevertheless, the value of the BancFirst Ohio proposal was higher and BancFirst Ohio's return on equity, return on assets, asset quality and growth potential were also strong. The decision to select one of BancFirst Ohio or the other bank holding company was very difficult for the Directors because of the similarity of the quality of each. In view of the relative valuation of the stock of the other bank holding company and the subjective determination that the stock offer of the other bank holding company might provide a slightly greater opportunity for increased shareholder value, the Directors elected to commence negotiations with the other bank holding company on November 23, 1999.

         Between November 23, 1999, and the middle of December, however, the market value of the other bank holding company's stock unexpectedly decreased significantly. Although the market value of many other companies in the industry also experienced a substantial decline during such period, the amount of the other bank holding company stock price decline exceeded the industry average. In view of the decline, the Board of Directors met with McDonald and counsel on December 17, 1999, to discuss the stock price and the continued pursuit of negotiations with the other bank holding company. Neither the Board of Directors nor McDonald could find in the existing market any indication that the price of the other bank holding company stock would recover in the near term. Moreover, McDonald advised the Board of Directors that, at the then current price of the other bank holding company stock, the value of the other bank holding company proposal had decreased to a level below which McDonald could render an opinion that the other bank holding company stock exchange ratio was fair to shareholders from a financial point of view. The Board of Directors then unanimously agreed that it could not in good faith continue to pursue negotiations with the other bank holding company.

         The price of the BancFirst Ohio stock had not experienced the same decline as many other bank holding companies and had held relatively steady since November 23, 1999. Moreover, because BancFirst Ohio offered both cash and stock to Milton Federal Financial Corporation shareholders, the Directors recognized that the risk of future market fluctuations was mitigated due to the assurance of a fixed cash portion of the merger consideration. The Directors strongly believed the BancFirst Ohio's historic financial performance, asset quality and future prospects would give Milton Federal Financial Corporation shareholders a good return on their investment. After extensive discussion of BancFirst Ohio and its proposal, the Directors decided to pursue negotiations with BancFirst Ohio.

         Between December 17, 1999, and January 11, 2000, BancFirst Ohio and Milton Federal Financial Corporation negotiated the terms and conditions of the merger agreement, the stock option agreement and related documents. At a meeting of the Board of Directors on January 11, 2000, McDonald and counsel reviewed the terms of the merger agreement, the stock option agreement and the contemplated transaction. Included in such review was a detailed analysis by McDonald of the financial terms of the merger agreement and the stock option agreement. See "The Merger Agreement" and "Stock Option Agreement Between BancFirst Ohio and Milton Federal Financial Corporation." During such review, the Board of Directors discussed the decline in the market of banks and thrifts and the position of BancFirst Ohio in such market. Between December 17, 1999, and January 11, 2000, the other bank holding company's stock remained significantly below the level at which the stock had traded on November 23, 1999, and the value of the other bank holding company's offer remained significantly below the BancFirst Ohio offer.

         After a lengthy meeting, the Board of Directors agreed to adjourn until January 12 in order to allow the Directors additional time to consider the BancFirst Ohio transaction. Upon reconvening on January 12, the Directors again reviewed the terms of the BancFirst Ohio offer. Following considerable discussion, McDonald stated that, as of January 12, 2000, the financial consideration was fair to shareholders from a financial point of view. The Directors then unanimously agreed that the BancFirst Ohio transaction would be in the best interest of the Milton Federal Financial Corporation shareholders and voted unanimously to approve the merger agreement and the stock option agreement.

         The foregoing discussion of the information and factors considered by the Board of Directors is not intended to be exhaustive, but constitutes the material factors considered by the Board of Directors. In reaching its determination to approve and recommend the merger agreement, the Directors did not assign any relative or specific weights to the foregoing factors, and individual directors may have weighed factors differently. The terms of the merger agreement were the product of arm's length negotiations between representatives of Milton Federal Financial Corporation and BancFirst Ohio.

         FOR THE REASONS SET FORTH ABOVE, THE BOARD OF DIRECTORS OF MILTON FEDERAL FINANCIAL CORPORATION HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT THE STOCKHOLDERS OF MILTON FEDERAL FINANCIAL CORPORATION VOTE FOR THE APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

OPINION OF FINANCIAL ADVISOR

         MERGER - GENERAL. Pursuant to an engagement letter dated September 20, 1999 between Milton Federal Financial Corporation and McDonald, Milton Federal Financial Corporation retained McDonald to act as its sole financial advisor in connection with a possible merger and related matters. As part of its engagement, McDonald agreed, if requested by Milton Federal Financial Corporation, to render an opinion with respect to the fairness, from a financial point of view, to the holders of Milton Federal Financial Corporation common stock, of the merger consideration as set forth in the merger agreement. McDonald is a nationally recognized specialist in the financial services industry. McDonald is regularly engaged in evaluations of similar businesses and in advising institutions with regard to mergers and acquisitions, as well as raising debt and equity capital for such institutions. Milton Federal Financial Corporation selected McDonald as its financial advisor based upon McDonald's qualifications, expertise and reputation in such capacity.

         On January 12, 2000, McDonald delivered its oral opinion that the financial consideration was fair to Milton Federal Financial Corporation shareholders, from a financial point of view, as of the date of such opinion. McDonald also delivered to the Milton Federal Financial Corporation Board a written opinion dated as of January 13, 2000, confirming its oral opinion as of such date. McDonald updated its January 13, 2000 opinion as of the date of this document. No limitations were imposed by Milton Federal Financial Corporation on McDonald with respect to the investigations made or the procedures followed in rendering its opinion.

         THE FULL TEXT OF MCDONALD'S WRITTEN OPINION TO THE MILTON FEDERAL FINANCIAL CORPORATION BOARD, DATED AS OF THE DATE OF THIS DOCUMENT, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND EXTENT OF REVIEW BY MCDONALD, IS ATTACHED AS ANNEX C AND IS INCORPORATED HEREIN BY REFERENCE. IT SHOULD BE READ CAREFULLY AND IN ITS ENTIRETY IN CONJUNCTION WITH THIS DOCUMENT. THE FOLLOWING SUMMARY OF MCDONALD'S OPINION IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. MCDONALD'S OPINION IS ADDRESSED TO THE MILTON FEDERAL FINANCIAL CORPORATION BOARD AND DOES NOT CONSTITUTE A RECOMMENDATION TO ANY SHAREHOLDER OF MILTON FEDERAL FINANCIAL CORPORATION AS TO HOW SUCH SHAREHOLDER SHOULD VOTE AT THE MILTON FEDERAL FINANCIAL CORPORATION SPECIAL MEETING DESCRIBED IN THIS DOCUMENT.

         McDonald, in connection with rendering its opinion:

         - Reviewed Milton Federal Financial Corporation's Annual Reports to Shareholders and Annual Reports on Form 10-K for each of the years ended September 30, 1999, 1998 and 1997, including the audited financial statements contained therein;

         - Reviewed BancFirst Ohio's Annual Reports to Shareholders and Annual Reports on Form 10-K for each of the years ended December 31, 1998, 1997 and 1996, including the audited financial statements contained therein, and BancFirst Ohio's Quarterly Reports on Form 10-Q for the each of the quarters ended September 30, 1999, June 30, 1999 and March 31, 1999;

         - Reviewed certain other public and non-public information, primarily financial in nature, relating to the respective businesses, earnings, assets and prospects of Milton Federal Financial Corporation and BancFirst Ohio provided to McDonald or publicly available;

         - Participated in meetings and telephone conferences with members of senior management of Milton Federal Financial Corporation and BancFirst Ohio concerning the financial condition, business, assets, financial forecasts and prospects of the respective companies, as well as other matters McDonald believed to be relevant to its inquiry;

         - Reviewed certain stock market information for Milton Federal Financial Corporation Common Shares and BancFirst Ohio Common Shares, and compared it with similar information for certain companies, the securities of which are publicly traded;

         - Compared the results of operations and financial condition of Milton Federal Financial Corporation and BancFirst Ohio with that of certain companies, which McDonald deemed to be relevant for purposes of this opinion;

         - Reviewed the financial terms, to the extent publicly available, of certain acquisition transactions, which McDonald deemed to be relevant for purposes of this opinion;

         -    Reviewed the merger agreement and certain related documents; and

         - Performed such other reviews and analyses as McDonald deemed appropriate.

         The oral and written opinions provided by McDonald to Milton Federal Financial Corporation were necessarily based upon economic, monetary, financial market and other relevant conditions as of the dates thereof.

         In connection with its review and arriving at its opinion, McDonald relied upon the accuracy and completeness of the financial information and other pertinent information provided by Milton Federal Financial Corporation and BancFirst Ohio to McDonald for purposes of rendering its opinion. McDonald did not assume any obligation to independently verify any of the provided information as being complete and accurate in all material respects. With regard to the financial forecasts established and developed for Milton Federal Financial Corporation and BancFirst Ohio with the input of the respective managements, as well as projections of cost savings, revenue enhancements and operating synergies, McDonald assumed that these materials had been reasonably prepared on bases reflecting the best available estimates and judgments of Milton Federal Financial Corporation and BancFirst Ohio as to the future performance of the separate and combined entities and that the projections provided a reasonable basis upon which McDonald could formulate its opinion. Neither Milton Federal Financial Corporation nor BancFirst Ohio publicly discloses such internal management projections of the type utilized by McDonald in connection with McDonald's role as financial advisor to Milton Federal Financial Corporation with respect to the review of the merger. Therefore, such projections cannot be assumed to have been prepared with a view towards public disclosure. The projections were based upon numerous variables and assumptions that are inherently uncertain, including, among others, factors relative to the general economic and competitive conditions facing Milton Federal Financial Corporation and BancFirst Ohio. Accordingly, actual results could vary significantly from those set forth in the respective projections.

         McDonald does not claim to be an expert in the evaluation of loan portfolios or the allowance for loan losses with respect thereto and therefore assumes that such allowances for Milton Federal Financial Corporation and BancFirst Ohio are adequate to cover such losses. In addition, McDonald does not assume responsibility for the review of individual credit files and did not make an independent evaluation, appraisal or physical inspection of the assets or individual properties of Milton Federal Financial Corporation or BancFirst Ohio, nor was McDonald provided with such appraisals. Furthermore, McDonald assumes that the merger will be consummated in accordance with the terms set forth in the merger agreement, without any waiver of any material terms or conditions by Milton Federal Financial Corporation, and that obtaining the necessary regulatory approvals for the merger will not have an adverse effect on either separate institution or the combined entity. McDonald assumes that the merger will be recorded as a "purchase" in accordance with generally accepted accounting principles.

         In connection with rendering its January 13, 2000, opinion to the Milton Federal Financial Corporation's Board of Directors, McDonald performed a variety of financial and comparative analyses, which are briefly summarized below. Such summary of analyses does not purport to be a complete description of the analyses performed by McDonald. Moreover, McDonald believes that these analyses must be considered as a whole and that selecting portions of such analyses and the factors considered by it, without considering all such analyses and factors, could create an incomplete understanding of the scope of the process underlying the analyses and, more importantly, the opinion derived from them. The preparation of a financial advisor's opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analyses or a summary description of such analyses. In its full analysis, McDonald also included assumptions with respect to general economic, financial market and other financial conditions. Furthermore, McDonald drew from its past experience in similar transactions, as well as its experience in the valuation of securities and its general knowledge of the banking industry as a whole. Any estimates in McDonald's analyses were not necessarily indicative of actual future results or values, which may significantly diverge more or less favorably from such estimates. Estimates of company valuations do not purport to be appraisals nor to necessarily reflect the prices at which companies or their respective securities actually may be sold.

         COMPARABLE COMPANY ANALYSIS. McDonald reviewed and compared actual stock market data and actual and estimated selected financial information for Milton Federal Financial Corporation with corresponding information for 20 publicly traded midwestern thrifts with assets between $200 million and $500 million and a return on average assets between 0.25% and 1.0%, (the "Milton Federal Financial Corporation Peer Group"). The Milton Federal Financial Corporation Peer Group is listed below:



1.   Ameriana Bancorp                   New Castle, IN         11.  FSF Financial Corp.                 Hutchinson, MN
2.   Bank West Financial Corp.          Grand Rapids, MI       12.  Hemlock Federal Financial Corp.     Oak Forest, IL
3.   Big Foot Financial Corp.           Long Grove, IL         13.  Home Bancorp                        Fort Wayne, IN
4.   Cameron Financial Corp.            Cameron, MO            14.  HopFed Bancorp Inc.                 Hopkinsville, KY
5.   Citizens First Financial Corp.     Bloomington, IL        15.  Kankakee Bancorp Inc.               Kankakee, IL
6.   EFC Bancorp Inc.                   Elgin, IL              16.  Landmark Bancshares Inc.            Dodge City, KS
7.   Equality Bancorp Inc.              St. Louis, MO          17.  LSB Financial Corp.                 Lafayette, IN
8.   FFW Corp.                          Wabash, IN             18.  Pulaski Financial Corp.             Mishawaka, IN
9.   First Federal Bancorp Inc.         Zanesville, OH         19.  MFB Corp.                           St. Louis, MO
10.  First Franklin Corp.               Cincinnati, OH         20.  Winton Financial Corp.              Cincinnati, OH

         The following table below represents a summary analysis of the Milton Federal Financial Corporation Peer Group based on market prices as of January 10, 2000 and the latest publicly available financial data as of or for the last twelve months ended September 30, 1999:

                                                                                    Milton
                                                              Mean      Median      Federal
                                                              ----      ------      -------
               Price to last twelve month earnings            15.0x      13.7x       15.1x
               Price to 2000 estimated earnings               12.8x      14.4x          NA
               Price to book value                            90.9%      88.7%       92.7%
               Price to tangible book value                   92.4%      88.7%       92.7%
               Dividend yield                                 2.94%      2.70%       5.11%
               Return on average assets                       0.67%      0.72%       0.63%
               Return on average equity                       6.22%      5.84%       6.19%
               Leverage ratio                                11.40%      9.17%       9.75%
               Efficiency ratio                               66.8%      65.0%       63.6%


         McDonald reviewed and compared actual stock market data and actual and estimated selected financial information for BancFirst Ohio with corresponding information for 25 publicly traded midwestern banks with assets between $800 million and $2.0 billion and a return on average equity greater than 10.0%, (the "BancFirst Ohio Peer Group"). The BancFirst Ohio Peer Group is listed below:


1.   Brenton Banks Inc.                Des Moines, IA               17.  First Busey Corp.                 Urbana, IL
2.   Chemical Financial Corp.          Midland, MI                  18.  Peoples Bancorp Inc.              Marietta, OH
3.   First Financial Corp.             Terre Haute, IN              19.  Lakeland Financial Corp.          Warsaw, IN
4.   Independent Bank Corp.            Ionia, MI                    20.  Shoreline Financial Corp.         Benton Harbor, MI
5.   Irwin Financial Corp.             Columbus, IN                 21.  Farmers Capital Bank Corp.        Frankfort, KY
6.   Wintrust Financial Corp.          Lake Forest, IL              22.  Old Second Bancorp Inc.           Aurora, IL
7.   Mississippi Valley Bancshares     St. Louis, MO                23.  Indiana United Bancorp            Greensburg, IN
8.   Mid-America Bancorp               Louisville, KY               24.  UNB Corp.                         Canton, OH
9.   First Merchants Corp.             Muncie, IN                   25.  First Banks America Inc.          Clayton, MO
10.  Republic Bancorp Inc.             Louisville, KY
11.  Gold Banc Corp.                   Leawood, KS
12.  Capitol Bancorp Ltd.              Lansing, MI
13.  MB Financial Inc.                 Chicago, IL
14.  Midwest Banc Holdings Inc.        Melrose Park, IL
15.  First Oak Brook Bancshares        Oak Brook, IL
16.  National City Bancorp.            Minneapolis, MN

         The table below represents a summary analysis of the BancFirst Ohio Peer Group based on market prices as of January 10, 2000 and the latest publicly available financial data as of or for the last twelve months ended September 30, 1999:

                                                                     Bancfirst
                                              Mean      Median         Ohio
                                              ----      ------         ----

Price to last twelve months earnings          13.8x      13.4x          13.8x
Price to 1999 estimated earnings              12.7x      12.5x          13.0x
Price to 2000 estimated earnings              11.2x      11.2x          12.0x
Price to book value                          172.4%     162.6%         189.8%
Price to tangible book value                 195.5%     187.3%         224.6%
Dividend yield                                2.22%      2.61%          2.72%
Return on average assets                      1.10%      1.13%          0.98%
Return on average equity                     12.98%     12.17%         13.33%
Leverage ratio                                 7.6%       7.1%           5.8%
Efficiency ratio                              60.2%      60.3%          57.0%

         COMPARABLE TRANSACTION ANALYSIS. McDonald reviewed and compared actual information for groups of comparable pending (through January 10, 2000) and completed transactions (since January 1, 1999) it deemed pertinent to an analysis of the merger. The implied acquisition price was compared to the median ratios of (i) price to last twelve months earnings, (ii) price to book value,
(iii) price to tangible book value, and (iv) price to assets for each of the following five pending and recently completed transaction comparable groups:

         - all thrift acquisitions with the selling thrift headquartered in Illinois, Indiana, Kentucky, Michigan, Ohio, Pennsylvania, and West Virginia;
         - all thrift acquisitions with the selling thrift having assets between $100 million and $600 million;
         - all thrift acquisitions with the selling thrift having an equity to assets ratio between 8.0% and 15.0%;
         - all thrift acquisitions with the selling thrift having a return on average equity between 4.0% and 8.0%;
         - all thrift acquisitions with the selling thrift having a nonperforming assets to assets ratio of between 0.01% and 0.50%.

         Based on the above, McDonald concluded that this analysis showed an imputed reference range of $39.6 million to $48.4 million. McDonald discussed with the Milton Federal Financial Corporation Board of Directors the limitations of the comparable transaction analysis in an environment in which bank and thrift stock price levels had been in a period of prolonged decline. In view of the general decline in bank and thrift stocks over the past twelve months, McDonald noted that the comparable valuation approach overstated transaction values due to the fact that a substantial number of the transactions were announced at a time when the general level of bank and thrift stock prices was considerably higher. This analysis indicated a somewhat higher imputed transaction price range than may be reflective of current market conditions. Based on these factors, McDonald placed less consideration on the comparable transaction analysis in arriving at its opinion.

         CONTRIBUTION ANALYSIS. McDonald analyzed the contribution of each company to the pro forma company relative to the approximate ownership of the pro forma company. The analysis indicated that Milton Federal Financial Corporation shareholders would hold approximately 10.8% of the pro forma diluted shares (17.6% assuming 100% stock consideration). Milton Federal Financial Corporation's approximate contributions are listed below by category:

                                           Milton
                                          Federal
                                      -----------------

Assets                                     17.2%
Loans                                      19.1%
Deposits                                   17.6%
Equity                                     13.0%
Tangible equity                            25.8%
Last twelve month earnings                 12.1%
2000 estimated earnings                    13.3%
2001 estimated earnings                    13.5%

         ACCRETION/DILUTION ANALYSIS. On the basis of financial projections and estimates of ongoing cost savings accruing to the pro forma company provided to McDonald by management of BancFirst Ohio and Milton Federal Financial Corporation, as well as estimated one-time costs related to the transaction, McDonald compared pro forma per share equivalent earnings, cash dividends, book value and tangible book value to the stand-alone projections for Milton Federal Financial Corporation and BancFirst Ohio.

         The accretion/dilution analysis demonstrated, among other things, that the merger would result in:

         - 36.1% accretion to earnings per share for Milton Federal Financial Corporation shareholders in fiscal 2001, the assumed first full year of combined operations, and decreasing over the period of the analysis;
         - 0.9% accretion to earnings per share for BancFirst Ohio shareholders in fiscal 2001 and beyond, and increasing over the period of the analysis;
         - 25.7% lower cash dividends for Milton Federal Financial Corporation shareholders, assuming the BancFirst Ohio Board maintained its current dividend policy;
         -   no change in cash dividends for BancFirst Ohio shareholders;
         - 17.6% and 31.9% dilution to book value and tangible book value per share for Milton Federal Financial Corporation shareholders initially, and decreasing over the period of the analysis; and
         - 5.7% accretion to book value and 2.6% dilution to tangible book value per share for BancFirst Ohio shareholders over the period of the analysis.

         DISCOUNTED CASH FLOW ANALYSIS. McDonald performed a discounted cash flow analysis with regard to Milton Federal Financial Corporation in an acquisition scenario. This analysis utilized a range of discount rates of 15% to 18% and a range of terminal earnings multiples of 10.5x to 15.5x. The analysis resulted in a range of present values of $31.6 million to $47.1 million for Milton Federal Financial Corporation in an acquisition scenario. As indicated above, this analysis was based on Milton Federal Financial Corporation's and BancFirst Ohio's senior management estimates and is not necessarily indicative of actual values or actual future results and does not purport to reflect the prices at which any securities may trade at the present or at any time in the future. McDonald noted that the discounted cash flow analysis was included because it is a widely used valuation methodology, but noted that the results of such methodology are highly dependent upon the numerous assumptions that must be made, including earnings growth rates, discount rates, and terminal values.

         OTHER ANALYSES. McDonald also reviewed certain other information including pro forma estimated balance sheet composition, pro forma financial performance and pro forma deposit market share.

         No company used as a comparison in the above analyses is identical to Milton Federal Financial Corporation, BancFirst Ohio or the combined entity and no other transaction is identical to the merger. Accordingly, an analysis of the results of the foregoing is not purely mathematical; rather, such analyses involve complex considerations and judgments concerning differences in financial market and operating characteristics of the companies and other factors that could affect the public trading volume of the companies to which Milton Federal Financial Corporation, BancFirst Ohio and the combined entity are being compared.

         IN CONNECTION WITH DELIVERY OF ITS OPINION DATED AS OF THE DATE OF THIS DOCUMENT, MCDONALD PERFORMED PROCEDURES TO UPDATE, AS NECESSARY, CERTAIN OF THE ANALYSES DESCRIBED ABOVE AND REVIEWED THE ASSUMPTIONS ON WHICH SUCH ANALYSES DESCRIBED ABOVE WERE BASED AND THE FACTORS CONSIDERED IN CONNECTION THEREWITH. MCDONALD DID NOT PERFORM ANY ANALYSES IN ADDITION TO THOSE DESCRIBED ABOVE IN UPDATING THE OPINION.

         For its financial advisory services provided to Milton Federal Financial Corporation, McDonald has been paid fees of $65,000 to date and will be paid a fee of approximately $325,000 at the time of closing of the merger. In addition, Milton Federal Financial Corporation has agreed to reimburse McDonald for all reasonable out-of-pocket expenses, incurred by it on Milton Federal Financial Corporation's behalf, as well as indemnify McDonald against certain liabilities, including any which may arise under the federal securities laws.

         MCDONALD IS A MEMBER OF ALL PRINCIPAL SECURITIES EXCHANGES IN THE UNITED STATES AND IN THE CONDUCT OF ITS BROKER-DEALER ACTIVITIES HAS FROM TIME TO TIME PURCHASED SECURITIES FROM, AND SOLD SECURITIES TO, MILTON FEDERAL FINANCIAL CORPORATION AND/OR BANCFIRST OHIO. AS A MARKET MAKER MCDONALD MAY ALSO HAVE PURCHASED AND SOLD THE SECURITIES OF MILTON FEDERAL FINANCIAL CORPORATION AND BANCFIRST OHIO FOR MCDONALD'S OWN ACCOUNT AND FOR THE ACCOUNTS OF ITS CUSTOMERS.

FEDERAL SECURITIES LAW CONSEQUENCES

         All common shares of BancFirst Ohio received by Milton Federal Financial Corporation shareholders in the merger will be freely transferable. However, common shares of BancFirst Ohio received by any person who is deemed to be an "affiliate" (as such term is defined under the Securities Act of 1933) of Milton Federal Financial Corporation prior to the merger or of BancFirst Ohio after the merger may be resold by them only in compliance with the volume and manner-of-sale requirements of Rules 144 and 145 under the Securities Act. Affiliates of BancFirst Ohio will be governed by additional provisions of Rule
144. Affiliates of BancFirst Ohio or Milton Federal Financial Corporation generally include individuals or entities that control, are controlled by, or are under common control with, such party and may include certain officers and directors of such party as well as principal shareholders of such party.

CERTAIN EFFECTS OF THE MERGER

         Milton Federal Financial Corporation will be merged with and into BancFirst Ohio, and shareholders of Milton Federal Financial Corporation will become shareholders of BancFirst Ohio. When the merger is effective, Milton Federal Financial Corporation common shares will no longer be traded on Nasdaq, and the registration of Milton Federal Financial Corporation common shares under the Securities Exchange Act of 1934 will be terminated.

CONDUCT OF BUSINESS IF THE MERGER IS NOT CONSUMMATED

         If the merger is not consummated, Milton Federal Financial Corporation will continue its current operations. However, for reasons discussed under the caption, "The Merger--Background and Reasons for the Merger," Milton Federal Financial Corporation may continue to explore strategic alternatives, including a business combination or sale of Milton Federal Financial Corporation.

REGULATORY FILINGS AND APPROVALS

         BancFirst Ohio and Milton Federal Financial Corporation have agreed to use their reasonable best efforts to obtain all regulatory approvals required to consummate the acquisition, which include notice to the Board of Governors of the Federal Reserve System and application to the Office of the Comptroller of the Currency, and have completed the applicable regulatory filings prior to the date of this document. The acquisition cannot proceed in the absence of these regulatory approvals. There can be no assurance that these regulatory approvals will be obtained, and, if obtained, there can be no assurance as to the date of any such approvals or the absence of any litigation challenging such approvals. BancFirst Ohio and Milton Federal Financial Corporation are not aware of any other material governmental approvals or actions that are required prior to the parties' consummation of the acquisition other than those described below.

         FEDERAL RESERVE. The merger of Milton Federal Financial Corporation into BancFirst Ohio requires prior notice to and the approval of the Federal Reserve pursuant to the Bank Holding Company Act of 1956. BancFirst Ohio has filed the required notice with the Federal Reserve.

         THE OCC. The merger of Milton Federal Savings Bank into First National requires the prior written approval of the OCC under the Bank Merger Act. Before acting on the merger application, the OCC will request reports on competitive factors from the United States Department of Justice, the FDIC, the OTS, and the Federal Reserve. These agencies have 30 days to submit their views and recommendations to the OCC. If it approves the transaction, the OCC will immediately notify the DOJ. Assuming OCC approval, the depository institution merger may not be consummated until thirtieth calendar day after such approval, during which time the DOJ may challenge the acquisition on antitrust grounds. If the DOJ has not adversely commented, then with the approval of the OCC and the DOJ, the waiting period may be reduced to no less than fifteen days.

         The OCC is prohibited from approving any merger transaction that would result in a monopoly, or that would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or whose effect in any section of the United States might be substantially to lessen competition, or to tend to create a monopoly, or that would result in a restraint of trade, unless the OCC finds that the anticompetitive effects of the transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. In reviewing a merger application under the Bank Merger Act, the OCC will consider the financial and managerial resources and future prospects of both depository institutions and the resulting institution as well as the convenience and needs of the communities to be served.

         The DOJ may reach a conclusion different from that of the OCC regarding the depository institution merger's competitive effects. If the DOJ were to commence an antitrust action, it would stay the effectiveness of OCC approval of the acquisition unless a court specifically ordered otherwise.

         Under the Community Reinvestment Act of 1977, in administering the Bank Merger Act, the OCC will take into account the record of The First National Bank of Zanesville and Milton Federal Savings Bank in meeting the credit needs of the entire community.

             MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

         The following is a summary of material United States federal income tax consequences of the merger to Milton Federal Financial Corporation shareholders. It is assumed for purposes of this discussion that the common shares are held as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code. The tax consequences to each shareholder will depend in part upon such shareholder's particular situation. Special tax consequences not described in this document may be applicable to particular classes of taxpayers, such as financial institutions, insurance companies, tax-exempt organizations, broker-dealers, traders in securities that elect to mark to market, persons that hold common shares as part of a straddle or conversion transaction, persons who are not citizens or residents of the United States and shareholders who acquired their common shares through the exercise of an employee stock option or otherwise as compensation. The following disclosure is for general information only and is based upon the Internal Revenue Code, its legislative history, existing and proposed regulations thereunder, published rulings and decisions, all as currently in effect as of the date hereof, and all of which are subject to change, possibly with retroactive effect. No ruling has been or will be sought from the Internal Revenue Service on the United States federal income tax consequences of the merger. Tax consequences under state, local and foreign laws are not addressed in this document. ALL SHAREHOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL OR FOREIGN INCOME AND OTHER TAX LAWS AND OF CHANGES IN SUCH TAX LAWS.

TAX CONSEQUENCES OF THE MERGER GENERALLY

         Based upon representation letters from each of BancFirst Ohio and Milton Federal Financial Corporation delivered to counsel on the closing date, and subject to the qualifications set forth in this document, in the opinion of Baker & Hostetler LLP, counsel to BancFirst Ohio, the merger will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code. The opinion is based upon current law and assumes that the merger will be consummated in the manner described in this document and in accordance with the merger agreement (without amendment). In addition, the opinion is based on the assumption that the fair market value of the stock consideration provided in the merger will, at the effective date of the merger, be at least 50% of the fair market value of the total consideration received by Milton Federal Financial Corporation shareholders pursuant to the merger. Consummation of the merger is conditioned upon the receipt of a favorable opinion from Baker & Hostetler LLP.

         Based on the foregoing assumptions and qualifications, for United States federal income tax purposes:

         - The merger will constitute a reorganization under Section 368(a)(1)(A) of the Internal Revenue Code.

         - No gain or loss will be recognized by Milton Federal Financial Corporation pursuant to merger.

         - A Milton Federal Financial Corporation shareholder who receives a combination of cash and BancFirst Ohio common stock in the merger will not recognize loss but will recognize gain, if any, on the shares exchanged to the extent of any cash received. Such gain will be short or long-term capital gain depending upon a shareholder's holding period for Milton Federal Financial Corporation shares, unless the receipt by that shareholder of cash has the effect of a dividend, in which event that gain will be taxable as ordinary income.

         The aggregate adjusted tax basis of the BancFirst Ohio shares to be received by a Milton Federal Financial Corporation shareholder will be equal to the basis of the Milton Federal Financial Corporation shares surrendered in exchange therefor, decreased by the amount of cash received, and increased by the amount of gain (including any amount which is characterized as a dividend) which was recognized on the exchange. The holding period of BancFirst Ohio shares to be received by such Milton Federal Financial Corporation shareholder will be the same as the holding period of the Milton Federal Financial Corporation shares surrendered in exchange therefor.

EXCHANGE OF MILTON FEDERAL FINANCIAL CORPORATION COMMON SHARES FOR BANCFIRST OHIO COMMON STOCK AND CASH

         A Milton Federal Financial Corporation shareholder who receives a combination of cash and shares of BancFirst Ohio common stock in exchange for Milton Federal Financial Corporation common shares in the merger will not recognize loss but will recognize gain, if any, on the shares so exchanged to the extent of any cash received. Any such recognized gain will be treated as capital gain unless the receipt of the cash has the effect of the distribution of a dividend for United States federal income tax purposes, in which case such gain will be treated as ordinary dividend income to the extent of such shareholder's ratable share of Milton Federal Financial Corporation's accumulated earnings and profits. Any capital gain will be long-term capital gain if, as of the date of the exchange, the shareholder's holding period for such shares is greater than one year. The following is a brief discussion of such potential tax treatment; however, Milton Federal Financial Corporation shareholders should consult their own advisors as to the possibility that all or a portion of any cash received in exchange for their common shares will be treated as a dividend.

         The stock redemption provisions of Section 302 of the Internal Revenue Code apply in determining whether cash received by a Milton Federal Financial Corporation shareholder pursuant to the merger has the effect of a distribution of a dividend under Section 356(a)(2) of the Internal Revenue Code (the "Hypothetical Redemption Analysis"). Under the Hypothetical Redemption Analysis, a Milton Federal Financial Corporation shareholder will be treated as if the portion of the common shares exchanged for cash in the merger had been instead exchanged for shares of BancFirst Ohio common stock (the "Hypothetical Shares"), followed immediately by a redemption of the Hypothetical Shares by BancFirst Ohio for cash. Under the principles of Section 302 of the Internal Revenue Code, a Milton Federal Financial Corporation shareholder will recognize capital gain rather than dividend income with respect to the cash received if the hypothetical redemption is "not essentially equivalent to a dividend" or is "substantially disproportionate" with respect to such shareholder. In applying the principles of Section 302, the constructive ownership rules of Section 318 of the Internal Revenue Code will apply in comparing shareholder's ownership interest in Milton Federal Financial Corporation both immediately after the merger (but before the hypothetical redemption) and after the hypothetical redemption.

         Whether the hypothetical redemption by BancFirst Ohio of the Hypothetical Shares for cash is "not essentially equivalent to a dividend" with respect to a Milton Federal Financial Corporation shareholder will depend upon such shareholder's particular circumstances. However, the hypothetical redemption must, in any event, result in a "meaningful reduction" in such shareholder's percentage ownership of BancFirst Ohio stock. In determining whether the hypothetical redemption by BancFirst Ohio results in a meaningful reduction in the shareholder's percentage ownership of BancFirst Ohio stock and therefore does not have the effect of a distribution of a dividend, a Milton Federal Financial Corporation shareholder should compare his or her interest in BancFirst Ohio (including interests owned actually, hypothetically and constructively) immediately after the merger (but before the hypothetical redemption) to his or her interest after the hypothetical redemption. The Internal Revenue Service has indicated, in Revenue Ruling 76-385, that a shareholder in a publicly held corporation whose relative stock interest in the corporation is minimal and who exercises no "control" over corporate affairs is generally treated as having had a meaningful reduction in his or her stock after a redemption transaction if his or her percentage stock ownership in the corporation has been reduced to any extent, taking into account the shareholder's actual and constructive ownership before and after the hypothetical redemption. In Revenue Ruling 76-385, the Internal Revenue Service found a reduction from .0001118% to .0001081% to be a meaningful reduction.

         The hypothetical redemption transaction would be "substantially disproportionate" and, therefore, would not have the effect of a distribution of a dividend with respect to a Milton Federal Financial Corporation shareholder who owns less than 50% of the voting power of the outstanding BancFirst Ohio common stock if the percentage of BancFirst Ohio common stock actually and constructively owned by such shareholder immediately after the hypothetical redemption is less than 80% of the percentage of BancFirst Ohio common stock actually, hypothetically and constructively owned by such shareholder immediately before the hypothetical redemption.

         The aggregate adjusted tax basis of the shares of BancFirst Ohio common stock received in such exchange will be equal to the aggregate tax basis of the shares surrendered therefor, decreased by the cash received and increased by the amount of gain (including any amount which is characterized as a dividend) recognized, if any. The holding period of BancFirst common stock will include the holding period of the common shares surrendered therefor.

CASH RECEIVED IN LIEU OF A FRACTIONAL INTEREST OF BANCFIRST OHIO COMMON STOCK

         Cash received in lieu of a fractional share of BancFirst Ohio common stock will be treated as received in redemption of such fractional interest and gain or loss will be recognized, measured by the difference between the amount of cash received and the portion of the basis of the share of common stock allocable to such fractional interest. Such gain or loss will be long-term capital gain or loss if, as of the date of the exchange, the holding period for such share is greater than one year.

BACKUP WITHHOLDING AND INFORMATION REPORTING

         Payments of cash to a Milton Federal Financial Corporation shareholder surrendering shares of common stock will be subject to information reporting and "backup" withholding at a rate of 31% of the cash payment to the shareholder, unless the shareholder furnishes its taxpayer identification number in the manner prescribed in applicable Treasury Regulations, certifies that such number is correct, certifies as to no loss of exemption from backup withholding and meets certain other conditions. Any amounts withheld from payments to a holder under the backup withholding rules will be allowed as a refund or credit against the holder's United States federal income tax liability, provided the required information is furnished to the Internal Revenue Service.

         THE PRECEDING DISCUSSION IS NOT A COMPLETE ANALYSIS OR DISCUSSION OF ALL POTENTIAL TAX EFFECTS RELEVANT TO THE MERGER. THUS, YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES TO YOU IN THE MERGER, INCLUDING TAX RETURN REPORTING REQUIREMENTS, THE APPLICABILITY AND EFFECT OF FEDERAL, STATE, LOCAL, AND OTHER APPLICABLE TAX LAWS AND THE EFFECT OF ANY PROPOSED CHANGES IN THE TAX LAWS.


                              THE MERGER AGREEMENT

         The description of the merger agreement set forth below is not complete. For full information, you should read the merger agreement, a copy of which is attached to this document as Annex A.

TERMS OF THE MERGER

         THE MERGER. The merger agreement contemplates the merger of Milton Federal Financial Corporation with and into BancFirst Ohio. Following the merger, Milton Federal Savings Bank will merge with and into First National. BancFirst Ohio and First National will be surviving these mergers and the separate existences of Milton Federal Financial Corporation and Milton Federal Savings Bank will cease.

         EFFECTIVE TIME. As promptly as practicable after the satisfaction or waiver of the conditions set forth in the merger agreement, the parties will complete the merger by filing a Certificate of Merger with the Secretary of State of Ohio. Once this certificate is filed, the mergers will be effective.

CONVERSION OF MILTON FEDERAL FINANCIAL CORPORATION COMMON STOCK IN THE MERGER. If the merger closes after the satisfaction or waiver of all of the closing conditions, EACH outstanding common share of Milton Federal Financial Corporation will be cancelled on the day of the closing in exchange for the following:

         -   .444 of a common share of BancFirst Ohio, and

         -   $6.80 cash

         The value of the total consideration which you will receive on the day of the closing in exchange for each Milton Federal Financial Corporation common share will depend on the market value of a share of BancFirst Ohio on Nasdaq on the day of the closing. On January 12, 2000, the last trading day before the announcement of the execution of the merger agreement, the closing price of a common share of BancFirst Ohio on Nasdaq was $20.375. On __________, 2000, the closing price of a common share of BancFirst Ohio on Nasdaq was $______.

         On the day the merger closes, the market price of BancFirst Ohio may be higher or lower than the market price on the date the merger agreement was signed, on the date this document was mailed to you or on the date of the Special Meeting. Therefore, you cannot be assured of receiving any specific market value of BancFirst Ohio common shares on the date of the closing of the merger and we encourage you to determine the stock price of BancFirst Ohio common shares on Nasdaq prior to making your voting decision regarding the merger. However, Milton Federal Financial Corporation will have the right to terminate the merger agreement and abandon the merger before the closing if the average closing price per share of BancFirst Ohio common stock for the ten trading days ending two trading days before the closing falls below $17.25. You should refer to "The Merger Agreement - Terms of Merger" for more information about the value of the consideration you will receive in the merger.

         In order to provide you with a range of possible values for the total consideration you will receive from BancFirst Ohio for each of your Milton Federal Financial Corporation shares if the merger closes, we have set forth below a table. The following is an explanation of each of the columns in the table:

         COLUMN A:

         We have set forth a range of possible market prices of BancFirst Ohio on Nasdaq, beginning with the $17.25 termination value and ending with $30.00, the highest closing price of BancFirst Ohio during the last 52 weeks.

         COLUMN B:

         We have calculated the value of .444 of a share of BancFirst Ohio based on the corresponding market price set forth in Column A.

         COLUMN C:

         We have set forth in each line the constant $6.80 cash which will be paid by BancFirst Ohio for each share of Milton Federal Financial Corporation, regardless of the market price of BancFirst Ohio shares.

         COLUMN D:

         We have set forth the total value of the sum of the $6.80 cash (Column
         C), plus the value of .444 of a BancFirst Ohio share (Column B) based upon the specific closing price of a share of BancFirst Ohio on Nasdaq (Column A).

           A                                B                             C                                D

                                                                                                  Total value of the
   Closing price of a                Market value of                                               sum of .444 of a
share of BancFirst Ohio            .444 of a BancFirst                Add $6.80                share of BancFirst Ohio,
      on Nasdaq:                        Ohio share                    cash value                      plus $6.80
      -----------               -------------------------             ----------                     ------------
         $17.25                           $7.659            +           $6.80            =              $14.46
         18.00                            7.992             +            6.80            =               14.79
         19.00                            8.436             +            6.80            =               15.24
         20.00                             8.88             +            6.80            =               15.68
         21.00                            9.324             +            6.80            =               16.12
         22.00                            9.768             +            6.80            =               16.56
         23.00                            10.212            +            6.80            =               17.01
         24.00                            10.656            +            6.80            =               17.46
         25.00                            11.100            +            6.80            =               17.90
         26.00                            11.544            +            6.80            =               18.30
         27.00                            11.988            +            6.80            =               18.79
         28.00                            12.432            +            6.80            =               19.23
         29.00                            12.876            +            6.80            =               19.68
         30.00                            13.320            +            6.80            =               20.12

         Although the Milton Federal Financial Corporation Board of Directors has the power to terminate the merger agreement and abandon the merger if the average closing price of a BancFirst Ohio common share for the ten days ending two trading days before the closing falls below $17.25, there is no assurance that the Board of Directors will exercise such power by terminating the merger agreement. If the average closing price falls below $17.25, the Board of Directors will evaluate the circumstances existing at the time and, in the exercise of the Directors' fiduciary duties, determine whether a termination is in the best interest of shareholders.

         TREATMENT OF EMPLOYEE STOCK OPTIONS. At the time the merger is effective, each outstanding employee stock option to purchase Milton Federal Financial Corporation common shares will be cancelled and extinguished, and the holders of such employee options will be entitled to receive from BancFirst Ohio cash in the amount of the difference between the sum of $6.80, plus the product of .444 multiplied by the mean average of the closing bid and asked prices for BancFirst Ohio common shares on the Nasdaq system for the ten trading days ending two trading days before the closing, less $13.69 (the exercise price of the option).

         For example, if an employee or director of Milton Federal Financial Corporation, has an option to purchase 100 common shares of Milton Federal Financial Corporation, then at the time the merger is effective, this option will be cancelled and this person will receive cash. For purposes of this example, assume the price of BancFirst Ohio's common shares have averaged $18.00 per share prior to the closing. In this example, the person will receive $110.20 in cash for the cancellation of the option to purchase 100 common shares. The $110.20 is calculated as follows:

                   ([$6.80 + (.444 x $18.00)] - $13.69) x 100.

         There are currently options outstanding to purchase 228,227 common shares of Milton Federal Financial Corporation held by 11 individuals, as follows:

         Glenn E. Aidt                      51,578
         Thomas P. Eyer                     38,683
         Debbie A. Jones                    25,789
         Michael J. Hufford                 15,471
         John E. Frigge                     19,342
         E. Lynn App                        12,894
         Kenneth J. Faze                    12,894
         David R. Hayes                     12,894
         Robert E. Hine                     12,894
         Christopher S. Long                12,894
         Cletus O. Minnich                  12,894
                                            ------

         Total:                             228,227
                                            =======

         FRACTIONAL SHARES. No fractional shares of BancFirst Ohio will be issued. BancFirst Ohio shall, in lieu of issuing fractional shares, pay holders of fractional shares cash in an amount equal to the fractional amount multiplied by the financial consideration for such fractional share.

EXCHANGE OF CERTIFICATES

         EXCHANGE AGENT. ChaseMellon Shareholder Services will act as exchange agent for the exchange of stock certificates pursuant to the merger.

         EXCHANGE PROCEDURES. As soon as reasonably practicable after the merger is effective, BancFirst Ohio will instruct ChaseMellon Shareholder Services in its capacity as exchange agent to mail to each record holder of Milton Federal Financial Corporation common shares at the time the merger is effective a letter of transmittal and instructions for exchanging certificates representing Milton Federal Financial Corporation common shares for certificates evidencing BancFirst Ohio common shares and cash. You will have to follow the instructions and surrender your certificates for Milton Federal Financial Corporation common shares, together with the properly executed letter of transmittal, and any other required documents, to the exchange agent. You then will be entitled to receive:

         - certificates for that number of whole common shares of BancFirst Ohio which you have the right to receive in the merger,
         - the cash portion of the purchase price you are entitled to receive,

         - any dividends or other distributions on the BancFirst Ohio common shares declared or made after the merger is effective to which you may be entitled, and
         - cash for any fractional share of BancFirst Ohio common stock. Until so surrendered, each outstanding certificate that, prior to the time the merger is effective, represented common shares of Milton Federal Financial Corporation will be deemed, for all corporate purposes other than the payment of dividends, and subject to the payment of cash in lieu of fractional shares, to evidence the ownership of the number of whole common shares of BancFirst Ohio into which such common shares of Milton Federal Financial Corporation are to be converted and the cash you are entitled to receive.

         DISTRIBUTIONS WITH RESPECT TO UNEXCHANGED SHARES. If any dividends or other distributions are declared or made after the time the merger is effective on BancFirst Ohio common shares, you will not receive them until you surrender your Milton Federal Financial Corporation share certificates. When you do surrender your certificates, BancFirst Ohio will pay you, without interest, any dividends or other distributions previously paid to holders of BancFirst Ohio common shares with a record date after the time the merger is effective.

         TRANSFERS OF OWNERSHIP. If you want any certificate for common shares of BancFirst Ohio to be issued in a name other than that in which the Milton Federal Financial Corporation certificate surrendered in exchange is registered, your Milton Federal Financial Corporation certificate must be properly endorsed and otherwise in proper form for transfer. You also must pay to BancFirst Ohio or its agent any resulting transfer or other tax, or establish to the satisfaction of BancFirst Ohio that such tax has been paid or is not payable.

         ESCHEAT AND WITHHOLDING. Neither BancFirst Ohio nor Milton Federal Financial Corporation will be liable to you for any common shares of BancFirst Ohio which were delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. BancFirst Ohio or the exchange agent will deduct from the BancFirst Ohio common shares paid to you any amounts that BancFirst Ohio or the exchange agent is required to withhold under any provision of federal, state, local or foreign tax law.

         LOST, STOLEN OR DESTROYED CERTIFICATES. The exchange agent will issue BancFirst Ohio common shares in exchange for a lost, stolen or destroyed Milton Federal Financial Corporation share certificate upon receipt of an affidavit of that fact by the owner of the certificate. However, BancFirst Ohio will require you to deliver a reasonable indemnity bond against any claim that may be made against BancFirst Ohio or the exchange agent with respect to a certificate alleged to have been lost, stolen or destroyed.

         DETAILED INSTRUCTIONS, INCLUDING A TRANSMITTAL LETTER, WILL BE MAILED TO MILTON FEDERAL FINANCIAL CORPORATION SHAREHOLDERS PROMPTLY FOLLOWING THE TIME THE MERGER IS EFFECTIVE EXPLAINING HOW TO EXCHANGE MILTON FEDERAL FINANCIAL CORPORATION CERTIFICATES FOR BANCFIRST OHIO CERTIFICATES. YOU SHOULD NOT SEND IN YOUR MILTON FEDERAL FINANCIAL CORPORATION SHARE CERTIFICATES UNTIL YOU RECEIVE A LETTER OF TRANSMITTAL.

REPRESENTATIONS AND WARRANTIES

         In the merger agreement, each of BancFirst Ohio, First National, Milton Federal Savings Bank and Milton Federal Financial Corporation provide customary representations and warranties relating to, among other things:

         -        Incorporation, good standing and corporate power;
         -        Corporate authority;
         -        No conflicts with other agreements;
         -        Capitalization;
         -        Financial statements;
         -        SEC and banking regulatory reports;
         -        Litigation;
         -        Permits and licenses;
         -        Tax matters;
         -        Insurance;
         -        Year 2000;
         -        Environmental matters;

         -        Stock ownership;
         -        Brokers and finders; and
         -        Conduct of business.

         In the merger agreement, Milton Federal Financial Corporation and Milton Federal Savings Bank also make additional representations and warranties relating to, among other things:

         -        Title to real property;
         -        Allowance for Loan Losses;
         -        Investments;
         -        Material contracts;
         -        Employee matters and employee benefit plans;
         -        Employment agreements;
         -        Other regulatory matters;
         - Non-banking activities of Milton Federal Financial Corporation and its subsidiaries;
         -        Fiduciary responsibilities; and
         -        Certain operational matters.

CONDUCT OF BUSINESS PENDING THE MERGER

        Before the time the merger is effective, Milton Federal Financial Corporation and its subsidiaries will conduct their business in the ordinary and usual course, consistent with past practice, and will seek to preserve intact its business organization and goodwill and keep in full force and effect all of its material rights. Specifically, the merger agreement provides that Milton Federal Financial Corporation and its subsidiaries will not, unless in some cases consistent with past practice:

         - Issue any capital stock or any options, warrants, or other rights to subscribe for or purchase capital stock or any securities convertible into or exchangeable for capital stock;

         - Redeem, purchase or otherwise acquire any capital stock or effect a reclassification, recapitalization, splitup, exchange of shares, readjustment or other similar change;

         - Change the Articles of Incorporation, Code of Regulations or other charter or governing documents;

         -    Increase the compensation payable to employees;

         - Borrow or agree to borrow any material amount of funds or guarantee or agree to guarantee any material obligations of others;

         - Make or commit to make any new loan or letter of credit or any new or additional discretionary advance under any existing line of credit;

         - Purchase or otherwise acquire any investment security for its own account;

         - Materially increase or decrease the rate of interest paid on time deposits, or on certificates of deposit;

         - Enter into any agreement, contract or commitment of a material nature;

         - Place on any of its material assets or properties any mortgage, pledge, lien, charge, or other encumbrance of a material nature.

         - Cancel or accelerate any material indebtedness, or any claims which it may possess or waive any material rights with respect thereto;

         - Sell, assign, transfer, convey, license, subcontract, cancel, amend or alter any loan servicing rights;

         - Except as stated, sell any material real or personal property and other than properties acquired in foreclosure or otherwise in the ordinary collection of indebtedness;

         - With respect to the branch operations of Milton Federal Savings Bank, take any action to close any existing branch or open or acquire new branches;

         - Except as stated, foreclose upon or otherwise take title to or possession of or control of any real property without performing an environmental audit; or

         - Purchase any real or personal property or make any other capital expenditure in excess of $50,000.

        NO SOLICITATION. The merger agreement provides that Milton Federal Financial Corporation and Milton Federal Savings Bank shall not, directly or indirectly, solicit, initiate or encourage discussions or negotiations with any person in connection with:

         - any acquisition or purchase of all or a material amount of the assets of Milton Federal Financial Corporation or Milton Federal Savings Bank,
         - any equity securities of Milton Federal Financial Corporation or Milton Federal Savings Bank, or
         - any merger, consolidation or business combination with Milton Federal Financial Corporation or Milton Federal Savings Bank.

However, the merger agreement does not prohibit Milton Federal Financial Corporation or Milton Federal Savings Bank from furnishing information to, or entering into discussions, negotiations or an agreement with any person who makes an unsolicited proposal for any transaction described above, if:

         - the Board of Directors, after consulting with and being advised by legal counsel, determines that such action is required to fulfill its fiduciary obligations under the law, and
         - before providing the information to or entering into discussions or negotiations with such person, Milton Federal Financial Corporation provides written notice to BancFirst Ohio.

         In the event Milton Federal Financial Corporation enters into an agreement for the acquisition of Milton Federal Financial Corporation or Milton Federal Savings Bank with a person other than BancFirst Ohio because the Board of Directors believes the directors have a fiduciary duty to do so, then Milton Federal Financial Corporation can terminate the merger agreement with BancFirst Ohio. In such event, BancFirst Ohio may exercise the stock option to purchase shares of Milton Federal Financial Corporation. You should see "Stock Option Agreement Between BancFirst Ohio and Milton Federal Financial Corporation."

ADDITIONAL AGREEMENTS

         CONFIDENTIALITY. Each party will be afforded reasonable access to the other parties' properties, books, contracts, commitments and records and will furnish promptly to the other all information concerning its business, properties and personnel as the other may reasonably request. Each party has agreed to keep such information confidential.

         EMPLOYEE BENEFITS. BancFirst Ohio has agreed to provide certain employees of Milton Federal Financial Corporation the opportunity to participate in BancFirst Ohio employee benefit plans, or any non-qualified employee benefit plans or deferred compensation, stock option, bonus or incentive plans, severance plans (unless such person is an executive and party to an employment agreement in which case such executive will receive the benefits set forth in such agreement) or other employee benefit or fringe benefit programs that may be in effect generally for employees of BancFirst Ohio's subsidiaries if such employee would otherwise satisfy the eligibility requirements of such plans.

         Milton Federal Financial Corporation has agreed to use reasonable efforts to terminate its Employee Stock Ownership Plan effective at the time the merger is effective. At the time of closing of the merger, all amounts accrued on Milton Federal Financial Corporation's financial statements will be contributed by Milton Federal Savings Bank to the ESOP trustee and will then be paid to Milton Federal Financial Corporation to reduce the outstanding loan of $1,031,550. After such payments, the Milton Federal Financial Corporation common shares will be allocated to the participants of the ESOP in accordance with the plan provisions. All of the Milton Federal Financial Corporation common shares held by the ESOP trustee will be exchanged in the merger for cash and BancFirst Ohio common shares. The ESOP trustee will dispose of any shares it holds to repay any remaining loan balance, and any remaining shares or assets will be allocated to the participants of the ESOP.

         Milton Federal Savings Bank established a Recognition and Retention Plan, which has purchased an aggregate of 103,155 common shares of Milton Federal Financial Corporation in the open market since 1995. Of these shares, 72,720 have been awarded to participants. Of these awarded shares, 58,785 have been vested and distributed and 13,935 have not yet vested. All of the unawarded shares will be transferred to Milton Federal Financial Corporation prior to the time the merger is effective as treasury shares and will not be awarded to participants. When the merger is effective, the unvested shares will be exchanged for cash and BancFirst Ohio common shares. The trustee of the plan will distribute the following to plan participants:

         - the cash and BancFirst Ohio common shares received in exchange for the Milton Federal Financial Corporation common shares,
         - all dividends previously paid by Milton Federal Financial Corporation on the unvested shares, with interest, and
         - 50% of all dividends previously paid by Milton Federal Financial Corporation on the unawarded shares, with interest.

         REGULATORY FILINGS/COOPERATION. BancFirst Ohio will prepare and cause to be filed applications and other documents with the Board of Governors of the Federal Reserve System, the OCC, and any other governmental agencies as are required to secure the requisite approval of such agencies to the consummation of the transactions provided for in the merger agreement.

         ADVISORY BOARD. BancFirst Ohio will use its best efforts to establish an advisory board comprised of the non-employee members of the Milton Federal Financial Corporation Board of Directors which will serve as an adjunct to BancFirst Ohio's Board of Directors. Members of the advisory board will be paid $250 per month and will serve for a term of one year.

         DIRECTOR AND OFFICER INSURANCE. BancFirst Ohio will provide director and officer liability insurance to the former directors and executive officers of Milton Federal Financial Corporation and Milton Federal Savings Bank for three years after consummation of the merger. Such insurance shall be comparable to that in effect for such persons prior to the merger.

         EMPLOYMENT AGREEMENTS. Milton Federal Financial Corporation previously entered into employment agreements with Glenn E. Aidt, Thomas P. Eyer, Debbie A. Jones, Dennis J. Piper and John E. Frigge, as previously described by Milton Federal Financial Corporation in filings with the SEC and communications to shareholders. Under the terms of these employment agreements, the employees are entitled to receive severance payments if their employment is terminated following a change of control. At the time the merger is effective and assuming BancFirst Ohio does not retain these individuals as employees, the following payments will be due under the employment agreements, Glenn E. Aidt - $423,577; Thomas P. Eyer - $268,632; Debbie A. Jones - $255,528; Dennis J. Piper - $249,600; John E. Frigge - $214,033.

CONDITIONS TO THE MERGER

        CONDITIONS TO OBLIGATIONS OF BANCFIRST OHIO, FIRST NATIONAL, MILTON FEDERAL FINANCIAL CORPORATION AND MILTON FEDERAL SAVINGS BANK. The obligations of all parties to effect the merger is subject to the satisfaction or waiver of the following conditions:

         - The merger agreement must be validly adopted by the affirmative vote of the shareholders of Milton Federal Financial Corporation;

         - All necessary approvals, consents, authorizations, exemptions or waivers (including any required by any federal or state governmental body or agency) must be obtained and all waiting periods required by law must have expired;

         - Milton Federal Financial Corporation must receive the written opinions of McDonald Investments, dated January 13, 2000 and the date of this document, to the effect that the consideration to be received by the shareholders of Milton Federal Financial Corporation as of such dates was fair from a financial point of view;

         - No order or decision from any court and no federal or state law rule or regulation that would prevent or materially delay the consummation of the merger can be in effect;

         - BancFirst Ohio and Milton Federal Financial Corporation must receive an opinion from Baker & Hostetler LLP to the effect that the merger will constitute a tax-free reorganization under the Internal Revenue Code to the extent of the share exchange; and

         - The registration statement filed with the Securities and Exchange Commission in connection with the merger must be in effect.

        CONDITIONS TO OBLIGATIONS OF BANCFIRST OHIO AND FIRST NATIONAL. The obligations of BancFirst Ohio to effect the merger is subject to the satisfaction or waiver of the following conditions:

         - The representations and warranties made by Milton Federal Financial Corporation and Milton Federal Savings Bank in the merger agreement must be true and correct in all material respects;

         - Milton Federal Financial Corporation and Milton Federal Savings Bank must comply in all material respects with their obligations under the merger agreement; and

         - There cannot be any material adverse change after the date of the merger agreement in the financial condition, assets, liabilities, obligations, properties or business of Milton Federal Financial Corporation or Milton Federal Savings Bank (except any change resulting from circumstances set forth in the merger agreement).

        CONDITIONS TO OBLIGATIONS OF MILTON FEDERAL FINANCIAL CORPORATION AND MILTON FEDERAL SAVINGS BANK. The obligations of Milton Federal Financial Corporation and Milton Federal Savings Bank to effect the merger shall be subject to the satisfaction (or waiver) of the following conditions:

         - The representations and warranties made by BancFirst Ohio and First National in the merger agreement must be true and correct in all material respects;

         - BancFirst Ohio and First National must comply in all material respects with their obligations under the merger agreement;

         - There cannot be any material adverse change after the date of the merger agreement in the financial condition, assets, liabilities, obligations, properties, business or prospects of BancFirst Ohio or First National; and

         - The mean average of the closing bid and asked prices for a share of BancFirst Ohio common stock for the ten trading days ending two days before the closing must not be less than $17.25.

         TERMINATION. The merger agreement may be terminated:

         - by mutual agreement of the Board of Directors of BancFirst Ohio, Milton Federal Financial Corporation, The First National Bank of Zanesville, and Milton Federal Savings Bank; or

         - by the Board of Directors of BancFirst Ohio or Milton Federal Financial Corporation if the merger is not completed on or before December 31, 2000 or if any of the conditions of the merger are not satisfied.

                  STOCK OPTION AGREEMENT BETWEEN BANCFIRST OHIO
                    AND MILTON FEDERAL FINANCIAL CORPORATION

         At the same time as the merger agreement was executed and delivered, Milton Federal Financial Corporation and BancFirst Ohio entered into a stock option agreement, under which Milton Federal Financial Corporation granted BancFirst Ohio an option to purchase up to 417,899 common shares of Milton Federal Financial Corporation representing approximately 19.9% of the outstanding common shares of Milton Federal Financial Corporation at a per share price of $13.15. The option will become exercisable only upon the occurrence of certain events described below.

         The stock option agreement is intended to increase the likelihood that the merger will be completed on the terms set forth in the merger agreement. As a result, some aspects of the stock option agreement may have the effect of discouraging persons who might now or before the time the merger is effective be interested in acquiring all of or a significant interest in Milton Federal Financial Corporation from considering or proposing such an merger, even if they were prepared to offer consideration per share for Milton Federal Financial Corporation common shares higher than the consideration set forth in the merger agreement.

EXERCISE OF STOCK OPTION

         BancFirst Ohio may elect to exercise the option in whole or in part only upon:

         - Milton Federal Financial Corporation's completion of a merger or consolidation with anyone other than BancFirst Ohio;

         - Milton Federal Financial Corporation's completion of a sale, transfer or conveyance of all or substantially all of the assets of Milton Federal Financial Corporation to someone other than BancFirst Ohio; or

         - The acquisition by anyone other than BancFirst Ohio of 25% or more of the outstanding shares of Milton Federal Financial Corporation.

TERMINATION OF STOCK OPTION

        The option will terminate and be of no further force or effect:

         - by mutual consent of Milton Federal Financial Corporation and BancFirst Ohio;

         - by BancFirst Ohio if any regulatory agency issues an order denying approval of the merger;

         - by BancFirst Ohio if any governmental entity has issued a final non-appealable permanent order enjoining or otherwise prohibiting the merger;

         - by Milton Federal Financial Corporation if BancFirst Ohio is in material breach of any of its covenants and agreements in the merger agreement, such that Milton Federal Financial Corporation would be entitled to terminate the merger agreement;

         - by Milton Federal Financial Corporation or BancFirst Ohio if the option is not exercised on or before December 31, 2000, except that if an event occurs before December 31, 2000 that, if closed and consummated, would constitute an event that would permit BancFirst Ohio to exercise the option, then the option agreement may be terminated by Milton Federal Financial Corporation or BancFirst Ohio if the option is not exercised on or before December 31, 2001.

ADJUSTMENT OF NUMBER OF SHARES SUBJECT TO OPTION

         The number and type of securities subject to the option and the purchase price of shares will be adjusted for any stock split, reverse split, dividend, exchange of shares or similar transaction relating to the Milton Federal Financial Corporation common shares, so that BancFirst Ohio will receive upon exercise of the option the same number and type of securities as if the option had been exercised immediately before the change in Milton Federal Financial Corporation common shares.

REPURCHASE OF OPTION SHARES

         At any time following 12 months from the date that the option is exercisable, BancFirst Ohio can require that Milton Federal Financial Corporation repurchase the option and repurchase the shares that have been issued to BancFirst Ohio from previous option exercises. In such an event, Milton Federal Financial Corporation would be required to pay BancFirst Ohio:

         - For Milton Federal Financial Corporation common stock acquired pursuant to the option, the product of the number of shares, multiplied by the "applicable price," which is defined in the stock option agreement to be the higher of:
              - The highest price paid for a share of Milton Federal Financial Corporation common stock by the person or group involved in the transaction giving rise to the exercisability of the option, or
              - The price per share of the Milton Federal Financial Corporation common stock received by holders of Milton Federal Financial Corporation common stock in connection with any merger or other business combination transaction which gives rise to the exercisability of the option.

         - For Milton Federal Financial Corporation common stock subject to an unexercised option, the difference between:

              - The product of the number of such shares, multiplied by the applicable price, less
              - The product of the number of such shares, multiplied by the per share exercise price of the option.

         - For Milton Federal Financial Corporation common stock as to which the option has been exercised, but the closing has not occurred, the difference between:

              - The product of the number of such shares, multiplied by the applicable price, less
              - The product of the number of such shares, multiplied by the per share exercise price of the option.

         In no event shall BancFirst Ohio purchase a number of Milton Federal Financial Corporation common shares for which the difference between the product of:

         - the sum of the total number of Milton Federal Financial Corporation common shares BancFirst Ohio intends to purchase by exercising the option and shares previously purchased by exercising the option; times

         - the closing price of Milton Federal Financial Corporation common shares as quoted on Nasdaq on the last trading day before the exercise of the option;

         less the product of:
         - the sum of the total number of Milton Federal Financial Corporation common shares BancFirst Ohio intends to purchase by exercising the option and shares previously purchased by exercising the option; times
         -    $13.15;

         exceeds $2,000,000.

         In no event will the purchase price of the Milton Federal Financial Corporation common stock repurchased from BancFirst Ohio exceed $2,000,000, plus the aggregate exercise price actually paid by BancFirst Ohio to acquire the Milton Federal Financial Corporation common stock.

REGISTRATION RIGHTS

         BancFirst Ohio has certain rights to require registration under the securities laws of any common shares of Milton Federal Financial Corporation purchased pursuant to the stock option agreement if necessary to enable BancFirst Ohio to sell the shares.



                              BANCFIRST OHIO CORP.

GENERAL

         BancFirst Ohio was organized as a bank holding company under the laws of the State of Ohio. It conducts a full-service commercial and retail banking business through its wholly-owned subsidiary, The First National Bank of Zanesville. Effective May 16, 1998, BancFirst Ohio merged its two other banking subsidiaries, Bellbrook Community Bank and County Savings Bank, with First National under the national bank charter of First National. BancFirst Ohio also owns a full service financial planning company that conducts business under the name Chornyak & Associates, Inc., which was acquired in April 1999.

         BancFirst Ohio is headquartered in Zanesville, Ohio, the county seat of Muskingum County. Through First National, BancFirst Ohio operates 22 full-service banking facilities which serve Muskingum, Licking, Franklin, Greene and Montgomery Counties, Ohio. Its primary market extends along Interstate 70 in central Ohio and includes the markets of Zanesville, Newark, Columbus, and Dayton. BancFirst Ohio primarily focuses on providing personalized, high quality and comprehensive banking services in order to develop and maintain long-term relationships with its customers. BancFirst Ohio offers a range of banking services, including:

         -        commercial and commercial real estate loans;
         -        Small Business Administration loans;
         -        residential real estate loans;
         -        consumer loans;
         -        personal and business checking accounts;
         -        savings accounts;
         -        demand and time deposits;
         -        safe deposit services; and
         - trust, private banking, financial planning and investment services.

         At December 31, 1999, on a consolidated basis, BancFirst Ohio had total assets of $1.3 billion, total liabilities of $1.2 billion, including total deposits of $799 million, total loans of $850 million, and total shareholders' equity of $80 million.

BANCFIRST OHIO STRATEGY

         BancFirst Ohio believes its profitability in recent years is in part attributable to the growth strategy that it began implementing in 1992. At December 31, 1991, BancFirst Ohio had nine branch offices with assets of $298.2 million, an equity to assets ratio of 11.82%, and operations heavily concentrated in Muskingum County. Management believed that increased size would allow it to:

         - take advantage of increased operating efficiencies associated with the attendant economies of scale;
         -   achieve greater diversification of its markets and products;
         - enhance shareholder value by more effectively leveraging its equity capital; and
         - more effectively position itself to take advantage of acquisition opportunities in the rapidly changing financial services industry.

         Given its significant market share in its primary market area, BancFirst Ohio recognized that its desired growth would have to come primarily from expansion into new markets. In recognition of these factors, management undertook a growth strategy which emphasized:

         - acquiring existing branch locations from competing institutions as well as de novo branching;
         - increasing lending to small businesses through the formation of small business lending centers outside Muskingum County;
         -   acquiring bank and thrift holding companies;
         -   expanding trust, private banking and investment services; and
         - improving technology to enhance services and manage the cost of operations.

         BancFirst Ohio believes that it has been successful in implementing this strategy. In 1992, First National acquired a $30.6 million branch of a savings and loan association in Dresden, Ohio. Later in 1992, First National opened the first of four small business lending centers to serve small businesses in Columbus, Ohio, and specialize in loans guaranteed by the U.S. Department of Commerce, SBA. During 1997 and 1998, First National was the largest originator of SBA Section 7(a) loans in Ohio and was awarded the designation of preferred lender by the SBA. Currently, First National has small business lending centers located in Cleveland, Columbus, Cincinnati and Dayton, Ohio, Indianapolis, Indiana, Louisville, Kentucky and Detroit, Michigan.

         The 1995 acquisition of Bellbrook Community Bank provided access to the Dayton metropolitan market. In August 1996, BancFirst Ohio acquired County Savings Bank which had total assets of approximately $554 million. In October 1998, First National opened a new branch location in Washington Township, Ohio, located in the Dayton metropolitan market. BancFirst Ohio has also opened an additional branch location in New Albany, Ohio, a rapidly growing suburb of Columbus, Ohio. In April 1999, BancFirst Ohio acquired Chornyak & Associates, a full service financial planning company. As a result of this strategic growth strategy, BancFirst Ohio assets have increased by more than $800 million since December 31, 1991.

         BancFirst Ohio's Board of Directors and management intend to seek continued controlled growth of the organization through selective acquisitions of banks and/or savings and loan associations. The objectives of these acquisitions will be to:

         - increase the opportunity for quality earning asset growth, deposit generation and fee-based income opportunities;
         - diversify the earning assets portfolio and core deposit base through expansion into new geographic markets;
         - improve the potential profits from BancFirst Ohio's combined operations through economies of scale; and
         -   enhance shareholder value.

         In furtherance of these objectives, BancFirst Ohio intends to continue its pursuit of business combinations which fit the strategic objectives of growth, diversification and market expansion and which provide the potential for enhanced shareholder value. At the present time, BancFirst Ohio does not have any understanding or agreements for any acquisition or combination, except for the merger discussed in this document.


                      MILTON FEDERAL FINANCIAL CORPORATION

         Milton Federal Financial Corporation is a savings and loan holding company incorporated under the laws of the State of Ohio. Milton Federal Financial Corporation owns all issued and outstanding common stock of Milton Federal Savings Bank, a savings bank chartered under the laws of the United States.

         Serving the West Milton, Ohio area since 1887, Milton Federal Savings Bank conducts business from its main office at 25 Lowry Drive in West Milton and from its full service branch offices located in Englewood, Brookville and Tipp City, Ohio. Milton Federal Savings Bank is engaged principally in making first mortgage loans secured by one-to four-family residential real estate located in its designated lending area, and also originates loans for the construction of one- to four-family residential real estate, loans secured by multi-family residences (over four units), nonresidential real estate, deposits, automobiles, recreational vehicles and boats and home improvement and commercial loans. Milton Federal Savings Bank also invests in U.S. Government and agency obligations, interest-bearing deposits in other financial institutions, mortgage-backed securities, which include collateralized mortgage obligations, real estate mortgage investment conduits and other investments permitted by applicable law. Funds for lending and other investment activities come primarily from savings deposits, borrowed funds and loan and security sales and principal repayments.


                   DESCRIPTION OF BANCFIRST OHIO CAPITAL STOCK

         Ohio General Corporation Law and BancFirst Ohio's Articles of Incorporation, as amended, and Code of Regulations govern the terms of BancFirst Ohio's common stock. The following summary is qualified in its entirety by reference to Ohio General Corporation Law and BancFirst Ohio's Articles of Incorporation and Code of Regulations.

         BancFirst Ohio's Articles of Incorporation authorize the issuance of 20,000,000 shares of common stock, without par value. At __________, 2000 approximately _______ record holders owned the __________ outstanding shares, all of which are fully paid, validly issued and non-assessable.

         Holders of BancFirst Ohio common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Shareholders may cumulate their votes when electing directors.

         Holders of BancFirst Ohio common stock are entitled to share in the dividends that the Board of Directors validly declares from legally available funds. If BancFirst Ohio liquidates, holders of BancFirst Ohio common stock also are entitled to participate ratably in the assets remaining after BancFirst Ohio pays its liabilities.

         Holders of BancFirst Ohio common stock do not have preemptive rights or other rights to subscribe for or purchase additional shares of any class of stock or any other securities of BancFirst Ohio. BancFirst Ohio common stock has no redemption or sinking fund provisions. Approving amendments to Articles 7, 8 and 9 of the Articles of Incorporation and certain mergers, reorganizations and similar transactions requires the affirmative vote of the holders of at least 75% of all outstanding shares of BancFirst Ohio common stock. Articles 7, 8 and 9 provide, respectively, for the indemnification of officers and directors of BancFirst Ohio, a super-majority vote in regard to specific kinds of transactions with related persons, and a majority vote in regard to transactions that otherwise would require a two-thirds vote under Ohio's General Corporation Law. ChaseMellon Shareholder Services serves as Registrar and Transfer Agent for BancFirst Ohio common stock.

                        COMPARISON OF SHAREHOLDER RIGHTS

GENERAL

         After the merger, shareholders of Milton Federal Financial Corporation will become shareholders of BancFirst Ohio. Their rights will then be governed by BancFirst Ohio's Articles of Incorporation, BancFirst Ohio's Code of Regulations and Ohio General Corporation Law. Presently, Milton Federal Financial Corporation shareholders' rights are governed by Milton Federal Financial Corporation's Articles of Incorporation, Milton Federal Financial Corporation's Code of Regulations, and Ohio General Corporation Law. The following summary, which is not a complete statement of all differences between the rights of the holders of BancFirst Ohio common stock and Milton Federal Financial Corporation common stock, discusses material differences between Milton Federal Financial Corporation's Articles of Incorporation and Code of Regulations and BancFirst Ohio's Articles of Incorporation and Code of Regulations. While BancFirst Ohio believes that the provisions of its Articles of Incorporation and its Code of Regulations are in its shareholders' best interests, shareholders of Milton Federal Financial Corporation should be aware that these provisions could be disadvantageous to them because their overall effect may be to render more difficult or to discourage the removal of incumbent directors and management or the assumption of effective control by other persons. This summary is qualified by the full text of each document. For information as to how to get those documents, see "Where You Can Find More Information" on page _____.

CLASSIFIED BOARD OF DIRECTORS

         BancFirst Ohio's Board of Directors is divided into three classes with each class elected in staggered elections and serving a three-year term, which means that the terms of office of approximately one-third of the members of the Board of Directors expire each year. Milton Federal Financial Corporation's Board of Directors is divided into two classes, and each director serves for a term of two years.

         Classification of directors makes it more difficult for shareholders to change the composition of the Board of Directors. At least two annual meetings of shareholders, instead of one, will generally be required to change the majority of the Board of Directors. If a company were confronted by a holder attempting to force a proxy contest, a tender or exchange offer or other extraordinary corporate transaction, this classification and time period would allow the Board of Directors sufficient time to review the proposal. The Board of Directors would also have the opportunity to review any available alternatives to the proposal and to act in what it believes to be the best interests of the shareholders.

         The classification provisions could also discourage a third party from starting a proxy contest, making a tender offer or otherwise attempting to obtain control of BancFirst Ohio. That transaction could be beneficial to BancFirst Ohio or its shareholders.

NUMBER OF DIRECTORS

         BancFirst Ohio's Board of Directors consists of nine directors, and Milton Federal Financial Corporation's Board of Directors consists of seven directors. BancFirst Ohio's Articles of Incorporation establish the minimum and maximum number of directors that BancFirst Ohio is permitted to have. The minimum number of directors is nine; the maximum is fifteen. BancFirst Ohio's Board of Directors, by majority vote, is permitted to increase or decrease the number of directors within these limits between annual meetings of shareholders and to fill any vacancy created by an increase in the number of directors. Milton Federal Financial Corporation's Articles of Incorporation contain the same kind of provision except that the maximum number of directors authorized under Milton Federal Financial Corporation's Code of Regulations is fifteen and the minimum is three.

REMOVAL OF DIRECTORS

         BancFirst Ohio's Articles of Incorporation and Code of Regulations do not provide for the removal of directors. As a result, BancFirst Ohio's directors are subject to removal as provided by Ohio General Corporation Law or by other lawful procedures.

         Milton Federal Financial Corporation's shareholders may remove any director or the entire Board of Directors from office, without assigning any cause, by the vote of the holders of a majority of the voting power entitling them to elect directors in place of the director or directors removed.

VACANCIES

         Vacancies on BancFirst Ohio's Board of Directors may be filled by a majority of the remaining directors, although less than a quorum. Any director so elected shall serve for the remainder of the unexpired term. Vacancies on Milton Federal Financial Corporation's Board of Directors may be filled in the same manner, and any director so elected also serves for the remainder of the unexpired term.

SPECIAL MEETINGS

         Special meetings of BancFirst Ohio's shareholders may be called only by the Chairman of the Board of Directors, the President, a majority of directors, or any three or more shareholders holding, in the aggregate, not less than twenty-five percent of the voting power of BancFirst Ohio.

         Special meetings of Milton Federal Financial Corporation may be called only by the Chairman of the Board of Directors, the President, the Vice President authorized to exercise the authority of the President (in the event of the President's absence, death, or disability), the secretary, the directors by action at a meeting or a majority of the directors acting without a meeting, or the holders of at least twenty-five percent of all outstanding shares of Milton Federal Financial Corporation that are entitled to vote at the meeting.

CUMULATIVE VOTING

         BancFirst Ohio's shareholders may cumulate votes in the election of directors, which means that shareholders are able to concentrate their voting power in the election of directors by casting all of their votes (which equals the number of shares they own multiplied by the number of nominees up for election) for a single nominee or by distributing their votes among any two or more nominees. The purpose of cumulative voting is to give minority shareholders an opportunity to elect directors.

         Cumulative voting is not available to Milton Federal Financial Corporation shareholders.

ADVANCE NOTICE PROVISIONS FOR SHAREHOLDER NOMINATIONS AND SHAREHOLDER PROPOSALS

         BancFirst Ohio's Articles of Incorporation and Code of Regulations do not contain provisions allowing shareholders to nominate individuals for election as directors or to submit proposals to be voted upon by shareholders. Consequently, these matters are governed by Ohio's General Corporation Law, which authorizes the directors to nominate individuals for election as directors, and federal law, which governs shareholder proposals.

         Milton Federal Financial Corporation's Regulations provide that nominees for election as directors may be proposed only by the directors or by a shareholder entitled to vote for directors if such shareholder has submitted a written nomination to the Secretary of Milton Federal Financial Corporation by the later of the November 30 immediately preceding the annual meeting of shareholders or the sixtieth day before the first anniversary of the most recent annual meeting of shareholders held for the election of directors. Each such written nomination must state the name, age, business or residence address of the nominee, the principal occupation or employment of the nominee, the number of common shares of Milton Federal Financial Corporation owned either beneficially or of record by each such nominee and the length of time such shares have been so owned.

AMENDMENTS TO CHARTER DOCUMENTS

         BancFirst Ohio's Articles of Incorporation and Code of Regulations may each be amended by the vote of holders of shares representing a majority of the voting power of BancFirst Ohio, except that amendments to certain Articles of the Articles of Incorporation require the affirmative vote of the holders of at least 75% of such voting power. See "Description of Capital Stock."

         Milton Federal Financial Corporation's Articles of Incorporation may be amended by the affirmative vote of the holders of a majority of Milton Federal Financial Corporation's outstanding voting shares unless the Board of Directors recommends that shareholders do not vote to approve the proposed amendment. If the Board of Directors fails to recommend approval of the proposed amendment, then the Articles of Incorporation may be amended only by the affirmative vote of the holders of at least 75% of Milton Federal Financial Corporation's outstanding voting shares. The same voting requirements apply to proposed amendments to Milton Federal Financial Corporation's Regulations.

MERGERS, ACQUISITIONS AND OTHER TRANSACTIONS

         Generally speaking, the affirmative vote of the holders of a majority of BancFirst Ohio's voting power is required to approve mergers, dissolutions, dispositions of all or substantially all of BancFirst Ohio's assets and mergers and combinations involving the issuance of shares representing one-sixth or more of the voting power of the corporation other than so-called parent-subsidiary mergers. However, if the merger or consolidation is with a related person (defined in BancFirst Ohio's Articles of Incorporation to mean, generally speaking, any person who owns 10% or more of BancFirst Ohio's outstanding voting securities) or an affiliate of a related person, then the merger or consolidation may require the affirmative vote of 75% of BancFirst Ohio's voting power. This 75% approval requirement may also apply (depending in part on the size or effect of the transaction, as described in BancFirst Ohio's Articles of Incorporation) to a disposition of assets, an issuance or transfer of securities, or a reclassification of securities or recapitalization of BancFirst Ohio if these transactions are with a related person or an affiliate of a related person. The 75% approval requirement may also apply to any liquidation or dissolution of BancFirst Ohio.

         The voting requirements that apply to proposed amendments to Milton Federal Financial Corporation's Articles of Incorporation and Regulations (described above) also apply to the following transactions:

         - an agreement of merger or consolidation providing for the proposed merger or consolidation of the corporation with or into one or more other corporations;
         - a proposed combination or majority share acquisition involving the issuance of shares of the corporation and requiring shareholder approval;
         - a proposal to sell, exchange, transfer or otherwise dispose of all, or substantially all, of the assets, with or without the goodwill, of the corporation; or
         -   a proposed dissolution of the corporation.

LIABILITY OF DIRECTORS AND EXECUTIVE OFFICERS

         Under Ohio law, shareholders are entitled to bring suit, generally in an action on behalf of the corporation, to recover damages caused by breaches of the duty of care and the duty of loyalty owed to a corporation and its shareholders by directors and, to a certain extent, executive officers. Ohio law has codified the traditional business judgment rule. Ohio law provides that the business judgment presumption of good faith may be overcome only by clear and convincing evidence, rather than the preponderance of the evidence standard applicable in most states.

         Further, Ohio law provides specific statutory authority for directors to consider, in addition to the interests of the corporation's shareholders, other factors such as the interests of the corporation's employees, suppliers, creditors and customers; the economy of the state and the nation; community and societal considerations; the long-term and short-term interests of the corporation and the shareholders; and the possibility that these interests may be best served by the continued independence of the corporation.

         Directors of Ohio corporations are, unless the corporation's articles or regulations otherwise provide, liable to the corporation for money damages for actions taken or failed to be taken as a director only if it is proven by clear and convincing evidence that the act or failure to act involved an act or omission undertaken with deliberate intent to cause injury to the corporation or reckless disregard for the best interests of the corporation.

         BancFirst Ohio's Code of Regulations provides that it shall indemnify its directors and officers to the fullest extent provided by applicable Ohio law as currently exists or may be broadened by amendment and shall advance to officers and directors, under certain circumstances, funds for expenses, liabilities and loss actually and reasonably incurred or suffered in connection with defending pending or threatened suits. Additionally, BancFirst Ohio maintains insurance on behalf of its directors, officers, employees and agents.

         Milton Federal Financial Corporation's Code of Regulations contains provisions relating to the indemnification of its officers and directors, the advancement of expenses incurred by its officers and directors in defending actions brought against them, and the purchase of insurance that are similar in all material respects to the provisions contained in BancFirst Ohio's Code of Regulations.

                      ANTI-TAKEOVER STATUTES UNDER OHIO LAW

TRANSACTIONS WITH INTERESTED SHAREHOLDERS

         Ohio has laws that delay or prevent unsolicited third party takeover attempts. These statutes encourage an acquiring company to negotiate seriously with a target company's Board of Directors in advance of a takeover attempt.

         MERGER MORATORIUM STATUTES. Chapter 1704 of the Ohio Revised Code, the Ohio Merger Moratorium Statute, applies to BancFirst Ohio and Milton Federal Financial Corporation.

         The Ohio Merger Moratorium Statute governs business combinations and other transactions between an Ohio public company (such as BancFirst Ohio or Milton Federal Financial Corporation) and an "interested shareholder." An interested shareholder is a person who beneficially owns or has the right to vote 10% or more of a company's outstanding shares and who acquired the shares or voting rights without the prior approval of its board of directors.

         For three years after a person becomes an interested shareholder, the following transactions between the company and the interested shareholder or persons related to that shareholder are prohibited:

         -    the sale or merger of any interest in assets,

         -    mergers and similar transactions,

         -    a voluntary dissolution,

         - the issuance or transfer of shares or any rights to acquire shares in excess of 5% of the company's outstanding shares,

         - a transaction that increases the interested shareholder's proportionate ownership of the company, and

         - any other benefit that is not shared proportionately by all shareholders.

         After three years, transactions between the company and an interested shareholder generally require:

         - approval by at least a two-thirds majority shareholder vote, including a majority of shares not owned or controlled by the interested shareholder, or

         - satisfaction of the statutory fair price requirements that apply to shares held by persons other than the interested shareholder.

         PROFIT RECAPTURE PROVISION. Section 1707.043 of the Ohio Revised Code applies to BancFirst Ohio and Milton Federal Financial Corporation. This section provides that:

         - if a shareholder disposes of an Ohio company's stock for a profit of more than $250,000 within 18 months after announcing an intention to make a proposal to acquire control of the company;

         - then, the company may recover the profit unless the shareholder proves in court that:

               - its sole purpose in making the proposal was to acquire control of the company and it had reasonable grounds to believe it would succeed,

               - it did not make the proposal for the purpose of manipulating the market, increasing its profit or decreasing its loss, and

               - the proposal did not have a material adverse effect on the price or trading volume of the shares.

APPRAISAL RIGHTS

         Dissenting shareholders of BancFirst Ohio and Milton Federal Financial Corporation who dissent to mergers and similar transactions submitted for shareholder vote are entitled to appraisal rights if:

         - an amendment to the articles of incorporation changes the preference or dividend terms of issued shares, changes substantially the purpose of the corporation or changes the corporation into a nonprofit corporation,

         -    a merger or consolidation with another corporation occurs, or

         - an merger of another corporation in a merger, combination or majority share merger which involves the transfer to the target of shares having one-sixth or more of the acquiror's voting power occurs.


          VOTING SECURITIES AND OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
             AND MANAGEMENT OF MILTON FEDERAL FINANCIAL CORPORATION

         The following table sets forth certain information with respect to the only persons known to Milton Federal Financial Corporation to own beneficially more than five percent of the outstanding common shares of Milton Federal Financial Corporation as of March ___, 2000:

                                         AMOUNT AND NATURE OF        PERCENT OF
         NAME AND ADDRESS                BENEFICIAL OWNERSHIP    SHARES OUTSTANDING
         United National Bank & Trust        187,339 (1)               8.92%
         220 Market Avenue South
         Canton, Ohio  44702

(1) Consists of shares held by United National Bank & Trust as the Trustee for the Milton Federal Financial Corporation Employee Stock Ownership Plan (the "ESOP").

         The following table sets forth certain information with respect to the number of common shares of Milton Federal Financial Corporation beneficially owned by directors of Milton Federal Financial Corporation and by all directors and executive officers of Milton Federal Financial Corporation as a group as of March ___, 2000:

                                                          AMOUNT AND NATURE OF
                                                          BENEFICIAL OWNERSHIP
                                                          --------------------

                                                SOLE VOTING AND       SHARED VOTING AND           PERCENT OF
NAME AND ADDRESS (1)                            INVESTMENT POWER       INVESTMENT POWER       SHARES OUTSTANDING
--------------------                            ----------------       ----------------       ------------------

Glenn E. Aidt                                      65,695 (2)            10,000                      3.54%
E. Lynn App                                        15,436 (3)            47,067  (4)                 2.96%
Kenneth J. Faze                                    14,454 (3)            15,000                      1.40%
David R. Hayes                                     14,436 (3)            50,120  (4)                 3.06%
Robert E. Hine                                     20,650 (3)             6,397                      1.28%
Christopher S. Long                                24,436 (3)            44,370  (4)                 3.26%
Thomas L. Ratliff                                      0                 40,000                      1.90%
All  directors  and  executive  officers  of
Milton  Federal  Financial  Corporation as a
group (7 persons)                                 214,195 (5)           124,219  (6)                13.42%

(1) Each of the persons listed in this table, may be contacted at the address of Milton Federal Financial Corporation.
(2) This number includes 41,260 shares that may be acquired upon the exercise of options awarded pursuant to the Milton Federal Financial Corporation 1995 Stock Option and Incentive Plan (the "Stock Option Plan") and 17,214 shares allocated to Mr. Aidt's ESOP account, with respect to which Mr. Aidt has voting control.
(3) This number includes 10,312 shares that may be acquired upon the exercise of options awarded pursuant to the Stock Option Plan.
(4) This number includes 44,370 shares held by the Milton Federal Savings Bank Recognition and Retention Plan and Trust (the "RRP"), with respect to which Messrs. App, Hayes and Long have shared voting power as Trustees of the RRP.
(5) This number includes 123,764 shares that may be acquired upon the exercise of options awarded pursuant to the Stock Option Plan and 27,105 shares allocated to the ESOP accounts of executive officers.
(6) The 44,370 shares held by the RRP Trust are reflected in each of three directors' amounts, but counted only once in the total amount beneficially owned by all directors and executive officers of Milton Federal Financial Corporation as a group.


                                  LEGAL MATTERS

         The legality of the BancFirst Ohio common stock offered hereby will be passed upon for BancFirst Ohio by Baker & Hostetler LLP, Columbus, Ohio. Baker & Hostetler LLP has also delivered opinions to BancFirst Ohio as to certain tax matters.

                                     EXPERTS

         The consolidated balance sheets of BancFirst Ohio as of December 31, 1999 and 1998 and the consolidated statements of income, changes in shareholders' equity and cash flows for each of the years in the three-year period ended December 31, 1999, incorporated by reference in this document, have been audited by PricewaterhouseCoopers LLP, independent auditors, as stated in their report incorporated by reference herein. Such consolidated financial statements have been included herein in reliance upon the report of such firm given their authority as experts in accounting and auditing.

         The consolidated balance sheets of Milton Federal Financial Corporation as of September 30, 1999 and 1998, and the related consolidated statements of income, comprehensive income, changes in shareholders' equity and cash flows for each of the three years in the period ended September 30, 1999, incorporated by reference into this document, have been audited by Crowe, Chizek and Company LLP as independent auditors as stated in their report, incorporated by reference herein. Such consolidated financial statements have been included herein in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                  SHAREHOLDER PROPOSALS FOR 2000 ANNUAL MEETING

         In the event the merger is not consummated, any shareholder proposal intended to be presented at the 2000 Annual Meeting must have been received by Milton Federal Financial Corporation prior to ____________ in order to be considered in the proxy materials for such meeting.

                       WHERE YOU CAN FIND MORE INFORMATION

         Milton Federal Financial Corporation and BancFirst Ohio each file reports, proxy statements and other information with the Securities and Exchange Commission ("SEC"). You may read and copy any reports, statements or other information that Milton Federal Financial Corporation and BancFirst Ohio file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. (The address of the public reference room in Washington, D.C. is 450 Fifth Street, N.W., Washington, D.C. 20549). Please call the SEC at 1-800- SEC-0330 for further information on the public reference rooms. Milton Federal Financial Corporation's and BancFirst Ohio's public filings are also available to the public from commercial document retrieval services and at the Internet World Wide Web site maintained by the SEC at "http://www.sec.gov." Reports, proxy statements and other information regarding Milton Federal Financial Corporation and BancFirst Ohio also may be inspected at the offices of Nasdaq National Market, 9801 Washingtonian Boulevard, Gaithersburg, Maryland 20878.

         BancFirst Ohio has filed a Registration Statement with the SEC to register the shares of BancFirst Ohio common stock to be issued to Milton Federal Financial Corporation shareholders in the merger. This document is a part of the Registration Statement and constitutes a prospectus of BancFirst Ohio, as well as a proxy statement of Milton Federal Financial Corporation for the Milton Federal Financial Corporation Special Meeting.

         As allowed by SEC rules, this document does not contain all information that shareholders can find in the Registration Statement or the exhibits to the Registration Statement.

         The SEC allows Milton Federal Financial Corporation and BancFirst Ohio to "incorporate by reference" information into this document, which means that Milton Federal Financial Corporation and BancFirst Ohio can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information contained directly in the document. This document incorporates by reference the documents set forth below that Milton Federal Financial Corporation and BancFirst Ohio have previously filed with the SEC. These documents contain important information about Milton Federal Financial Corporation and BancFirst Ohio and their respective financial condition.

MILTON FEDERAL FINANCIAL CORPORATION SEC FILINGS:

         1. Annual Report on Form 10-K for the fiscal year ended September 30, 1999
         2. Quarterly Reports on Form 10-Q for the fiscal quarter ended December 31, 1999
         3. Current Report on Form 8-K dated January 21, 2000
         4. The description of the Milton Federal Financial Corporation common stock contained in the pre-effective amendment no. 1 to Form S-1 filed August 5, 1994.

BANCFIRST OHIO SEC FILINGS:

         1.  Annual Report on Form 10-K for the fiscal year ended December 31,
             1999
         2.  Current Report on Form 8-K dated January 21, 2000
         3. The description of the BancFirst Ohio common stock contained in the Registration Statement on Form 8-A filed ____________.

         Milton Federal Financial Corporation and BancFirst Ohio are also incorporating by reference additional documents that they may respectively file with the SEC between the date of this document and the date of the Milton Federal Financial Corporation Special Meeting. These include periodic reports, such as an Annual Report on Form 10-K, Quarterly Report on Form 10-Q and Current Reports on Form 8-K, and any amendments to these reports, as well as proxy statements.

         If you are a shareholder of Milton Federal Financial Corporation or BancFirst Ohio, you can obtain any of the documents incorporated by reference through Milton Federal Financial Corporation and BancFirst Ohio, respectively, or from the SEC or the SEC's Internet World Wide Web site described above. Documents incorporated by reference are available from Milton Federal Financial Corporation and BancFirst Ohio without charge, excluding all exhibits. Shareholders may obtain documents incorporated by reference in this document by requesting them in writing or by telephone from Milton Federal Financial Corporation and BancFirst Ohio at the following address:

         BancFirst Ohio Corp.
         422 Main Street, P.O. Box 4658
         Zanesville, Ohio  43702
         (740) 452-8444

         Milton Federal Financial Corporation
         25 Lowry Drive
         West Milton, Ohio 45383
         (937) 698-4168

         If you would like to request documents from Milton Federal Financial Corporation or BancFirst Ohio, please do so by _____________, 2000 to receive them before the Milton Federal Financial Corporation Special Meeting. If you request any such documents, the companies will mail them to you by first-class mail, or other equally prompt means, within one business day of receipt of your request.

         YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS DOCUMENT TO VOTE YOUR SHARES AT THE MILTON FEDERAL FINANCIAL CORPORATION SPECIAL MEETING. MILTON FEDERAL FINANCIAL CORPORATION AND BANCFIRST OHIO HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM WHAT IS CONTAINED IN THIS DOCUMENT. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS DOCUMENT IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE OF THIS DOCUMENT, AND NEITHER THE MAILING OF THIS DOCUMENT TO SHAREHOLDERS NOR THE ISSUANCE OF BANCFIRST OHIO'S SECURITIES IN THE MERGER SHALL CREATE ANY IMPLICATION TO THE CONTRARY.

                                    ANNEX A


                      AGREEMENT AND PLAN OF REORGANIZATION


         THIS AGREEMENT AND PLAN OF REORGANIZATION (hereinafter referred to as the "AGREEMENT"), made and entered into this 13th day of January, 2000, by and among BancFirst Ohio Corp., a bank holding company incorporated under the laws of Ohio (hereinafter referred to as "BFOH"); The First National Bank of Zanesville, a national bank incorporated under the laws of the United States (hereinafter referred to as the "BANK"); Milton Federal Financial Corporation, a savings and loan holding company incorporated under the laws of Ohio (hereinafter referred to as "MFFC"); and Milton Federal Savings Bank, a federal savings bank incorporated under the laws of the United States (hereinafter referred to as "MFSB");

                                   WITNESSETH:

         WHEREAS, the authorized capital of BFOH consists of 20,000,000 common shares, each without par value, 7,595,668 of which are issued and outstanding;

         WHEREAS, the authorized capital of the BANK consists of 2,559,874 shares of common stock, $10 par value per share, 2,559,874 of which are issued and outstanding and are owned of record by BFOH;

         WHEREAS, the authorized capital of MFFC consists of 9,000,000 common shares, each without par value, 2,099,995 of which are issued and outstanding, and 1,000,000 preferred shares, each without par value, none of which is issued or outstanding;

         WHEREAS, the authorized capital of MFSB consists of 10,000,000 shares of common stock, each without par value, 100 of which are issued and outstanding and held of record by MFFC; and

         WHEREAS, the Boards of Directors of BFOH, the BANK, MFFC and MFSB believe that the merger of MFFC with and into BFOH and the subsequent merger of MFSB with and into the BANK are in the best interests of each of them and their shareholders;


         NOW THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, BFOH, the BANK, MFFC and MFSB, each intending to be legally bound, hereby agree as follows:


                                   ARTICLE ONE

                                   THE MERGER

         SECTION 1.01. MERGER OF MFFC AND BFOH. (a) In accordance with the terms and subject to the conditions of this AGREEMENT and Chapter 1701 of the Ohio Revised Code (hereinafter referred to as the "ORC"), MFFC shall merge with and into BFOH at the BFOH EFFECTIVE TIME (hereinafter defined); BFOH shall be the continuing, surviving and resulting corporation in the merger of MFFC with and into BFOH (hereinafter referred to as the "BFOH MERGER SURVIVOR"); BFOH shall continue to exist as a bank holding company incorporated under the laws of Ohio; and BFOH shall be the only one of BFOH and MFFC to continue its separate corporate existence after the BFOH EFFECTIVE TIME.

                  (b) The name of the BFOH MERGER SURVIVOR in the merger of MFFC with and into BFOH (hereinafter referred to as the "BFOH MERGER") shall be "BancFirst Ohio Corp." The principal office of the BFOH MERGER SURVIVOR shall be located at 422 Main Street, Zanesville, Ohio 43701.

                  (c) The purposes for which the BFOH MERGER SURVIVOR shall be formed shall be identical to the purposes for which BFOH was formed.

                  (d) The authorized capital of the BFOH MERGER SURVIVOR shall consist of 20,000,000 common shares, each without par value.

                  (e) The Articles of Incorporation of BFOH at the BFOH EFFECTIVE TIME shall be the Articles of Incorporation of the BFOH MERGER SURVIVOR until amended in accordance with law.

                  (f) The Code of Regulations of BFOH at the BFOH EFFECTIVE TIME shall be the Code of Regulations of the BFOH MERGER SURVIVOR until amended in accordance with law.

                  (g) After the BFOH EFFECTIVE TIME, the persons identified on the schedule attached hereto as Exhibit A shall be the officers and directors of the BFOH MERGER SURVIVOR, each to hold office in accordance with applicable law and regulations.

                  (h) James H. Nicholson, whose address is 956 Southeast Court, Zanesville, Ohio 43701, a natural person and resident of Muskingum County, the county in which the principal office of the BFOH MERGER SURVIVOR is to be located, shall be the statutory agent in Ohio upon whom any process, notice or demand against BFOH, MFFC, or the BFOH MERGER SURVIVOR may be served.

         SECTION 1.02. MERGER OF MFSB AND THE BANK. (a) In accordance with the terms and subject to the conditions of this AGREEMENT, Section 5.33 of the Regulations of the Office of the Comptroller of the Currency (hereinafter referred to as the "OCC"), Section 552.13 of the Regulations of the Office of Thrift Supervision (hereinafter referred to as the "OTS") and such Agreement To Merge as may be required by the OCC or the OTS, MFSB shall merge with and into the BANK at the BANK EFFECTIVE TIME (hereinafter defined); the BANK shall be the continuing, surviving and resulting corporation in the merger of MFSB with and into the BANK (hereinafter referred to as the "BANK MERGER SURVIVOR"); the BANK shall continue to exist as a national bank incorporated under the laws of the United States; and the BANK shall be the only one of MFSB and the BANK to continue its separate corporate existence after the BANK EFFECTIVE TIME.

                  (b) The name of the BANK MERGER SURVIVOR in the merger of MFSB with and into the BANK (hereinafter referred to as the "BANK MERGER") shall be "The First National Bank of Zanesville." The principal office of the BANK MERGER SURVIVOR shall be located at 422 Main Street, Zanesville, Ohio 43701.

                  (c) The purposes for which the BANK MERGER SURVIVOR shall be formed shall be identical to the purposes for which the BANK was formed.

                  (d) The authorized capital of the BANK MERGER SURVIVOR shall consist of 3,236,250 shares of common stock, $10 par value per share.

                  (e) The Articles of Association and Bylaws of the BANK, as in effect immediately before the BANK EFFECTIVE TIME, shall be the Articles of Association and Bylaws of the BANK MERGER SURVIVOR after the BANK EFFECTIVE TIME until amended in accordance with law.

                  (f) After the BANK EFFECTIVE TIME, the persons identified on the schedule attached hereto as Exhibit B shall be the officers and directors of the BANK MERGER SURVIVOR, each to hold office in accordance with applicable law and regulations.

                  (g) After the BANK EFFECTIVE TIME, the offices of the BANK and MFSB at the locations listed on the schedule attached hereto as Exhibit C shall be the offices of the BANK MERGER SURVIVOR.

         SECTION 1.03. CLOSING AND EFFECTIVE TIMES. (a) The closing of the transactions contemplated by this AGREEMENT (hereinafter referred to as the "CLOSING") shall take place at a time and on a date selected mutually by BFOH and MFFC within five business days following the satisfaction or waiver of the last of the conditions set forth in Article Seven of this AGREEMENT to be satisfied or waived.

                  (b) On the day of the CLOSING, BFOH and MFFC shall cause a Certificate of Merger in respect of the BFOH MERGER to be filed with the Secretary of State of the State of Ohio in accordance with Chapter 1701 of the ORC. The BFOH MERGER shall become effective at 11:58 p.m. on the date of such filings or on such later date as may be set forth in such Certificate of Merger (herein referred to as the "BFOH EFFECTIVE TIME").

                  (c) On or before the day of the CLOSING, the BANK and MFSB shall request the OCC to deem the BANK MERGER to be effective at 11:59 p.m. on the date of the CLOSING. The BANK MERGER shall become effective at 11:59 p.m. on the date of the CLOSING or on such later date as may be determined by the OCC (herein referred to as the "BANK EFFECTIVE TIME").

                                   ARTICLE TWO

                         CONVERSION AND CANCELLATION OF
                  SHARES IN THE BFOH MERGER AND THE BANK MERGER

         SECTION 2.01. CONVERSION AND CANCELLATION OF SHARES. (a) At the BFOH EFFECTIVE TIME and as a result of the BFOH MERGER, automatically and without further act of BFOH, MFFC or the holders of MFFC common shares or BFOH common shares, the following shall occur:

                           (i) Each outstanding MFFC common share shall be cancelled and extinguished and, in substitution and exchange therefor, the holders thereof shall be entitled, subject to and upon compliance with Section 2.02 of this AGREEMENT, to receive from BFOH $6.80 cash (hereinafter referred to as the "CASH CONSIDERATION") and 0.444 common share of BFOH (hereinafter referred to as the "SHARE CONSIDERATION"); provided, however, that, in the event of the establishment of a record date for the payment, or the payment, by BFOH of any stock dividends, stock splits or distributions in, or combinations or subdivisions of, BFOH common shares between the date of this AGREEMENT and the BFOH EFFECTIVE TIME, the SHARE CONSIDERATION shall be adjusted appropriately (hereinafter referred to as an "APPROPRIATE ADJUSTMENT");

                           (ii) Each of the options to purchase 228,227 MFFC common shares granted pursuant to the MFFC 1995 Stock Option and Incentive Plan (hereinafter referred to as the "STOCK OPTION PLAN"), to the extent not duly exercised before the BFOH EFFECTIVE TIME, shall be canceled and extinguished and, in substitution and exchange therefor, the holders thereof shall be entitled to receive from BFOH cash in the amount of the difference between (I) the sum of $6.80, plus the product of 0.444 (subject to an APPROPRIATE ADJUSTMENT), multiplied by the mean average of the closing bid and asked prices for a common share of BFOH on the NASDAQ System for the ten trading days ending two trading days before the CLOSING (hereinafter referred to as the "AVERAGE"), less (II) $13.69;

                           (iii) Each issued MFFC common share which is not outstanding and which is held in the MFFC treasury shall be cancelled and extinguished; and

                           (iv) Each BFOH common share outstanding before the BFOH EFFECTIVE TIME shall remain issued and outstanding after the

                                    BFOH EFFECTIVE TIME as a common share of the BFOH MERGER SURVIVOR.

                  (b) At the BANK EFFECTIVE TIME and as a result of the BANK MERGER, automatically and without further act of the BANK, MFSB, BFOH or MFFC,
(i) each share of common stock of MFSB shall be cancelled and extinguished and
(ii) the shares of common stock of the BANK issued and outstanding immediately before the BANK EFFECTIVE TIME shall be and constitute the issued and outstanding shares of the BANK MERGER SURVIVOR immediately after the BANK EFFECTIVE TIME.

         SECTION 2.02. SHARE CERTIFICATES IN THE BFOH MERGER AND THE BANK MERGER. (a) Within three business days after the BFOH EFFECTIVE TIME, BFOH shall deposit the aggregate CASH CONSIDERATION and the aggregate SHARE CONSIDERATION with Chase Mellon Shareholder Services, 85 Challenger Road, Ridgefield Park, New Jersey 07660, as exchange agent, and shall cause to be mailed to each holder of record of MFFC common shares a form letter of transmittal and instructions for use in effecting the surrender for exchange of the certificates evidencing the MFFC common shares cancelled and extinguished as a result of the BFOH MERGER (hereinafter referred to collectively as the "CERTIFICATES" and individually as the "CERTIFICATE"). Upon surrender of a CERTIFICATE for cancellation, together with such letter of transmittal, duly executed, the holder of such CERTIFICATE shall be entitled to receive in exchange therefor a certificate evidencing the BFOH common shares and the cash to which the holder is entitled in accordance with the provisions of this AGREEMENT, and the CERTIFICATE so surrendered shall thereafter be cancelled forthwith.

                  (b) In the event that any holder of MFFC common shares cancelled and extinguished in accordance with this AGREEMENT is unable to deliver the CERTIFICATE which evidences such shares of the holder, BFOH, in the absence of actual notice that any shares theretofore evidenced by any such CERTIFICATE have been acquired by a bona fide purchaser, shall deliver to such holder the amount to which such holder is entitled in accordance with the provisions of this AGREEMENT upon the presentation of all of the following:

                           (i) Evidence to the reasonable satisfaction of BFOH that any such CERTIFICATE has been lost, wrongfully taken or destroyed;

                           (ii) Such security or indemnity as may be reasonably requested by BFOH to indemnify and hold BFOH harmless; and

                           (iii) Evidence to the reasonable satisfaction of BFOH that such person is the owner of the shares theretofore represented by each CERTIFICATE claimed by him to be lost, wrongfully taken or destroyed and that he is the person who would be entitled to present each such CERTIFICATE for exchange pursuant to this AGREEMENT.

                  (c) In the event that the issuance of BFOH common shares, payment of cash or payment of cash in lieu of fractional shares in accordance with this AGREEMENT is to be made to a person other than the person in whose name the CERTIFICATE surrendered is registered, the CERTIFICATE so surrendered shall be properly endorsed or otherwise in proper form for transfer and the person requesting such issuance or payment shall pay any transfer or other taxes required by reason of the issuance or payment to a person other than the registered holder of the CERTIFICATE surrendered or establish to the satisfaction of BFOH that such tax has been paid or is not applicable. Until surrendered in accordance with the provisions of this Section 2.02, each CERTIFICATE shall represent for all purposes the right to receive the CASH CONSIDERATION and the SHARE CONSIDERATION (hereinafter collectively referred to as the "BFOH MERGER CONSIDERATION") and cash in lieu of fractional shares as determined pursuant to this AGREEMENT.

                  (d) No dividends or other distributions declared after the BFOH EFFECTIVE TIME with respect to BFOH common shares and payable to the holders of record thereof after the BFOH EFFECTIVE TIME shall be paid to the holder of any unsurrendered CERTIFICATE until the holder thereof shall surrender such CERTIFICATE. Subject to the effect, if any, of applicable law, after the subsequent surrender and exchange of a CERTIFICATE, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to BFOH common shares represented by such CERTIFICATE.

                  (e) No certificates or scrip representing fractional shares of BFOH common shares shall be issued upon the surrender for exchange of CERTIFICATES. No dividend or distribution with respect to BFOH common shares shall be payable on or with respect to any such fractional shares and such fractional shares shall not entitle the owner thereof to vote or to any other rights of a BFOH shareholder. In lieu of any such fractional share, BFOH shall pay to each former holder of MFFC common shares who otherwise would be entitled to receive a fraction of a BFOH common share, an amount in cash equal to the product of (i) the average, multiplied by (ii) such fraction.

                  (f) As soon as practicable after the BANK EFFECTIVE TIME, the certificate(s) evidencing the MFSB shares of common stock cancelled and extinguished as a result of the BANK MERGER shall be surrendered to BFOH for cancellation. At and after the BANK EFFECTIVE TIME, the certificate(s) evidencing the outstanding shares of stock of the BANK before the BANK EFFECTIVE TIME shall evidence the outstanding shares of stock of the BANK MERGER SURVIVOR after the BANK EFFECTIVE TIME.

         SECTION 2.03. COMPLIANCE WITH SECTION 2.02. No BFOH common shares, cash or payment in lieu of fractional shares shall be delivered by BFOH to any former holder of MFFC common shares in accordance with this AGREEMENT until any such holder shall have complied with paragraphs (a) through (e) of Section 2.02 of this AGREEMENT.

         SECTION 2.04. PAYMENT IN SATISFACTION OF RIGHTS. All payments made upon the surrender of CERTIFICATES pursuant to this Article Two shall be deemed to have been made in full satisfaction of all rights pertaining to the shares evidenced by such CERTIFICATES.

         SECTION 2.05. NO FURTHER REGISTRATION OF TRANSFER. After the BFOH EFFECTIVE TIME, there shall be no further registration of transfer of MFFC common shares on the stock transfer books of MFFC. In the event that, after the BFOH EFFECTIVE TIME,

CERTIFICATES evidencing such shares are presented for transfer, they shall be cancelled and exchanged as provided in this Article Two.

         SECTION 2.06. DISSENTING SHARES. (a) Notwithstanding anything in this AGREEMENT to the contrary, the MFFC common shares which are outstanding immediately before the BFOH EFFECTIVE TIME and which are held by shareholders who shall not have voted such shares in favor of this AGREEMENT, who shall have delivered to BFOH or MFFC a written demand for appraisal of such shares in the manner provided in Section 1701.85 of the ORC and who shall have otherwise complied fully with all of the requirements of Section 1701.85 of the ORC shall not be converted into or be exchangeable for the right to receive the consideration provided in this AGREEMENT; provided, however, that (a) each of such shares (herein referred to as the "DISSENTING SHARES") shall nevertheless be cancelled and extinguished in accordance with this AGREEMENT; (b) the holder of DISSENTING SHARES, upon full compliance with the requirements of Section 1701.85 of the ORC, shall be entitled to payment of the appraised value of such shares in accordance with the provisions of Section 1701.85 of the ORC; and (c) in the event (i) any holder of DISSENTING SHARES shall subsequently withdraw such holder's demand for appraisal of such shares within sixty days after the BFOH EFFECTIVE TIME or shall fail to establish such holder's entitlement to appraisal rights in accordance with Section 1701.85 of the ORC, or (ii) any holder of DISSENTING SHARES has not filed a petition demanding a determination of the value of such shares within the period provided in Section 1701.85 of the ORC, such holder shall forfeit the right to appraisal of such shares and such shares shall thereupon be deemed to have been converted into and to have become exchangeable for the right to receive the consideration provided in this AGREEMENT.

                  (b) MFFC shall give BFOH (i) prompt notice of any written demands for appraisal of any MFFC common shares made under Section 1701.85 of the ORC, attempted withdrawals of such demands and any other instruments served pursuant to the ORC and received by MFFC relating to DISSENTING SHARES and (ii) the opportunity to participate in all negotiations and proceedings with respect to the exercise of dissenter's rights. MFFC shall not, except with the prior written consent of BFOH, voluntarily make any payment with respect to any demands for payment for MFFC common shares under the ORC, offer to settle or settle any such demands or approve any withdrawal of any such demands.

         SECTION 2.07. SEPARATE EXISTENCE. (a) At and after the BFOH EFFECTIVE TIME, the separate existence of MFFC shall cease; provided, however, that whenever a conveyance, assignment, transfer, deed or other instrument or act is necessary to vest property or rights in the BFOH MERGER SURVIVOR, the officers of BFOH and MFFC shall execute, acknowledge and deliver such instruments and do such acts.

                  (b) At and after the BANK EFFECTIVE TIME, the separate existence of MFSB shall cease; provided, however, that whenever a conveyance, assignment, transfer, deed or other instrument or act is necessary to vest property or rights in the BANK MERGER SURVIVOR, the officers of the BANK and MFSB shall execute, acknowledge and deliver such instruments and do such acts.

         SECTION 2.08. PROPERTY. (a) At and after the BFOH EFFECTIVE TIME, all of the assets and property of every kind and character, real, personal and mixed, tangible and intangible, chooses in action, rights and credits owned by BFOH and MFFC at the BFOH EFFECTIVE TIME, or which would inure to any of them, shall immediately, by operation of law and without any conveyance or transfer and without any further act or deed, be vested in and become the property of the BFOH MERGER SURVIVOR, which shall have, hold and enjoy the same in its own right as fully and to the same extent as the same were possessed, held and enjoyed by BFOH and MFFC before the BFOH EFFECTIVE TIME. The BFOH MERGER SURVIVOR shall be deemed to be and shall be a continuation of the entity and identity of BFOH. All of the rights and obligations of BFOH or MFFC shall not revert or in any way be impaired by reason of the BFOH MERGER. Any claim existing, or action or proceeding pending, by or against either BFOH or MFFC, may be prosecuted to judgment with right of appeal as if the BFOH MERGER had not taken place or the BFOH MERGER SURVIVOR may be substituted in its place.

                  (b) At and after the BANK EFFECTIVE TIME, all of the assets and property of every kind and character, real, personal and mixed, tangible and intangible, chooses in action, rights and credits owned by BANK and MFSB at the BANK EFFECTIVE TIME, or which would inure to any of them, shall immediately, by operation of law and without any conveyance or transfer and without any further act or deed, be vested in and become the property of the BANK MERGER SURVIVOR, which shall have, hold and enjoy the same in its own right as fully and to the same extent as the same were possessed, held and enjoyed by the BANK and MFSB before the BANK EFFECTIVE TIME. The BANK MERGER SURVIVOR shall be deemed to be and shall be a continuation of the entity and identity of the BANK. All of the rights and obligations of the BANK or MFSB shall not revert or in any way be impaired by reason of the BANK MERGER. Any claim existing, or action or proceeding pending, by or against either the BANK or MFSB, may be prosecuted to judgment with right of appeal as if the BANK MERGER had not taken place or the BANK MERGER SURVIVOR may be substituted in its place.

         SECTION 2.09. CREDITOR'S RIGHTS. (a) At and after the BFOH EFFECTIVE TIME, all the rights of creditors of each of BFOH and MFFC shall be preserved unimpaired, and all liens upon the property of BFOH and MFFC shall be preserved unimpaired on only the property affected by any such lien immediately before the BFOH EFFECTIVE TIME.

                  (b) At and after the BANK EFFECTIVE TIME, all the rights of creditors of each of the BANK and MFSB shall be preserved unimpaired, and all liens upon the property of the BANK and MFSB shall be preserved unimpaired on only the property affected by any such lien immediately before the BANK EFFECTIVE TIME.

         SECTION 2.10. DEPOSITS. (a) At the BANK EFFECTIVE TIME and as a result of the BANK MERGER, each MFSB savings deposit or other account then existing shall, automatically and without further act of the BANK or MFSB or the holder thereof, be cancelled and extinguished. In substitution and exchange for each MFSB passbook savings deposit so cancelled and extinguished, the holder thereof shall automatically receive from the BANK MERGER SURVIVOR a passbook savings account with a beginning balance equal in dollar amount to the dollar amount of the MFSB passbook savings deposit account so cancelled and extinguished and otherwise on the same terms as other passbook savings accounts accepted by the BANK at the BANK EFFECTIVE TIME. In substitution for each MFSB savings deposit, other than a passbook savings deposit, so cancelled and extinguished, the holder thereof shall automatically receive from the BANK MERGER SURVIVOR a savings account with a beginning balance equal in dollar amount to the dollar amount of the MFSB savings deposit account so cancelled and extinguished and otherwise having the same terms as the MFSB savings deposit so cancelled and extinguished.

                  (b) The holder of each MFSB savings deposit or other account cancelled and extinguished in accordance with Section 2.10(a) of this AGREEMENT shall forthwith be entered on the records of the BANK MERGER SURVIVOR as the holder of an appropriate savings deposit or other account in an amount determined as provided in Section 2.10(a) and, until Section 2.10(c) of this AGREEMENT shall have been complied with, each passbook, certificate of deposit or other document issued by MFSB and evidencing a valid and binding MFSB savings deposit or other document shall be deemed, for all purposes, to evidence a savings deposit or other like account of the BANK MERGER SURVIVOR.

                  (c) Each person who, as a result of the BANK MERGER, holds a passbook, certificate of deposit or other document issued by MFSB which theretofore evidenced a MFSB savings deposit or other account shall surrender each such passbook, certificate or other document to the BANK MERGER SURVIVOR. Upon such surrender, the BANK MERGER SURVIVOR shall deliver in substitution therefor an account book or other document evidencing the savings deposit or other account received by such person in accordance with Section 2.10(c) of this AGREEMENT.

                                  ARTICLE THREE

                 REPRESENTATIONS AND WARRANTIES OF MFFC AND MFSB

         MFFC and MFSB represent and warrant to BFOH that each of the following is true and accurate in all material respects:

         SECTION 3.01. ORGANIZATION AND STANDING. (a) MFFC is a corporation duly organized, validly existing and in good standing under the laws of Ohio; is duly registered with the OTS as a savings and loan holding company; and has the corporate power and authority to own or hold under lease all of its properties and assets and to conduct its business and operations as presently conducted. Except as set forth in Section 3.01(a) of the schedule delivered by MFFC to BFOH on January 13, 2000 (hereinafter referred to as the "DISCLOSURE SCHEDULE"), MFFC is in compliance in all material respects with all applicable local, state or federal laws and regulations, including, without limitation, the regulations of the Securities and Exchange Commission (hereinafter referred to as the "SEC") and the OTS.

                  (b) MFSB is a federal savings bank duly organized, validly existing and in good standing under the laws of the United States; has the corporate power and authority to own or hold under lease all of its properties and assets, to incur all of its deposit liabilities and borrowings and to conduct its business and operations as presently conducted; and is a member of the Federal Home Loan Bank of Cincinnati (hereinafter referred to as the "FHLB of

Cincinnati"). The savings accounts and deposits of MFSB are insured up to applicable limits by the FDIC. Except as set forth in Section 3.01(b) of the DISCLOSURE SCHEDULE, MFSB is in compliance in all material respects with all applicable local, state or federal laws and regulations, including, without limitation, the regulations of the OTS and the Federal Deposit Insurance Corporation (hereinafter referred to as the "FDIC").

         SECTION 3.02. QUALIFICATION. Each of MFFC and MFSB is either duly qualified to do business and in good standing in each jurisdiction in which such qualification is required or the failure to so qualify would not have a material adverse effect on the business of either of MFFC or MFSB.

         SECTION 3.03. AUTHORITY. Subject to the approval of this AGREEMENT and the transactions contemplated hereby, including the BFOH MERGER and the BANK MERGER, by the appropriate regulatory authorities, by MFFC, as the sole shareholder of MFSB, and by the requisite vote of the MFFC shareholders, (i) each of MFFC and MFSB has all of the requisite corporate power and authority to enter into this AGREEMENT and to perform all of its obligations hereunder; (ii) the execution and delivery of this AGREEMENT and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action by each of MFFC and MFSB; and (iii) this AGREEMENT is the valid and binding agreement of each of MFFC and MFSB, enforceable against each of MFFC and MFSB in accordance with its terms, (I) subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general applicability affecting the enforcement of creditors' rights generally and the effect of rules of law governing specific performance, injunctive relief and other equitable remedies on the enforceability of such documents and (II) except to the extent such enforceability may be limited by laws relating to safety and soundness of insured depository institutions as set forth in 12 U.S.C. Section 1818(b) or by the appointment of a conservator by the FDIC. This AGREEMENT has been duly executed and delivered by each of MFFC and MFSB.

         SECTION 3.04. GOVERNING DOCUMENTS. MFFC and MFSB have delivered to BFOH true and accurate copies of the Articles of Incorporation and Code of Regulations of MFFC and the Charter and Bylaws of MFSB and have granted BFOH access to all records of all meetings and other corporate actions by the shareholders, Boards of Directors and Committees of the Boards of Directors of MFFC and MSFT, other than records of meetings relating to the consideration of transactions related to this AGREEMENT. The minute books of MFFC and MFSB contain, in all material respects, complete and accurate records of all meetings and other corporate actions of the MFFC and MFSB shareholders, Boards of Directors and Committees of the Boards of Directors, other than records of meetings relating to the consideration of transactions related to this AGREEMENT.

         SECTION 3.05. NO CONFLICTS. The execution and delivery of this AGREEMENT and the consummation of the transactions contemplated hereby, including the BFOH MERGER and the BANK MERGER, will not, (a) subject to the approval of this AGREEMENT and the BFOH MERGER by MFFC, as the sole shareholder of MFSB, and by the requisite vote of the MFFC shareholders, conflict with or violate any provision of or result in the breach of any provision of the Articles of Incorporation or Code of Regulations of MFFC or the Charter or Bylaws of

MFSB; (b) conflict with or violate any provision of or result in the breach or the acceleration of or entitle any party to accelerate (whether upon or after the giving of notice of lapse of time or both) any obligation under, or otherwise materially affect the terms of, any mortgage, lien, lease, agreement, license, instrument, order, arbitration award, judgment or decree to which either MFFC or MFSB is a party or by which MFFC, MFSB or their property or assets is bound; (c) require the consent of any party to any agreement or commitment to which either MFFC or MFSB is a party or by which MFFC, MFSB or their property or assets is bound, the failure to obtain which could, individually or in the aggregate with all the other failures to obtain required consents, have a material adverse effect on the business, operations or financial condition of MFFC and MFSB, taken as a whole; (d) result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any property or assets of either MFFC or MFSB or give rise to any meritorious cause of action against either MFFC or MFSB; or, (e) subject to the approval of this AGREEMENT by the appropriate regulatory authorities, by MFFC, as the sole shareholder of MFSB, and by the requisite vote of the MFFC shareholders, violate or conflict with any applicable law, ordinance, rule or regulation, including, without limitation, the rules and regulations of the OTS.

         SECTION 3.06. CONSENTS. No consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority is required by MFFC or MFSB in connection with the execution and delivery of this AGREEMENT by MFFC or MFSB or the consummation by MFFC or MFSB of the transactions contemplated hereby, including the BFOH MERGER and the BANK MERGER, except for filings, authorizations, notices, consents or approvals required by the SEC, the OTS, the Board of Governors of the Federal Reserve System (hereinafter referred to as the "FRB"), the OCC and the Ohio Secretary of State.

         SECTION 3.07. MFFC AND MFSB SHARES. (a)(i) The authorized capital of MFFC consists of 9,000,000 common shares, each without par value, 2,099,995 of which are issued and outstanding and 228,227 of which are reserved for issuance upon exercise of options granted in accordance with the STOCK OPTION PLAN, and 1,000,000 preferred shares, each without par value, none of which is issued or outstanding. All of the issued and outstanding common shares of MFFC are duly authorized, validly issued, fully paid and nonassessable and were issued in full compliance with all applicable laws. MFFC has no outstanding class of capital stock other than such common shares.

                  (ii) Except for the options to purchase for $13.69 per share an aggregate of 228,227 common shares of MFFC granted in accordance with the STOCK OPTION PLAN, there are no outstanding subscription rights, options, conversion rights, warrants or other agreements, plans or commitments of any nature whatsoever (either firm or conditional) obligating MFFC (I) to issue, deliver or sell, cause to be issued, delivered or sold, or restricting MFFC from selling any additional MFFC common shares or (II) to grant, extend or enter into any such agreement, plan or commitment. There are no outstanding stock appreciation, phantom stock or similar rights in respect of MFFC common shares.

                  (iii) In accordance with the MFSB Recognition and Retention Plan (hereinafter referred to as the "RRP"), an aggregate of 103,155 MFFC common shares were purchased by the RRP Trustee in open market transactions in 1995, 72,720 of which have been awarded to RRP participants (hereinafter referred to as the "AWARDED RRP SHARES") and 30,435 of which are not subject to outstanding awards and are owned of record by the RRP Trustee (hereinafter referred to as the "UNAWARDED RRP SHARES"). Of the AWARDED RRP SHARES, 58,785 have been vested and distributed to RRP participants and 13,935 have not vested on the date hereof (hereinafter referred to as the "UNVESTED RRP SHARES").

                           (iv) The MFFC Employee Stock Ownership Plan
(hereinafter referred to as the "ESOP") owns of record 187,339 common shares of MFFC, 106,552 of which have been allocated to the accounts of ESOP participants and 80,787 of which are unallocated. The outstanding principal balance of the loan obtained by the ESOP from MFFC to purchase the MFFC common shares owned of record by the ESOP (hereinafter referred to as the "ESOP LOAN") equaled $1,031,550 on the date hereof.

                           (v) To the knowledge of MFFC, each certificate
evidencing MFFC common shares issued by MFFC in replacement of any certificate which was theretofore issued by MFFC to evidence MFFC common shares and which was claimed by the record holder thereof to have been lost, stolen or destroyed was issued by MFFC only upon receipt of an affidavit of lost stock certificate and indemnity agreement of such shareholder indemnifying MFFC against any claim that may be made against MFFC on account of the alleged loss, theft or destruction of any such certificate or the issuance of such replacement certificate.

                  (b) The authorized capital of MFSB consists of 10,000,000 common shares, each without par value, 100 of which are issued and outstanding and held of record by MFFC. All of the outstanding common shares of MFSB are duly authorized, validly issued, fully paid and nonassessable; were issued in full compliance with all applicable laws and regulations; and were not issued in violation of the preemptive right of any depositor or shareholder of MFSB. MFSB has no outstanding class of capital stock other than such common shares. There are no outstanding subscription rights, options, conversion rights, warrants or other agreements or commitments of any nature whatsoever (either firm or conditional) obligating MFSB (i) to issue, deliver or sell, cause to be issued, delivered or sold, or restricting MFSB from selling any additional MFSB shares or (ii) to grant, extend or enter into any such agreement or commitment.

         SECTION 3.08. FINANCIAL STATEMENTS. (a) The consolidated statements of financial condition as of September 30, 1999 and 1998, of MFFC and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years then ended, examined and reported upon by Crowe, Chizek and Company, certified public accountants, complete copies of which have previously been delivered to BFOH (hereinafter referred to as the "AUDITED FINANCIALS"), have been prepared in conformity with generally accepted accounting principles applied on a consistent basis and fairly present the consolidated financial position of MFFC at such dates and the consolidated results of its operations and cash flows for such periods. The books and records of MFFC and MFSB have been, and are being, maintained in accordance with generally accepted accounting principles and with any other applicable legal and accounting requirements and reflect only actual transactions.

                  (b) The unaudited balance sheet as of November 30, 1999, of MFFC and the related unaudited income statement for the two months then ended, complete copies of which have previously been delivered to BFOH (hereinafter referred to as the "INTERIM

FINANCIALS"), fairly present the financial position of MFFC at such date and the results of its operations for such period and have been prepared in accordance with generally accepted accounting principles as applicable to condensed consolidated financial statements and as applied on a consistent basis with the AUDITED FINANCIALS. All adjustments which are necessary for a fair statement of the INTERIM FINANCIALS have been made.

                  (c) The Thrift Financial Reports of MFSB for the three-month periods ended March 31, June 30 and September 30, 1999, together with the schedules and supplements attached thereto, each as filed with the OTS and copies of which were previously delivered to BFOH by MFFC (hereinafter referred to as the "TFRs"), have been prepared in accordance with accounting practices permitted by the OTS applied on a consistent basis and fairly present the financial position of MFSB at such dates.

                  (d) Except as disclosed in the INTERIM FINANCIALS, the TFRs and Section 3.08(d) of the DISCLOSURE SCHEDULE, as of November 30, 1999, MFFC had no liabilities or obligations material to the financial condition of MFFC, whether accrued, absolute, contingent or otherwise, and whether due or to become due.

         SECTION 3.09. CONDUCT OF BUSINESSES. Between September 30, 1999, and the date of this AGREEMENT, each of MFFC and MFSB conducted its businesses only in the ordinary and usual course, there were no material adverse changes in the financial condition, assets, liabilities, obligations, properties or business of MFFC or MFSB and, except as set forth in any of the AUDITED FINANCIALS, the INTERIM FINANCIALS, the TFRs or Section 3.09 of the DISCLOSURE SCHEDULE, neither MFFC nor MFSB:

                  (a) Authorized the creation or issuance of, issued, sold or disposed of, or created any obligation to issue, sell or dispose of, any stock, notes, bonds or other securities or any obligation convertible into or exchangeable for, any shares of its capital stock;

                  (b) Except for a per share dividend in the amount of $.15 paid on November 15, 1999, declared, set aside, paid or made any dividend or other distributions on its capital stock or directly or indirectly redeemed, purchased or acquired any shares or entered into any agreement in respect of the foregoing;

                  (c) Effected any stock split, recapitalization, combination, exchange of shares, readjustment or other reclassification;

                  (d) Amended the Articles of Incorporation or Code of Regulations of MFFC or the Charter or Bylaws of MFSB;

                  (e) Purchased, sold, assigned or transferred any material tangible asset or any material patent, trademark, trade name, copyright, license, franchise, design or other intangible asset or property;

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
                  (f) Mortgaged, pledged or granted or suffered to exist any lien or other encumbrance or charge on any assets or properties, tangible or intangible, except for liens for taxes not yet due and payable and such other liens, encumbrances or charges which do not materially adversely affect its financial position;

                  (g) Waived any rights of material value or cancelled any material debts or claims;

                  (h) Incurred any material obligation or liability (absolute or contingent), including, without limitation, any tax liability or any liability for borrowings from the FHLB of Cincinnati, or paid any material liability or obligation (absolute or contingent), other than liabilities and obligations incurred in the ordinary course of business;

                  (i) Entered into or amended any employment contract with any of its officers or increased the compensation payable to any officer or director, except compensation increases and employment contract renewals made in the ordinary course;

                  (j) Incurred any damage, destruction or similar loss, not covered by insurance, materially affecting its businesses or properties;

                  (k) Acquired any stock or other equity interest in any corporation, partnership, trust, joint venture or other entity;

                  (l) Made any (i) material investment (except investments made in the ordinary course of business) or (ii) material capital expenditure or commitment for any material addition to property, plant or equipment; or

                  (m) Agreed, whether in writing or otherwise, to take any action described in this Section 3.09.

         SECTION 3.10. PROPERTIES. (a) A description of all material fixed assets owned by each of MFFC and MFSB has been delivered to BFOH (hereinafter referred to as the "PERSONAL PROPERTY"). All PERSONAL PROPERTY has been maintained in good working order, ordinary wear and tear excepted. Either MFFC or MFSB owns and has good title to all of the PERSONAL PROPERTY, free and clear of any mortgage, lien, pledge, charge, claim, conditional sales or other agreement, lease, right or encumbrance, except (i) as set forth in Section 3.10(a) of the DISCLOSURE SCHEDULE, (ii) to the extent stated or reserved against in the AUDITED FINANCIALS or the INTERIM FINANCIALS and (iii) such other exceptions which are not material in character or amount and do not materially detract from the value of or interfere with the use of the properties or assets subject thereto or affected thereby.

                  (b) A description of each parcel of real property owned by either MFFC or MFSB is set forth in Section 3.10(b) of the DISCLOSURE SCHEDULE (hereinafter referred to individually as a "PARCEL" and collectively as the "REAL PROPERTIES"). Either MFFC or

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MFSB is the owner of each PARCEL in fee simple and has good and marketable title to each such PARCEL, free of any liens, claims, charges, encumbrances or security interests of any kind, except (i) as set forth in Section 3.10(b) of the DISCLOSURE SCHEDULE, (ii) liens for real estate taxes and assessments not yet delinquent and (iii) utility, access and other easements, rights of way, restrictions and exceptions, none of which impair the REAL PROPERTIES for the use and business being conducted thereon.

                  (c) A description of all real property leased by either MFFC or MFSB is set forth in Section 3.10(c) of the DISCLOSURE SCHEDULE (hereinafter referred to as the "LEASED REAL PROPERTY"). Except as set forth in Section 3.10(c) of the DISCLOSURE SCHEDULE, the REAL PROPERTY LEASES create, in accordance with their terms, valid, binding and assignable leasehold interests of either MFFC or MFSB in all of the LEASED REAL PROPERTY, free and clear of all liens, claims, charges, encumbrances or security interests of any kind.

                  (d) A description of all personal property leased by either MFFC or MFSB is set forth in Section 3.10(d) of the DISCLOSURE SCHEDULE.

                  (e) The documentation (hereinafter referred to as "LOAN DOCUMENTATION") governing or relating to the loan and credit-related assets (hereinafter referred to as the "LOAN ASSETS") included within the loan portfolio of MFSB is legally sufficient in all material respects for the purposes intended thereby and creates enforceable rights in favor of MFSB in accordance with the terms of such LOAN DOCUMENTATION, subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general applicability affecting the enforcement of creditors' rights generally, and the effect of rules of law governing specific performance, injunctive relief and other equitable remedies on the enforceability of such documents.

         SECTION 3.11. ALLOWANCE FOR LOAN LOSSES. Except as set forth in Section
3.11 of the DISCLOSURE SCHEDULE, there is no loan which was made by either MFFC or MFSB and which is reflected as an asset of either MFFC or MFSB on the AUDITED FINANCIALS or the INTERIM FINANCIALS that (i) is sixty (60) days or more delinquent or (ii) has been classified by examiners (regulatory or internal) as "Substandard," "Doubtful" or "Loss." The allowance for loan losses as reflected on the AUDITED FINANCIALS and the INTERIM FINANCIALS is, in the opinion of MFFC's management, adequate in all material respects as of their respective dates under the requirements of generally accepted accounting principles to provide for reasonably anticipated losses on outstanding loans, net of recoveries.

         SECTION 3.12. INVESTMENTS. (a) Section 3.12(a) of the DISCLOSURE SCHEDULE contains (i) a true, accurate and complete list of all investments, other than investments in the LOAN ASSETS and the REAL PROPERTIES, owned by either MFFC or MFSB (hereinafter referred to as the "INVESTMENTS") as of the date hereof, the name of the registered holder thereof, the location of the certificates therefor or other evidence thereof and any stock powers or other authority for transfer granted with respect thereto. Except as set forth in
Section 3.12(a) of the DISCLOSURE SCHEDULE, the INVESTMENTS, other than any such investments disposed of in the ordinary course of business prior to the date hereof, are owned by either MFFC or MFSB, free and clear of all liens, pledges, claims, security interests, encumbrances, charges or restrictions of any kind and may be freely disposed of by either MFFC or MFSB at any time. Except as set forth in Section 3.12(a) of the DISCLOSURE SCHEDULE, neither MFFC nor MFSB is a party to, nor has any interest in, (i) any repurchase agreement, reverse repurchase agreement, collateralized mortgage obligation or any other derivative security or (ii) any interest rate swaps, caps, floors, option agreements or any other interest rate risk management agreements.

                  (b) Except as set forth in Section 3.12(b) of the DISCLOSURE SCHEDULE, neither MFFC nor MFSB owns of record or beneficially the outstanding shares of, or any equity interest in, any corporation or other business entity.

         SECTION 3.13. REPORTS AND RECORDS. (a) Each of MFFC and MFSB has filed all reports and maintained all records required to be filed or maintained by it under various rules and regulations of the SEC, the OTS, the FDIC and other regulatory agencies with jurisdiction over MFFC or MFSB. All such documents and reports complied in all material respects with applicable requirements of law and regulations in effect at the time of filing such documents and contained in all material respects the information required to be stated therein.

                  (b) MFFC has delivered to BFOH copies of the following documents, each of which has been filed with the SEC (hereinafter referred to as the "MFFC SEC FILINGS"):

                           (i) The MFFC Annual Reports on Form 10-K for the fiscal years ended September 30, 1999 and 1998;

                           (ii) The MFFC Annual Reports to Shareholders for the fiscal years ended September 30, 1999 and 1998;

                           (iii) The MFFC Proxy Statements for use in connection with the 1999 and 1998 Annual Meetings of Shareholders; and

                           (iv) The MFFC Quarterly Reports on Form 10-Q for the quarters ended December 31, 1998 and March 31 and June 30, 1999.

The MFFC SEC FILINGS did not, as of the dates on which such reports were filed with the SEC, contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

         SECTION 3.14. TAXES. (a) Except as set forth in Section 3.14(a) of the DISCLOSURE SCHEDULE, each of MFFC and MFSB has duly and timely filed all federal, state, county and local income, profits, franchise, excise, sales, customs, property, use, occupation, withholding, social security and other tax and information returns and reports required to have been filed by each of MFFC and MFSB through the date hereof, and has paid or accrued all taxes and duties (and all interest and penalties with respect thereto) due or claimed to be due. Neither MFFC nor MFSB has any liability for any taxes or duties (or interest or penalties with respect thereto) of any nature whatsoever and there is no basis for any additional material claims or assessments, other than with respect to liabilities for taxes and duties which are reflected in the INTERIM

FINANCIALS or which may have accrued since September 30, 1999, in the ordinary course of business.

                  (b) No deficiencies for any taxes, assessments or governmental charges have been proposed, asserted or assessed in writing by any governmental or taxing authority against MFFC or MFSB that have not been settled or would not be covered by existing reserves. Except as set forth in Section 3.14(b) of the DISCLOSURE SCHEDULE, neither MFFC nor MFSB (i) is a party to any agreement providing for the allocation or sharing of taxes or (ii) is required to include in income any adjustment pursuant to Section 481(a) of the CODE (hereinafter defined) by reason of the voluntary change in accounting method, nor has any taxing authority proposed in writing any such adjustment or change of accounting method.

                  (c) Any amount that will become receivable (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this AGREEMENT by any employee, officer or director of MFFC or MFSB who is a "DISQUALIFIED INDIVIDUAL," as such term is defined in proposed Treasury Regulation Section 1.280G-1, under any employment, severance or termination agreement, other compensation arrangements or PLAN (hereinafter defined) currently in effect will not be characterized as an "excess parachute payment," as such term is defined in Section 1.280G-1 of the CODE.

         SECTION 3.15. MATERIAL CONTRACTS. (a) Except as set forth in Section 3.15(a) of the DISCLOSURE SCHEDULE, neither MFFC nor MFSB is a party to or bound by any written or oral (i) contract or commitment for capital expenditures in excess of $50,000 for any one project or $100,000 in the aggregate; (ii) contract or commitment made in the ordinary course of business for the purchase of materials or supplies or for the performance of services involving payments to or by either MFFC or MFSB of an amount exceeding $50,000 in the aggregate or extending for more than six (6) months from the date hereof; (iii) contract or option for the purchase of any real property; (iv) letter of credit or indemnity calling for payment, upon the conditions stated therein, of more than $100,000;
(v) guarantee agreement; (vi) instrument granting any person authority to transact business on behalf of either MFFC or MFSB; (vii) contracts or commitments relating to outstanding loans and/or commitments to make loans (including unfunded commitments and lines of credit) to any one person or entity (together with "affiliates" of such person or entity) in excess of $250,000;
(viii) employment, management, consulting, deferred compensation, severance or other similar contract with any director, officer or employee of either MFFC or MFSB; (ix) note, debenture or loan agreement pursuant to which either MFFC or MFSB has incurred indebtedness, other than deposit liabilities and advances from the FHLB of Cincinnati; (x) loan servicing agreement; (xi) contract or commitment relating to a real estate development project consisting of the development of more than one single family dwelling; or (xii) commitment or agreement to do any of the foregoing. Contracts set forth in Section 3.15 of the DISCLOSURE SCHEDULE are hereinafter collectively referred to as the "CONTRACTS."

                  (b) Neither MFFC nor MFSB is in material default under any of the CONTRACTS.

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
         SECTION 3.16. INSURANCE. All material properties and operations of each of MFFC and MFSB are adequately insured for its benefit. The performance by the officers and employees of each of MFFC and MFSB of their duties is bonded in such amounts and against such risks as are usually insured against or bonded by entities similarly situated, under valid and enforceable policies of insurance or bonds issued by insurers or bonding companies of recognized responsibility, financial or otherwise.

         SECTION 3.17. ACTIONS AND SUITS. Except as set forth in Section 3.17 of the DISCLOSURE SCHEDULE, there are no actions, suits or proceedings or investigations pending or, to the knowledge of MFFC, threatened against or affecting the business, operations or financial condition of either MFFC or MFSB in any court or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, and neither MFFC or MFSB has any knowledge of any basis for any such action, suit, proceeding or investigation.

         SECTION 3.18. PERMITS AND LICENSES. Each of MFFC and MFSB has all material permits, licenses, orders and approvals of all federal, state or local governmental or regulatory bodies required for MFSB to conduct its business as presently conducted, and all such material permits, licenses, orders and approvals are in full force and effect, without the threat of suspension or cancellation. None of such permits, licenses, orders or approvals will be adversely affected by the consummation of the transactions contemplated by this AGREEMENT.

         SECTION 3.19. EMPLOYEE BENEFIT PLANS; ERISA. (a) Section 3.19 of the DISCLOSURE SCHEDULE contains a true and complete list of all qualified pension or profit-sharing plans, deferred compensation, consulting, bonus, group insurance plans or agreements and all other incentive, welfare or employee benefit plans or agreements, including, but not limited to, all "employee benefit plans," as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (hereinafter referred to as "ERISA"), which is or was at any time during the last five years maintained, administered or contributed to by MFFC or MFSB or any affiliate (as defined below) and covers any employee or former employee of MFFC or MFSB or any affiliate or under which MFFC or MFSB or any affiliate has any liability (hereinafter collectively referred to as the "PLANS"). For purposes of this Section 3.19, "affiliate" of any person or entity means any other person or entity which, together with such person or entity, would be treated as a single employer under Section 414 of the CODE or is an "affiliate," whether or not incorporated, as defined in Section 407(d)(7) of ERISA, of such person or entity. With respect to such PLANS, true and complete copies of all (i) PLAN documents and amendments thereto, (ii) trust agreements and amendments thereto, (iii) all written interpretations and summaries, (iv) the three most recent annual reports on IRS Form 5500, (v) the most recent Internal Revenue Service determination letters (and any pending request for such) for each PLAN which is intended to be qualified under Section 401(a) of the CODE have been delivered to BFOH.

                  (b) Each PLAN which constitutes an "employee pension plan," as defined in Section 3(2) of ERISA, is and has been administered in material compliance with its governing documents and the applicable provisions of ERISA and any such employee pension plan which is intended to be qualified under the provisions of Section 401(a) of the Internal Revenue Code of

1986, as amended (hereinafter referred to as the "CODE"), is and has been administered in material compliance with the applicable provisions of the CODE.

                  (c) Each PLAN which constitutes an "employee welfare benefit plan," as defined in Section 3(1) of ERISA, is and has been administered in material compliance with its governing documents and the applicable provisions of ERISA and each PLAN which constitutes a "group health plan," as defined in
Section 5000(b)(1) of the CODE, is and has been administered in material compliance with the continuation of coverage provisions contained in Section 4980B of the CODE.

                  (d) Each PLAN which is not an "employee benefit plan," as defined in Section 3(3) of ERISA, is and has been administered in material compliance with its governing documents and with any and all state or federal laws applicable to such PLAN. Nothing done or omitted to be done and no transaction or holding of any asset under or in connection with any PLAN has or will make MFFC, MFSB or any affiliate subject to any liability under Title I of ERISA or liable for any tax pursuant to Sections 4971-4980E of the CODE. There is no pending or threatened litigation, arbitration, disputed claim, adjudication, audit, examination or other proceeding with respect to any PLAN or any fiduciary or administrator thereof in their capacities as such (other than the submission of participant claims for benefits in the ordinary course of operation of such PLANS).

                  (e) The market value of assets under each "employee pension plan" (as defined above) which is subject to the provisions of Title IV of ERISA, equals or exceeds the present value of all vested and nonvested liabilities thereunder determined in accordance with Pension Benefit Guaranty Corporation (hereafter referred to as the "PBGC") methods, factors and assumptions applicable to an employee pension plan terminating on the date for determination. No "accumulated funding deficiency," as defined in Section 412 of the CODE, has been incurred with respect to any PLAN, whether or not waived. Full payment has been made of all amounts which MFFC or MFSB or any affiliate is required to have paid as contributions to or benefits under any PLAN as of the end of the most recent plan year thereof and there are no unfunded obligations under any PLAN. No condition exists and no event has occurred that could constitute grounds for termination of any PLAN, and neither MFFC, MFSB nor any affiliate has incurred any material liability under Title IV of ERISA arising in connection with the termination of any PLAN covered or previously covered by Title IV of ERISA.

                  (f) MFFC does not maintain any PLAN which provides post-retirement medical, dental or life insurance benefits to any former employee of either MFFC or MFSB nor is MFFC obligated to provide any such benefit to any current employee upon his or her retirement, except for the continuation coverage required under Section 4980B of the CODE.

                  (g) Neither MFFC nor MFSB participates in, or has ever been obligated to contribute to, any multiemployer plan as such term is defined in
Section 3(37) of ERISA.

                  (h) Neither MFFC, MFSB nor any PLAN maintained by either MFFC or MFSB, nor any fiduciary of any such PLAN, has incurred any material liability to the PBGC, the United States Department of Labor or to the Internal Revenue Service (hereinafter referred to as the "IRS") with respect to a PLAN.

                  (i) No prohibited transaction (which shall mean any transaction prohibited by Section 406 of ERISA and not exempt under Section 408 of ERISA) has occurred with respect to any "employee benefit plan" (as defined above) maintained by either MFFC or MFSB (i) which would result in the imposition, directly or indirectly, of an excise tax under Section 4975 of the CODE or (ii) the correction of which would have a material adverse effect on the financial condition, results of operations or business of MFFC. No "reportable event," within the meaning of Section 4043 of ERISA, and no event described in
Section 4041, 4042, 4062 or 4063 of ERISA has occurred in connection with any PLAN.

                  (j) Each employee pension plan (as defined above) which is intended to be an employee stock ownership plan, as defined in Section 4975(e)(7) of the CODE, is and has been administered in substantial compliance with the applicable provisions of Sections 4975 and 409 of the CODE and the regulations promulgated by the Internal Revenue Service (hereinafter referred to as the "IRS") thereunder and, any outstanding loan to which any such employee stock ownership plan is a party constitutes an "exempt loan," as described in
Section 54.4975-7 of the regulations promulgated by the IRS.

                  (k) There has been no amendment to, written interpretation or announcement (whether or not written) relating to, or change in employee participation or coverage under, any PLAN, which would increase the expense of maintaining such PLAN above the level of the expense incurred in respect thereof for the plan year ended immediately prior to the date hereof.

         SECTION 3.20. ENVIRONMENTAL PROTECTION. (a) Except as set forth in
Section 3.20 of the DISCLOSURE SCHEDULE, (i) to the knowledge of MFFC, each of MFFC, MFSB and the MFFC PROPERTY (hereinafter defined) is, and has been at all times, in material compliance with all applicable ENVIRONMENTAL LAWS (hereinafter defined); (ii) no investigations, inquiries, orders, hearings, actions or other proceedings by or before any court or governmental agency have been issued, are pending or, to the knowledge of MFFC or MFSB, threatened against either MFFC or MFSB or in connection with the MFFC PROPERTY; (iii) no claims have been made or, to the knowledge of MFFC or MFSB, threatened at any time against either MFFC or MFSB or in connection with the MFFC PROPERTY relating to actual or alleged violation of any ENVIRONMENTAL LAW or relating to damage, contribution, cost recovery, compensation, loss or injury resulting from any HAZARDOUS SUBSTANCE (hereinafter defined) and, to the knowledge of MFFC, no past or present actions, activities, conditions, events or incidents, including, without limitation, the release, emission, discharge or disposal of, or exposure to, any HAZARDOUS SUBSTANCE have occurred that could reasonably form the basis of any such claims against either MFFC or MFSB or in connection with the MFFC PROPERTY; (iv) to the knowledge of MFFC, no HAZARDOUS SUBSTANCES have been integrated into any MFFC PROPERTY or any component thereof in violation of ENVIRONMENTAL LAWS, or which will in the future require remediation during renovation or demolition, or in such quantities and manner as may or do pose a threat to human health; (v) to the knowledge of MFFC, no portion of any MFFC PROPERTY is located within 2000 feet of (I) a release of HAZARDOUS SUBSTANCES which has been reported or is required to be reported under any ENVIRONMENTAL LAW or (II) the location of any site used, in the past or presently, for the disposal of any HAZARDOUS SUBSTANCES; (vi) the MFFC PROPERTY has not been used by MFFC or MFSB for the storage, disposal or treatment of HAZARDOUS

SUBSTANCES, except as allowed by applicable law, has not been contaminated by HAZARDOUS SUBSTANCES, nor has been used for the storage or use of any underground or aboveground storage tanks; and (vii) material permits, registrations and other authorizations necessary for either MFFC or MFSB or the MFFC PROPERTY to operate in material compliance with all ENVIRONMENTAL LAWS are currently in force and are identified in Section 3.20 of the DISCLOSURE SCHEDULE.

                  (b) As used in Sections 3.20 and 4.16 of this AGREEMENT:

                           (i) "MFFC PROPERTY" means all real and personal property now or previously owned, leased, occupied or managed by either MFFC or MFSB or any person or entity whose liability for any matter has or may have been related or assumed by MFFC either contractually or are by operation of law.

                           (ii) "ENVIRONMENTAL LAWS" means all federal, state, local and other laws, regulations, rules, standards, ordinances, orders, decrees, and judgments relating to pollution, the environment, occupational health and safety, or the protection of human health, all as may be from time to time amended.

                           (iii) "HAZARDOUS SUBSTANCES" means any and all substances or materials which are classified or considered to be hazardous or toxic to human health or the environment under any applicable ENVIRONMENTAL LAWS and shall include, without limitation, any "hazardous substances" as defined in Section 101(14) of CERCLA (42 USC Section 9601(14)) or regulations promulgated thereunder, any "toxic and hazardous substances" as defined in 29 CFR Part 1910, petroleum and its byproducts, asbestos, polychlorinated biphenyls, nuclear fuel or materials, lead and lead-containing substances, and urea-formaldehyde.

         SECTION 3.21. EMPLOYMENT MATTERS. Each of MFFC and MFSB is in material compliance with all federal, state or other applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours. No unfair labor practice complaint against either MFFC or MFSB is pending before any governmental agency or court and there is no labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of either MFFC or MFSB, threatened against or involving either MFFC or MFSB. No representation question exists in respect of the employees of either MFFC or MFSB and no labor grievance which might have a material adverse effect upon either MFFC or MFSB or the conduct of its businesses is pending or, to the knowledge of MFFC, threatened. No arbitration proceeding arising out of or under any collective bargaining agreement is pending and no claim therefore has been asserted against either MFFC or MFSB. No collective bargaining agreement is currently being negotiated by either MFFC or MFSB.

         SECTION 3.22. BROKERS. All negotiations relating to this AGREEMENT and the transactions contemplated hereby have been carried on without the intervention of any person,

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
other than McDonald Investments Inc. (hereinafter referred to as "MCDONALD"), acting on behalf of MFFC or MFSB in such manner as to give rise to any valid claim against MFFC or MFSB for any broker's or finder's fee or similar compensation.

         SECTION 3.23. YEAR 2000. (a) All devices, systems, machinery, information technology, computer software and hardware, and other date sensitive technology owned or leased by either MFFC or MFSB (hereinafter referred to as the "MFSB Systems") necessary for either MFFC or MFSB to carry on its business as presently conducted and as contemplated to be conducted in the future either
(i) are Year 2000 Compliant (hereinafter defined) or (ii) will be Year 2000 Compliant within a period of time calculated to result in no material disruption of any of the business operations of either MFFC or MFSB. For purposes of this
Section 3.25, "Year 2000 Compliant" means that the MFSB Systems are designed to be used prior to, during and after the Gregorian calendar year 2000 A.D. and will operate during each such time period without error relating to date data, specifically including any error relating to, or the product of, date data which represents or references different centuries or more than one century.

                  (b) Each of MFFC and MFSB has (i) undertaken a detailed inventory, review and assessment of all areas within its business and operations that could be adversely affected by the failure of either MFFC or MFSB to be Year 2000 Compliant on a timely basis; (ii) developed a detailed plan and time line for becoming Year 2000 Compliant on a timely basis; and (iii) to date, implemented that plan in accordance with that timetable in all material respects.

                  (c) Each of MFFC and MFSB has made inquiry of each of its key suppliers, vendors and customers and has obtained confirmations from all such persons as to whether such persons have initiated programs to become Year 2000 Compliant and on the basis of such confirmations, MFFC reasonably believes that all such persons will be or try to become so compliant or make other suitable arrangements so as not to likely cause a material disruption of business.

         SECTION 3.24. STOCK OWNERSHIP. Except as set forth in Section 3.24 of the DISCLOSURE SCHEDULE, neither MFFC nor any of its "affiliates" or "associates," as the terms "affiliates" and "associates" are defined in Section 1704.01(C)(1) of the ORC, are "beneficial owners," as the term "beneficial owners" is defined in Section 1704.01(C)(4) of the ORC, of any of the outstanding common shares of BFOH.

         SECTION 3.25. REGULATORY MATTERS. Except as set forth in Section 3.25 of the DISCLOSURE SCHEDULE, neither MFFC nor MFSB is subject or is party to, or has received any notice or advice that it may become subject or party to, any investigation with respect to, any cease-and-desist order, agreement, consent agreement, memorandum of understanding or other regulatory enforcement action, proceeding or order with or by, or is a party to any commitment letter or similar undertaking to, or is subject to any directive by, or has been a recipient of any supervisory letter from, or has adopted any board resolutions at the request of, any regulatory agency that currently restricts the conduct of its business or that currently affects its capital adequacy, credit policies, management or business (hereinafter referred to as a "REGULATORY AGREEMENT"), nor has MFFC or MFSB been advised by any regulatory agency that it is considering issuing or requesting any such REGULATORY AGREEMENT. Except as set forth

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
in Section 3.25 of the DISCLOSURE SCHEDULE, there is no unresolved violation, criticism or exception by any REGULATORY AGENCY with respect to any report or statement relating to any examinations of MFFC or MFSB.

         SECTION 3.26. NON-BANKING ACTIVITIES. MFFC is not engaged in any activity, either directly or indirectly through one or more of its subsidiaries or other equity investments, which is not permitted by a savings and loan holding company or by a subsidiary or other enterprise through which such activity is conducted. MFSB is not engaged in any activity, either directly or indirectly through one or more of its subsidiaries or other equity investments, which is not permitted by a federal savings bank.

         SECTION 3.27. FIDUCIARY RESPONSIBILITY. During the applicable statute of limitations period, (a) MFFC and MFSB have properly administered all accounts (if any) for which it acts as a fiduciary or agent, including, but not limited to, accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable state and federal law and regulation and common law, and (b) neither MFFC, MFSB, nor any director, officer or employee of MFFC or MFSB acting on behalf of MFFC or MFSB, has committed any breach of trust with respect to any such fiduciary or agency account, and the accountings for each such fiduciary or agency account are true and correct and accurately reflect the assets of such fiduciary or agency account. To the knowledge of MFFC, there is no investigation or inquiry by any regulatory agency pending or threatened against or affecting MFFC or MFSB relating to the compliance by MFFC or MFSB with sound fiduciary principles and applicable regulations.

         SECTION 3.28. EMPLOYMENT AGREEMENTS. Section 3.15 of the DISCLOSURE SCHEDULE lists each agreement, arrangement, commitment or contract (whether written or oral) for the employment, retention or engagement, or with respect to the severance, of any present or former officer, director, employee, agent, consultant or other person or entity to which MFFC or MFSB is a party to or bound by and which, by its terms, is not terminable by MFFC or MFSB on thirty
(30) days written notice or less without the payment of any amount by reason of such termination. Copies of each written agreement, arrangement, commitment or contract listed in Section 3.15 of the DISCLOSURE SCHEDULE have been previously delivered to BFOH.

         SECTION 3.29. CERTAIN OPERATIONAL MATTERS. (a) Neither MFFC nor MFSB is a party to any agreement or subject to any arrangement which would prevent, limit or restrict it from the sale, lease or other disposition of its main offices or any branch office.

                  (b) Except as set forth in Section 3.27 of the DISCLOSURE SCHEDULE, the consummation of the BFOH MERGER or the BANK MERGER shall not result in the termination or cancellation before its stated expiration of any contract to which MFFC or MFSB is a party or cause them to incur any financial penalty, liquidated damages, assessment or other costs solely by reason of such mergers.

         SECTION 3.30. STATEMENTS. None of the information supplied or to be supplied by MFFC and MFSB for inclusion in this AGREEMENT or in any documents filed with any regulatory agency in connection with the transactions contemplated by this AGREEMENT shall, at the respective times such documents are filed, and at the time of the MFFC Shareholders' Meeting, contain any untrue statement of a material fact, or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they are made, not misleading.

                                  ARTICLE FOUR

               REPRESENTATIONS AND WARRANTIES OF BFOH AND THE BANK

         BFOH and the BANK represent and warrant to MFFC that each of the following is true and accurate in all material respects:

         SECTION 4.01. ORGANIZATION AND STANDING. (a) BFOH is a corporation duly organized, validly existing and in good standing under the laws of Ohio; is duly registered with the FRB as a bank holding company; and has the corporate power and authority to conduct its business and operations as presently conducted. BFOH is in compliance in all material respects with all applicable local, state or federal laws and regulations, including, without limitation, the regulations of the SEC, the FRB and the FDIC.

                  (b) The BANK is a national bank duly organized, validly existing and in good standing under the laws of the United States and has the corporate power and authority to own or hold under lease all of its properties and assets and to conduct its business and operations as presently conducted. The savings accounts and deposits of the BANK are insured up to applicable limits by the FDIC. The BANK is in compliance in all material respects with all applicable local, state or federal laws and regulations, including, without limitation, the regulations of the OCC and the FDIC.

         SECTION 4.02. QUALIFICATION. Each of BFOH and the BANK is either duly qualified to do business and in good standing in each jurisdiction in which such qualification is required or the failure to so qualify would not have a material adverse effect on the business of BFOH or the BANK.

         SECTION 4.03. AUTHORITY. Subject to the approval of this AGREEMENT and the transactions contemplated hereby, including the BANK MERGER, by the appropriate regulatory authorities, (a) each of BFOH and the BANK has all requisite corporate power and authority to enter into this AGREEMENT and to perform its obligations hereunder; (b) the execution and delivery of this AGREEMENT and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action by each of BFOH and the BANK; and (c) this AGREEMENT is a valid and binding agreement of each of BFOH and the BANK, enforceable against it in accordance with its terms, (i) subject to applicable bankruptcy, insolvency, reorganization and moratorium laws and other laws of general applicability affecting the enforcement of creditors' rights generally, and the effect of rules of law governing specific performance, injunctive relief and other equitable remedies on the enforceability of such documents and (ii) except to the extent such enforceability may be limited by laws relating to safety and soundness of insured depository institutions as set forth in 12 U.S.C. Section 1818(b) or by the appointment of a conservator by the FDIC. This AGREEMENT has been duly executed and delivered by each of BFOH and the BANK.

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
         SECTION 4.04. GOVERNING DOCUMENTS. BFOH has delivered to MFFC true and accurate copies of the Articles of Incorporation and Code of Regulations of BFOH and the Articles of Association and the Bylaws of the BANK and has granted MFFC access to all records of all meetings and other corporate actions occurring before the BFOH EFFECTIVE TIME by the shareholders, Boards of Directors and Committees of the Boards of Directors of BFOH and the BANK. The minute books of BFOH and the BANK contain, in all material respects, complete and accurate records of all meetings and other corporate actions of shareholders, Boards of Directors and Committees of the Boards of Directors.

         SECTION 4.05. NO CONFLICTS. The execution and delivery of this AGREEMENT and, subject to the approval of the BFOH MERGER and the BANK MERGER by the appropriate regulatory authorities, the consummation of the transactions contemplated hereby will not (a) conflict with or violate any provision of or result in the breach of any provision of the Articles of Incorporation or Code of Regulations of BFOH or the Articles of Association or Bylaws of the BANK; (b) conflict with or violate any provision of or result in the breach or the acceleration of or entitle any party to accelerate (whether upon or after the giving of notice of lapse of time or both) any obligation under, or otherwise materially affect the terms of, any mortgage, lien, lease, agreement, license, instrument, order, arbitration award, judgment or decree to which either BFOH or the BANK is a party or by which either BFOH or the BANK or their property or assets is bound; (c) require the consent of any party to any agreement or commitment to which either BFOH or the BANK is a party or by which either BFOH or the BANK or their property or assets is bound, the failure to obtain which could, individually or in the aggregate with all the other failures to obtain required consents, have a material adverse effect on the business, operations or financial condition of BFOH and the BANK, taken as a whole; (d) result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any property or assets of either BFOH or the BANK or give rise to any meritorious cause of action against either BFOH or the BANK; or (e) violate or conflict with any applicable law, ordinance, rule or regulation, including, without limitation, the rules and regulations of the FRB, OCC, or the FDIC.

         SECTION 4.06. CONSENTS. Except as disclosed in writing to MFFC on the date of this AGREEMENT (hereinafter to as the "BFOH LETTER"), no consent, approval, order or authorization of, or registration, declaration or filing with, any governmental authority is required in connection with the execution and delivery of this AGREEMENT by either BFOH or the BANK or the consummation by either BFOH or the BANK of the transactions contemplated hereby, except for filings, authorizations, consents or approvals required by the SEC, FRB, the OTS, the OCC and the Ohio Secretary of State. At or before the BFOH EFFECTIVE TIME, BFOH shall obtain the consent of LaSalle National Bank to the consummation of the transactions contemplated by this AGREEMENT.

         SECTION 4.07. AUTHORIZED CAPITAL OF BFOH. As of the date hereof, the authorized capital of BFOH consists of (a) 20,000,000 common shares, each without par value, 7,595,668 of which are issued and outstanding and 297,467 of which are reserved for issuance upon exercise of outstanding stock options (hereinafter referred to as the "BFOH OPTIONS"). All of the outstanding common shares of BFOH are duly authorized, validly issued, fully paid and nonassessable and were issued in full compliance with all applicable laws. BFOH has no outstanding class of capital stock other than such common shares. Except for the BFOH OPTIONS, shares to be issued pursuant to the BFOH Bonus Share Program and as set forth in the BFOH LETTER, there are no outstanding subscription rights, options, conversion rights, warrants or other agreements or commitments of any nature whatsoever (either firm or conditional) obligating BFOH to issue, deliver or sell, cause to be issued, delivered or sold, or restricting BFOH from selling any additional BFOH shares, or obligating BFOH to grant, extend or enter into any such agreement or commitment.

         SECTION 4.08. FINANCIAL STATEMENTS. (a) The consolidated statements of financial condition as of December 31, 1998 and 1997, of BFOH and the related consolidated statements of income, shareholders' equity and cash flows for each of the three years then ended, examined and reported upon by PriceWaterhouseCoopers LLP, certified public accountants, complete copies of which have previously been delivered to MFFC (hereinafter referred to as the "BFOH AUDITED FINANCIALS"), have been prepared in conformity with generally accepted accounting principles applied on a consistent basis and fairly present the financial position of BFOH at such dates and the results of its operations and cash flows for such periods.

                  (b) The consolidated statement of financial condition as of November 30, 1999, of BFOH and the related consolidated statements of income, shareholders' equity and cash flows for the eleven months then ended, complete copies of which have previously been delivered to MFFC (hereinafter referred to as the "BFOH INTERIM FINANCIALS"), fairly present the financial position of BFOH at such date and the results of its operations and cash flows for such period and have been prepared in accordance with generally accepted accounting principles as applicable to condensed consolidated financial statements and as applied on a consistent basis with the BFOH AUDITED FINANCIALS. All adjustments which are necessary for a fair statement of the BFOH INTERIM FINANCIALS have been made.

                  (c) The Call Reports of the BANK for the three month periods ended March 31, June 30 and September 30, 1999, together with the schedules and supplements attached thereto, each as filed with the FDIC and copies of which were previously delivered to MFFC by BFOH (hereinafter referred to as the "CALL REPORTS"), have been prepared in accordance with accounting practices permitted by the FDIC applied on a consistent basis and fairly present the financial position of the BANK at such dates.

                  (d) Except as disclosed in the BFOH INTERIM FINANCIALS and the CALL REPORTS, as of November 30, 1999, BFOH had no liabilities or obligations material to the financial condition of the BANK and BFOH taken as a whole, whether accrued, absolute, contingent or otherwise, and whether due or to become due.

         SECTION 4.09. CONDUCT OF BUSINESS. Except as disclosed in the BFOH LETTER, since September 30, 1999, BFOH and the BANK have conducted their business only in the ordinary and usual course and there have been no material adverse changes in the financial condition, assets, liabilities, obligations, properties or business of BFOH or the BANK.

         SECTION 4.10. REPORTS AND RECORDS. (a) Each of BFOH and the BANK has filed all reports and maintained all records required to be filed or maintained by them under various rules and regulations of the SEC, FRB, FDIC and the OCC. All such documents and reports complied in all material respects with applicable requirements of law and regulations in effect at the time of the filing of such documents and contained in all material respects the information required to be stated therein.

                  (b) BFOH has delivered to MFFC copies of the following documents, each of which has been filed with the SEC (hereinafter referred to as the "BFOH SEC FILINGS"):

                           (i) The BFOH Annual Reports on Form 10-K for the fiscal years ended December 31, 1998 and 1997;

                           (ii) The BFOH Annual Reports to Shareholders for the fiscal years ended December 31, 1998 and 1997;

                           (iii) The BFOH Proxy Statements for use in connection with the 1998 and 1997 Annual Meetings of Shareholders; and

                           (iv) The BFOH Quarterly Reports on Form 10-Q for the quarters ended December 31, 1998 and March 31, June 30 and September 30, 1999.

The BFOH SEC FILINGS did not, as of the dates on which such reports were filed with the SEC, contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading.

         SECTION 4.11. ACTIONS AND SUITS. Except as set forth in the BFOH SEC FILINGS or in the BFOH LETTER, there are no material actions, suits or proceedings or investigations pending or, to the knowledge of BFOH, threatened against or affecting the business, operations or financial condition of BFOH and the BANK in any court or before any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality, and neither BFOH nor the BANK has any knowledge of any basis for any such action, suit, proceeding or investigation.

         SECTION 4.12. PERMITS AND LICENSES. Each of BFOH and the BANK has all material permits, licenses, orders and approvals of all federal, state or local governmental or regulatory bodies required for them to conduct their business as presently conducted and all such material permits, licenses, orders and approvals are in full force and effect, without the threat of suspension or cancellation. None of such permits, licenses, orders or approvals will be adversely affected by the consummation of the transactions contemplated by this AGREEMENT.

         SECTION 4.13. TAXES. Except as set forth in the BFOH SEC FILINGS, each of BFOH and the BANK has duly and timely filed all federal, state, county and local income, profits, franchise, excise, sales, customs, property, use, occupation, withholding, social security and other tax and information returns and reports required to have been filed by each of BFOH and the BANK through the date hereof, and has paid or accrued all taxes and duties (and all interest and penalties with respect thereto) due or claimed to be due. Neither BFOH nor the BANK has any liability for any taxes or duties (or interest or penalties with respect thereto) of any nature

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
whatsoever and there is no basis for any additional material claims or assessments, other than with respect to liabilities for taxes and duties which are reflected in the BFOH INTERIM FINANCIALS or which may have accrued since September 30, 1999, in the ordinary course of business.

         SECTION 4.14. INSURANCE. All material properties and operations of each of BFOH and the BANK are adequately insured for its benefit. The performance by the officers and employees of each of BFOH and the BANK of their duties is bonded in such amounts and against such risks as are usually insured against or bonded by entities similarly situated, under valid and enforceable policies of insurance or bonds issued by insurers or bonding companies of recognized responsibility, financial or otherwise.

         SECTION 4.15 YEAR 2000. (a) All devices, systems, machinery, information technology, computer software and hardware, and other date sensitive technology owned or leased by either BFOH or the BANK (hereinafter referred to as the "BANK Systems") necessary for either BFOH or the BANK to carry on its business as presently conducted and as contemplated to be conducted in the future either (i) are Year 2000 Compliant or (ii) will be Year 2000 Compliant within a period of time calculated to result in no material disruption of any of the business operations of either BFOH or the BANK. For purposes of this Section 4.15, "Year 2000 Compliant" means that the BANK Systems are designed to be used prior to, during and after the Gregorian calendar year 2000 A.D. and will operate during each such time period without error relating to date data, specifically including any error relating to, or the product of, date data which represents or references different centuries or more than one century.

                  (b) Each of BFOH and the BANK has (i) undertaken a detailed inventory, review and assessment of all areas within its business and operations that could be adversely affected by the failure of either BFOH or the BANK to be Year 2000 Compliant on a timely basis; (ii) developed a detailed plan and time line for becoming Year 2000 Compliant on a timely basis; and (iii) to date, implemented that plan in accordance with that timetable in all material respects.

                  (c) Each of BFOH and the BANK has made inquiry of each of its key suppliers, vendors and customers and has obtained confirmations from all such persons as to whether such persons have initiated programs to become Year 2000 Compliant and on the basis of such confirmations, BFOH reasonably believes that all such persons will be or try to become so compliant or make other suitable arrangements so as not to likely cause a material disruption of business.

         SECTION 4.16 ENVIRONMENTAL PROTECTION. (a) Except as set forth in the BFOH LETTER, (i) to the knowledge of BFOH, each of BFOH, the BANK and the BFOH PROPERTY (hereinafter defined) is, and has been at all times, in material compliance with all applicable ENVIRONMENTAL LAWS; (ii) no investigations, inquiries, orders, hearings, actions or other proceedings by or before any court or governmental agency have been issued, are pending or, to the knowledge of BFOH or the BANK, threatened against either BFOH or the BANK or in connection with the BFOH PROPERTY; (iii) no claims have been made or, to the knowledge of BFOH or the BANK, threatened at any time against either BFOH or the BANK or in connection


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
with the BFOH PROPERTY relating to actual or alleged violation of any ENVIRONMENTAL LAW or relating to damage, contribution, cost recovery, compensation, loss or injury resulting from any HAZARDOUS SUBSTANCE and, to the knowledge of BFOH, no past or present actions, activities, conditions, events or incidents, including, without limitation, the release, emission, discharge or disposal of, or exposure to, any HAZARDOUS SUBSTANCE have occurred that could reasonably form the basis of any such claims against either BFOH or the BANK or in connection with the BFOH PROPERTY; (iv) to the knowledge of BFOH, no HAZARDOUS SUBSTANCES have been integrated into any BFOH PROPERTY or any component thereof in violation of ENVIRONMENTAL LAWS, or which will in the future require remediation during renovation or demolition, or in such quantities and manner as may or do pose a threat to human health; (v) to the knowledge of BFOH, no portion of any BFOH PROPERTY is located within 2000 feet of (I) a release of HAZARDOUS SUBSTANCES which has been reported or is required to be reported under any ENVIRONMENTAL LAW or (II) the location of any site used, in the past or presently, for the disposal of any HAZARDOUS SUBSTANCES;
(vi) the BFOH PROPERTY has not been used for the storage, disposal or treatment of HAZARDOUS SUBSTANCES, except as allowed by applicable law, has not been contaminated by HAZARDOUS SUBSTANCES, nor has been used for the storage or use of any underground or aboveground storage tanks; and (vii) material permits, registrations and other authorizations necessary for either BFOH or the BANK or the BFOH PROPERTY to operate in material compliance with all ENVIRONMENTAL LAWS are currently in force.

                  (b) As used in this Section 4.16, "BFOH PROPERTY" means all real and personal property now or previously owned, leased, occupied or managed by either BFOH or the BANK or any person or entity whose liability for any matter has or may have been related or assumed by BFOH either contractually or by operation of law.

         SECTION 4.17. STOCK OWNERSHIP. Except as set forth in the BFOH LETTER, neither BFOH nor any of its "affiliates" or "associates," as the terms "affiliates" and "associates" are defined in Section 1704.01(C)(1) of the ORC, are "beneficial owners," as the terms "beneficial owners" is defined in Section 1704.01(C)(4) of the ORC, of any of the outstanding shares of MFFC.

         SECTION 4.18. BROKERS. All negotiations relating to this AGREEMENT and the transactions contemplated hereby have been carried on without the intervention of any person, other than Sandler O'Neill, LLC, acting on behalf of BFOH or the BANK in such manner as to give rise to any valid claim against BFOH or the BANK for any broker's or finder's fee or similar compensation.

                                  ARTICLE FIVE

                                    COVENANTS

         SECTION 5.01. CONDUCT OF BUSINESSES. (a) Except as set forth in Section 5.01(b) of this AGREEMENT and except to the extent permitted by BFOH, from the date of this AGREEMENT until the BFOH EFFECTIVE TIME, MFFC and MFSB will conduct their businesses only in the ordinary course, in accordance with past practices and policies and in compliance with all applicable statutes, rules and regulations. Without limiting the generality of the foregoing, MFFC and MFSB shall use reasonable efforts to maintain and preserve intact their business organizations, employees and business relationships and to retain the services of their officers and key employees and neither MFFC nor MFSB shall, without the prior written consent of BFOH:

                           (i) Issue any MFFC common shares or other capital stock or any options, warrants, or other rights to subscribe for or purchase MFFC common shares or any other capital stock or any securities convertible into or exchangeable for any capital stock of MFFC or MFSB, except pursuant to options granted under the STOCK OPTION PLAN and options granted to BFOH;

                           (ii) Directly or indirectly redeem, purchase or otherwise acquire any MFFC common shares or any other capital stock of MFFC or MFSB or effect a reclassification, recapitalization, split-up, exchange of shares, readjustment or other similar change in or to any capital stock or otherwise reorganize or recapitalize MFFC or MFSB;

                           (iii) Amend the Articles of Incorporation or Code of Regulations of MFFC or the Charter or Bylaws of MFSB;

                           (iv) Grant any increase, other than ordinary and normal increases consistent with past practices, in the compensation payable or to become payable to officers or salaried employees or, except as required by law or as required by existing contractual obligations, adopt or make any material change in any bonus (permitting the continued accrual of management bonuses at current rates and payment of such bonuses in accordance with past practices, the MFFC and MFSB Boards of Director being permitted to consider the impact of the transactions contemplated by this AGREEMENT on the possible adverse performance of MFFC and
                                    MFSB), insurance, pension or other PLAN
                                    (except as otherwise permitted by this
                                    AGREEMENT), agreement, payment or
                                    arrangement made to, for or with any of such officers or employees;

                           (v) Borrow or agree to borrow any material amount of funds except in the ordinary course of business, or directly or indirectly guarantee or agree to guarantee any material obligations of others, except in the ordinary course of business;

                           (vi) Make or commit to make any new loan or letter of credit or any new or additional discretionary advance under any existing line of credit, except in the ordinary course of business;

                           (vii) Purchase or otherwise acquire any investment security for its own account, except in a manner and pursuant to policies consistent with past practice;

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
                           (viii) Materially increase or decrease the rate of interest paid on time deposits, or on certificates of deposit, except in a manner and pursuant to policies consistent with past practices;

                           (ix) Enter into any agreement, contract or commitment of a material nature out of the ordinary course of business;

                           (x) Except in the ordinary course of business, place on any of its material assets or properties any mortgage, pledge, lien, charge, or other encumbrance of a material nature;

                           (xi) Except in the ordinary course of business, cancel or accelerate any material indebtedness owing to MFFC or MFSB or any claims which MFFC or MFSB may possess or waive any material rights with respect thereto;

                           (xii) Sell, assign, transfer, convey, license, subcontract, cancel, amend or alter in any other material respect any loan servicing rights of MFFC or MFSB, except for sales on the secondary market in the ordinary course of business and in accordance with past practices;

                           (xiii) Except as set forth in Section 5.01(a) of the DISCLOSURE SCHEDULE, sell or otherwise dispose of any material real property or any material amount of any tangible or intangible personal property other than in the ordinary course of business and other than properties acquired in foreclosure or otherwise in the ordinary collection of indebtedness to MFFC or MFSB;

                           (xiv) With respect to the branch operations of MFSB, take any action to close any existing branch, open new branches, acquire by purchase, merger or otherwise additional branches, or otherwise affect the number, location, and nature of the branch operations, or to make any public announcement regarding the continuation or discontinuation of any branch operations;

                           (xv) Foreclose upon or otherwise take title to or possession or control of any real property without first obtaining a Phase I environmental report thereon which indicates that the property is free of pollutants, contaminants or hazardous or toxic waste materials; provided, however, that no report shall be required with respect to any single family property or any non-agricultural residential property of one acre or less, unless there is reason to believe that such property might contain any such waste materials or otherwise might be contaminated; or

                           (xvi) Purchase any real or personal property or make any other capital expenditure in excess of $50,000.

                  (b) Notwithstanding Section 5.01(a) or any other provision to the contrary in this AGREEMENT, MFFC and MFSB may, without the prior written consent of BFOH:

                           (i) At or before the BFOH EFFECTIVE TIME, pay management bonuses which have been accrued since September 30, 1999, in accordance with past practices;

                           (ii) At or before the BFOH EFFECTIVE TIME, issue MFFC common shares upon exercise of options granted pursuant to the STOCK OPTION PLAN;

                           (iii) At or before the BFOH EFFECTIVE TIME, pay per share dividends in the amount of $.15 during each of the quarters ended March 31, June 30 and September 30, 2000; provided, however, that MFFC shall not pay any dividend in the quarter of the CLOSING if such payment would result in the payment during such quarter of a dividend to MFFC shareholders by both MFFC and BFOH; and

                           (iv) Take any other action expressly contemplated by this AGREEMENT.

         SECTION 5.02. ACQUISITION PROPOSALS. MFFC and MFSB shall not, and shall cause the officers, directors, employees and other agents of MFFC and MFSB not to, directly or indirectly, take any action to solicit, initiate, engage or negotiate any proposals or offers from any person or entity, other than BFOH, or discuss or negotiate with any such person or entity, other than BFOH, any acquisition or purchase of all or a material amount of the assets of, any equity securities of, or any merger, consolidation or business combination with, MFFC or MFSB (hereinafter collectively referred to as "ACQUISITION TRANSACTIONS"); provided, however, that nothing contained in this Section 5.02 shall prohibit MFFC or MFSB from furnishing information to, or entering into discussions, negotiations or an agreement with, any person or entity which makes an unsolicited proposal of an ACQUISITION TRANSACTION if and to the extent that (a) the Board of Directors of MFFC, after consultation with and based upon the advice of counsel, determines in good faith that such action is required to fulfill its fiduciary duties to the shareholders of MFFC under applicable law and (b) before furnishing such information to, or entering into discussions or negotiations with, such person or entity, MFFC provides immediate written notice to BFOH of such action.

         SECTION 5.03. ACCOUNTING POLICIES. Before the BFOH EFFECTIVE TIME and at the request of BFOH, MFFC and MFSB shall promptly establish and take such reserves and accruals to conform the loan, accrual and reserve policies of MFFC and MFSB to the policies of BFOH and the BANK; shall promptly establish and take such accruals, reserves and charges in order to implement such policies in respect of excess facilities and equipment capacity, severance costs, litigation matters, write-off or write-down of various assets and other appropriate accounting adjustments; and shall promptly recognize for financial accounting purposes such expenses of the BFOH MERGER and restructuring charges related to or to be incurred in connection with the BFOH MERGER, to the extent permitted by law and consistent with generally accepted accounting principles and the fiduciary duties of the officers and directors of MFFC and the MFSB; provided, however, that neither MFFC nor MFFC shall be obligated to make any such changes or adjustments unless they have received a written certification from BFOH that all conditions set forth in Sections 7.01 and 7.02 of this AGREEMENT have been satisfied or waived and that no basis for the termination of this AGREEMENT by BFOH or the BANK pursuant to Article Eight of this AGREEMENT is then extant.

                                   ARTICLE SIX

                               FURTHER AGREEMENTS

         SECTION 6.01. APPLICATION FOR APPROVAL OF MERGER. As soon as practicable after the date of this AGREEMENT, BFOH and MFFC will prepare and cause to be filed such applications and other documents with the FRB, the FDIC, the OCC, and the OTS and any other governmental agencies as are required to secure the requisite approval of such agencies to the consummation of the transactions provided for in this AGREEMENT. BFOH and MFFC shall use all reasonable efforts to file all such applications within ninety (90) days of the date of this AGREEMENT and to secure all such approvals. MFFC and MFSB agree that they will, as promptly as practicable after request, provide BFOH with all information and documents concerning MFFC and MFSB as shall be required in connection with preparing any applications, registration statements and other documents which are to be prepared and filed by BFOH and in connection with regulatory approvals required to be obtained by BFOH hereunder. BFOH agrees that it will, as promptly as practicable after request, provide MFFC and MFSB with all information and documents concerning BFOH and its subsidiaries as shall be required in connection with preparing such applications, registration statements and other documents which are to be prepared and filed by MFFC or MFSB in connection with approvals required to be obtained by MFFC hereunder.

         SECTION 6.02. REGISTRATION STATEMENT. (a) BFOH shall, as soon as reasonably practicable, prepare in accordance with the Securities Act of 1933, as amended (hereinafter referred to as the "ACT"), and file with the SEC a Registration Statement in respect of the BFOH common shares to be issued to the holders of MFFC common shares in accordance with ARTICLE TWO of this AGREEMENT (hereinafter referred to as the "REGISTRATION STATEMENT"), and shall use all reasonable efforts to have the REGISTRATION STATEMENT, as amended, declared effective by the SEC as promptly as practicable. BFOH and MFFC shall cooperate in the preparation of the REGISTRATION STATEMENT, including the prospectus, proxy statement, and other documents necessary to comply with all federal and state securities laws related to the registration and issuance of the shares of BFOH to be issued to the shareholders of MFFC in this transaction, and any other laws applicable to the transactions provided for in this Agreement.

                  (b) The information included in the REGISTRATION STATEMENT in respect of BFOH and the BANK will not, at the time the REGISTRATION STATEMENT becomes effective, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

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         SECTION 6.03. AFFILIATES COMPLIANCE WITH THE SECURITIES ACT. (a) Within
30 days after the date of this AGREEMENT, MFFC shall identify to BFOH all persons whom MFFC reasonably believes to be "affiliates," as defined in paragraphs (c) and (d) of Rule 145 under the ACT (hereinafter referred to as the "AFFILIATES"). Thereafter and until the BFOH EFFECTIVE TIME, MFFC shall identify to BFOH each additional person whom it reasonably believes to have thereafter become its AFFILIATE.

                  (b) MFFC shall use reasonable efforts to cause each person who is identified as an AFFILIATE to deliver to BFOH before the BFOH EFFECTIVE DATE a written agreement in the form of the written agreement attached hereto as Exhibit D in which such AFFILIATE confirms that the BFOH common shares received by such AFFILIATE in the MERGER shall not be transferable except in accordance with Rule 145 under the ACT.

         SECTION 6.04. SPECIAL MEETING OF SHAREHOLDERS. (a) MFFC shall use reasonable efforts to duly call, give notice of, convene and hold a meeting of its shareholders for the purpose of voting upon the AGREEMENT and the transactions contemplated hereby, including the BFOH MERGER. MFFC shall use its reasonable efforts to hold such meetings as soon as practicable following the effective date of the REGISTRATION STATEMENT. The Board of Directors of MFFC, as constituted on the date of this AGREEMENT, shall, except to the extent that the Board of Directors of MFFC, after consultation with and based upon the written advice of counsel, determines in good faith that such recommendation or efforts would breach its fiduciary duties to the shareholders of MFFC under applicable law, (i) unanimously recommend to MFFC shareholders in the MFFC proxy statement which will form a part of the REGISTRATION STATEMENT (hereinafter referred to as the "PROXY STATEMENT") the approval of this AGREEMENT and the transactions contemplated hereby, including the BFOH MERGER, and the other matters to be submitted to the shareholders in connection therewith, and (ii) use their reasonable efforts to obtain the necessary approvals by the shareholders of this AGREEMENT, any amendments hereto, and the transactions contemplated hereby, including the BFOH MERGER.

                  (b) Immediately after the approval of this AGREEMENT by the requisite vote of the MFFC shareholders, MFFC shall approve this AGREEMENT and the transactions contemplated hereby, including the BANK MERGER, as the sole shareholder of MFSB.

         SECTION 6.05. ACCESS. Until the BFOH EFFECTIVE TIME, MFFC and MFSB shall afford to BFOH, and BFOH and the BANK shall afford to MFFC, and to their respective officers and representatives (including, without limitation, counsel, financial advisers and independent accountants), reasonable access to their properties, personnel, books, records and affairs. Each party shall furnish the other party with such additional financial and operating data and other information as to its businesses and properties as may be reasonably requested. Such access shall include, but shall not be limited to, (i) permitting verification, by audit or otherwise, of any representation or warranty made hereunder; (ii) authorizing release of any information (including the work papers of such independent auditors) and financial consultants; (iii) consistent with applicable regulations or procedures, furnishing regular and special examination reports since the date of this AGREEMENT to the BFOH EFFECTIVE TIME; and (iv) delivering copies of all documents or reports or correspondence filed and any correspondence with any federal regulatory or supervisory agency from the date of this AGREEMENT until the BFOH EFFECTIVE TIME.

         SECTION 6.06. CONFIDENTIALITY. MFFC, MFSB, BFOH and the BANK shall hold confidential any information obtained hereunder which is not otherwise public knowledge or ascertainable from public information and all non-public documents (including copies thereof) obtained hereunder by either party from the other party shall be returned to such party.

         SECTION 6.07. PRESS RELEASES. BFOH and MFFC shall consult with each other before issuing any press release or otherwise making any public statements with respect to the BFOH MERGER or the BANK MERGER and shall not issue any such press release or make any such public statement without obtaining the prior consent of the other party, except as may be required by law or by obligations pursuant to any listing agreement with any national securities association.

         SECTION 6.08. COSTS, EXPENSES AND FEES. Whether or not the BFOH MERGER is consummated, all costs and expenses incurred in connection with this AGREEMENT, the PROXY STATEMENT, the REGISTRATION STATEMENT and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

         SECTION 6.09. REASONABLE EFFORTS. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use all reasonable efforts to take, or cause to be taken, all action, and to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this AGREEMENT.

         SECTION 6.10. NOTIFICATION OF EVENTS. At all times from the date of this AGREEMENT until the BFOH EFFECTIVE TIME, each party shall promptly notify the other in writing of any adverse business conditions threatening its normal business operations or of the occurrence of any event or the failure of any event to occur which might result in a breach of or a failure to comply with any representation, warranty, covenant, condition or agreement contained in this AGREEMENT or of the commencement of any action, suit, proceeding, or investigation against it.

         SECTION 6.11. LIQUIDATION ACCOUNT. The BANK MERGER shall have no effect upon the MFSB Liquidation Account which shall be assumed by the BANK at the BANK EFFECTIVE TIME in accordance with 12 C.F.R. Section 563b.3(j).

         SECTION 6.12. ESOP TERMINATION. (a) MFFC shall use reasonable efforts to terminate the ESOP and shall file an Application for Determination with the IRS regarding tax qualification upon termination. All amounts accrued on the financial statements of MFFC as ESOP expense through the end of the month immediately before the month of the CLOSING shall be contributed by MFSB to the ESOP Trustee and shall be paid by the ESOP Trustee to MFFC to reduce the outstanding balance of the ESOP LOAN, after which an appropriate number of MFFC common shares shall be allocated as promptly as possible by the ESOP Trustee to the accounts of ESOP participants (as defined in the ESOP) in accordance with the allocation provisions of the ESOP contained in Sections 3.01 and 3.02 and applicable law; provided, however, that any such contribution shall be deductible by MFFC and MFSB under
Section 404 of the CODE and the allocations of such contribution shall otherwise be in compliance with Section 415 of the CODE. All common shares of MFFC held by the Trustee of the ESOP at the BFOH EFFECTIVE TIME shall be exchanged by the Trustee for the BFOH MERGER CONSIDERATION. The Trustee for the ESOP shall dispose of shares held in the suspense account of the ESOP for the purpose of retiring the ESOP LOAN. Any shares and other assets remaining in the suspense account following repayment of the ESOP LOAN in full shall be allocated as promptly as possible by the ESOP Trustee to participants (as defined in the ESOP) in accordance with the allocation provisions of the ESOP contained in Sections 3.01 and 3.02 and applicable law. It is the intent of the parties that the ESOP be terminated and distributions made concurrently with the BFOH EFFECTIVE TIME to the extent possible.

                  (b) In the event that the IRS determines that the allocation of assets remaining in the suspense account following repayment of the ESOP LOAN in full is subject to the limits on annual additions pursuant to Section 415 of the CODE, then BFOH will make all reasonable efforts, to the extent permissible under applicable provisions of the CODE and related Treasury Regulations, to continue the ESOP trust through the last day of the ESOP plan year following the ESOP plan year during which the BFOH EFFECTIVE TIME occurs, solely for the benefit of those individuals who are participants in the ESOP immediately before the BFOH EFFECTIVE TIME, and to allocate such remaining assets to ESOP participants in accordance with the terms of the ESOP to the full extent permissible under Section 415 of the CODE between the BFOH EFFECTIVE TIME and the last day of the ESOP plan year following the ESOP plan year during which the BFOH EFFECTIVE TIME occurs. In the event that all assets held by the ESOP trust are allocated prior to the last day of the ESOP plan year during which the BFOH EFFECTIVE TIME occurs, the ESOP trust shall be immediately terminated and participants' ESOP accounts will be distributed as soon as practicable thereafter.

         SECTION 6.13. 401(k) PLAN TERMINATION. MFFC and MFSB shall use reasonable efforts to terminate MFFC's 401(k) Plan before the BFOH EFFECTIVE TIME and to file an Application for Determination with the IRS regarding tax qualification upon termination.

         SECTION 6.14. WITHDRAWAL FROM RETIREMENT FUND. MFFC and MFSB shall use reasonable efforts to withdraw from the Financial Institutions Retirement Fund (hereinafter referred to as the "RETIREMENT FUND"). Such withdrawal shall occur in accordance with the applicable provisions of Article XII of the Regulations governing the Comprehensive Retirement Program (hereinafter referred to as the "REGULATIONS"), pursuant to the provisions of Article XII, Section 1, Paragraph
(6) of the REGULATIONS, applicable to a withdrawal without the establishment of a "successor plan." MFFC and MFSB shall file all forms and documents necessary to carry out such withdrawal from the RETIREMENT FUND prior to the BFOH EFFECTIVE TIME, including, but not limited to, any filings required to be made with the sponsor of the RETIREMENT FUND and with the IRS.

         SECTION 6.15. RRP. MFFC shall not award any of the UNAWARDED RRP SHARES to any of the RRP participants and shall cause the RRP Trustee to transfer all right, title and interest in and to the UNAWARDED RRP SHARES to MFFC immediately before the BFOH EFFECTIVE TIME. At the BFOH EFFECTIVE TIME, all of the UNVESTED RRP SHARES

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
shall vest and shall be exchanged for the BFOH MERGER CONSIDERATION, after which BFOH shall cause the RRP Trustee to distribute to RRP participants (a) the BFOH MERGER CONSIDERATION for which the UNVESTED RRP SHARES have been exchanged, (b) all dividends previously paid by MFFC on the UNVESTED RRP SHARES, together with interest earned thereon, and (c) fifty percent (50%) of all dividends previously paid by MFFC on the UNAWARDED RRP SHARES, together with interest earned thereon.

         SECTION 6.16. DEFERRED COMPENSATION AGREEMENTS. BFOH shall honor and assume all of the obligations of MFSB under each of the Deferred Fee Agreements by and between MFSB and David R. Hayes, MFSB and Christopher S. Long, MFSB and Kenneth J. Faze, MFSB and Robert E. Hine, MFSB and E. Lynn App and MFSB and Glenn E. Aidt, as each such agreement was amended on January 12, 2000.

         SECTION 6.17. EMPLOYMENT AGREEMENTS. BFOH shall honor and assume all of the obligations of MFFC and MFSB under the Employment Agreements by and among MFFC, MFSB and Glenn E. Aidt; MFFC, MFSB and Thomas P. Eyer; MFFC, MFSB and Debbie A. Jones; MFFC, MFSB and Dennis J. Piper; and MFFC, MFSB and John E. Frigge. MFFC shall pay to each such employee on or before the BFOH EFFECTIVE TIME the amount in cash required by Section 4(a)(ii)(I) of each such agreement.

         SECTION 6.18. EMPLOYEE BENEFIT PLANS. (a) All employees of MFFC and MFSB immediately prior to the BFOH EFFECTIVE TIME who are employed by BFOH or the BANK (hereinafter referred to collectively as the "EMPLOYERS") immediately following the BFOH EFFECTIVE TIME (hereinafter referred to as the "TRANSFERRED EMPLOYEES") will be covered by the EMPLOYERS' employee benefit plans (hereinafter referred to as the "EMPLOYEE BENEFIT PLANS") on substantially the same basis as any employee of the EMPLOYERS in a comparable position. Notwithstanding the foregoing, BFOH and the BANK may determine to continue any of the MFFC or MFSB benefit plans for TRANSFERRED EMPLOYEES in lieu of offering participation in the EMPLOYEE BENEFIT PLANS providing similar benefits (e.g., medical and hospitalization benefits), to terminate any of MFFC's or MFSB's benefit plans, or to merge any such benefit plans with the EMPLOYEE BENEFIT PLANS, provided the result is the provision of benefits to TRANSFERRED EMPLOYEES that are substantially similar to the benefits provided to the EMPLOYERS' employees generally. Service to MFFC or MFSB by a TRANSFERRED EMPLOYEE prior to the BFOH EFFECTIVE TIME shall be recognized as service to the EMPLOYERS for purposes of eligibility to participate under the EMPLOYERS' sick leave policies, paid vacation policies and any EMPLOYEE BENEFIT PLAN to the extent permissible under governing law. BFOH and the BANK agree that any pre-existing condition, limitation or exclusion in its EMPLOYEE BENEFIT PLANS shall not apply to TRANSFERRED EMPLOYEES or their covered dependents who are covered under a similar plan maintained by MFFC or MFSB on the BFOH EFFECTIVE TIME and who then change coverage to EMPLOYEE BENEFIT PLANS at the time such TRANSFERRED EMPLOYEES are first given the option to enroll. Nothing contained in this Section 6.18 shall prohibit the EMPLOYERS from modifying or terminating any of the EMPLOYEE BENEFIT PLANS after the BFOH EFFECTIVE TIME, nor shall anything contained in this Section 6.18 require the EMPLOYERS to continue the employment of any employee of MFFC or MFSB after the BFOH EFFECTIVE TIME.

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
                  (b) Notwithstanding the terms and conditions of any note or loan agreement, neither BFOH nor the Bank shall increase or otherwise change after the BFOH EFFECTIVE DATE the interest rate on any loan made to any of the MFSB employees identified in Section 6.18(b) of the DISCLOSURE SCHEDULE above the interest rate on any such loan on the date of this AGREEMENT.

         SECTION 6.19. INDEMNIFICATION AND INSURANCE. (a) For a period of three years after the BFOH EFFECTIVE TIME, BFOH shall indemnify each person who served as a director or officer of MFFC and MFSB on or before the BFOH EFFECTIVE TIME to the fullest extent permitted under the Articles of Incorporation and Code of Regulations of BFOH or MFFC and applicable provisions of Ohio law from and against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement in connection with any threatened, pending or completed action, suit or proceeding by reason of the fact that such person was a director or officer of MFFC or MFSB.

                  (b) At or before the BFOH EFFECTIVE TIME, BFOH shall include the directors and executive officers of MFFC and MFSB for a period of three years after the BFOH EFFECTIVE TIME as persons covered and insured under the current Directors and Officers' Liability Insurance Policy of BFOH in a manner by which such directors and executive officers of MFFC and MFSB will be covered and insured for acts or omissions occurring before the BFOH EFFECTIVE TIME.

         SECTION 6.20. STOCK OPTIONS Before the BFOH EFFECTIVE TIME, MFFC shall use reasonable efforts to obtain from each holder of an option which was granted pursuant to the STOCK OPTION PLAN and which is not exercised before the BFOH EFFECTIVE TIME a written agreement in a form reasonably satisfactory to MFFC and BFOH pursuant to which such option is cancelled and extinguished in consideration and exchange for the payment by BFOH of the cash calculated in accordance with Section 2.01(a)(ii) of this AGREEMENT.

         SECTION 6.21. SEVERANCE. Each MFFC or MFSB employee immediately before the BFOH EFFECTIVE TIME (a) who is not listed in Section 6.17 of this AGREEMENT and (b)(i) who is not employed after the BFOH EFFECTIVE TIME by BFOH or the BANK or (ii) the employment of whom by BFOH or the BANK is terminated by BFOH or the BANK without cause within one year after the BFOH EFFECTIVE TIME shall receive an employment severance payment equal to the product of two weeks of the employee's then current salary, multiplied by the number of total years of service as a MFFC or MFSB employee; provided, however, that the minimum severance payment shall equal thirteen weeks salary and the maximum severance payment shall equal twenty-six weeks salary.

         SECTION 6.22. ADVISORY BOARD. At or before the BFOH EFFECTIVE TIME, BFOH shall form an Advisory Board consisting of the current members of the Board of Directors of MFFC (hereinafter referred to as the "ADVISORY BOARD"). The ADVISORY BOARD shall advise BFOH after the BFOH EFFECTIVE TIME on issues affecting the merger of the businesses of MFSB with the BANK and on other matters related to the operation of the business of MFFC and MFSB. The persons who agree to serve on the ADVISORY BOARD shall serve

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
for a period of one year term and shall be paid a fee for services in the amount of $250 for each month of service.

                                  ARTICLE SEVEN

                                 CLOSING MATTERS

         SECTION 7.01. CONDITIONS TO OBLIGATIONS OF BFOH, THE BANK, MFFC AND MFSB. Notwithstanding any other provision of this AGREEMENT, the obligations of BFOH, the BANK, MFFC and MFSB to effect the BFOH MERGER and the BANK MERGER shall be subject to the fulfillment of each of the following conditions:

                  (a) This AGREEMENT shall have been validly adopted by the affirmative vote of the holders of at least the number of outstanding MFFC shares required under Ohio law and the MFFC Articles of Incorporation to adopt such agreements;

                  (b) All permits, approvals, consents, authorizations, exemptions or waivers of any federal or state governmental body or agency necessary or appropriate for consummation of the BFOH MERGER and the BANK MERGER shall have been obtained and all required waiting periods shall have expired;

                  (c) All waivers, consents and approval of every person, in addition to those required under subsections (a) and (b) of this Section 7.01, necessary or appropriate for the consummation of the BFOH MERGER and the BANK MERGER shall have been obtained;

                  (d) MFFC shall have received the written opinions of MCDONALD, dated the date of this AGREEMENT and the date of the PROXY STATEMENT to the effect that the BFOH MERGER CONSIDERATION is fair to the holders of the MFFC common shares from a financial point of view as of such dates;

                  (e) There shall not be in effect an order or decision of a court of competent jurisdiction which prevents or materially delays the consummation of the BFOH MERGER or the BANK MERGER;

                  (f) There shall not be in effect any federal or state law, rule or regulation which prevents or materially delays consummation of the BFOH MERGER and the BANK MERGER;

                  (g) BFOH and MFFC shall have received an opinion of Baker & Hostetler, LLP, to the effect that the BFOH MERGER, when consummated in accordance with the terms hereof, will constitute a reorganization within the meaning of Section 368(a)(1)(A) of the CODE; and

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
                  (h) The REGISTRATION STATEMENT (including any post-effective amendment thereto) shall be effective under the ACT and no proceeding shall be pending or, to the knowledge of BFOH, threatened by the SEC to suspend the effectiveness of the REGISTRATION STATEMENT.

         SECTION 7.02. CONDITIONS TO OBLIGATIONS OF BFOH AND THE BANK. In addition to the conditions contained in Section 7.01 of this AGREEMENT, the obligations of BFOH and the BANK to effect the BFOH MERGER and the BANK MERGER shall also be subject to the fulfillment of each of the following conditions:

                  (a) The representations and warranties of each of MFFC and MFSB contained in Article Three of this AGREEMENT shall be true in all material respects at and as of the date hereof and at and as of the BFOH EFFECTIVE TIME as if made at and as of such time, except to the extent that any such representation and warranty is made as of a specified date;

                  (b) Each of MFFC and MFSB shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this AGREEMENT to be performed or complied with by it before or at the BFOH EFFECTIVE TIME;

                  (c) There shall not have been a material adverse change in the financial condition, assets, liabilities, obligations, properties or business of MFFC and MFSB, taken as a whole, after the date of this AGREEMENT, except change resulting from action taken by MFFC or MFSB at the request of BFOH, including, but not limited to, action pursuant to Section 5.03 of this AGREEMENT; change resulting from or attributable to costs and expenses incurred in connection with the transactions contemplated by this AGREEMENT; and change resulting from or attributable to (i) change in law or regulation affecting financial institutions or their holding companies, (ii) change in generally accepted accounting principles or regulatory accounting principles applicable to financial institutions and their holding companies; and (iii) change in economic conditions applicable to depository institutions generally or in general levels of interest rates; and

                  (d) Each of MFFC and MFSB shall have delivered to BFOH a certificate dated the BFOH EFFECTIVE TIME and signed by the President and Treasurer of MFFC and MFSB to the effect set forth in subsections (a), (b) and (c) of this Section 7.02.

         SECTION 7.03. CONDITIONS TO OBLIGATIONS OF MFFC AND MFSB. In addition to the conditions contained in Section 7.01 of this AGREEMENT, the obligation of MFFC and MFSB to effect the BFOH MERGER and the BANK MERGER shall also be subject to the fulfillment of each of the following conditions:

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
                  (a) The representations and warranties of BFOH and the BANK contained in Article Four of this AGREEMENT shall be true in all material respects at and as of the date hereof and as of the BFOH EFFECTIVE TIME as if made at and as of such time, except to the extent that such representations and warranties are made as of a specific date;

                  (b) Each of BFOH and the BANK shall have duly performed and complied in all material respects with all agreements, covenants and conditions required by this AGREEMENT to be performed or complied with by them before or at the BFOH EFFECTIVE TIME;

                  (c) There shall not have been a material adverse change in the financial condition, assets, liabilities, obligations, properties, business or prospects of BFOH or the BANK after the date of this AGREEMENT;

                  (d) BFOH shall have delivered to MFFC a certificate dated the BFOH EFFECTIVE TIME and signed by the Chairman and the President of BFOH to the effect set forth in subsections (a), (b) and (c) of this Section 7.03; and

                  (e)      The AVERAGE shall not be less than $17.25.

                                  ARTICLE EIGHT

                                   TERMINATION

         SECTION 8.01. TERMINATION. This AGREEMENT may be terminated at any time prior to the BFOH EFFECTIVE TIME, whether before or after approval by the shareholders of MFFC:

                  (a) By mutual consent of the Boards of Directors of MFFC, MFSB, BFOH and the BANK; or

                  (b)      By the Board of Directors of MFFC or BFOH if:

                           (i)      The BFOH MERGER shall not have been
                                    consummated on or before December 31, 2000;
                                    or

                           (ii) Any event occurs which, in the reasonable opinion of either Board, would preclude satisfaction of any of the conditions set forth in Section 7.01 of this AGREEMENT; or

                  (c) By the Board of Directors of BFOH if any event occurs which, in the reasonable opinion of such Board, would preclude compliance with any of the conditions set forth in Section 7.02 of this AGREEMENT; or

                  (d) By the Board of Directors of MFFC if any event occurs which, in the reasonable opinion of such Board, would preclude compliance with any of the conditions set forth in Section 7.03 of this AGREEMENT; or

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
                  (e) By the Board of Directors of MFFC if MFFC accepts an ACQUISITION TRANSACTION negotiated in accordance with
                           Section 5.02 of this AGREEMENT.

         SECTION 8.02. WRITTEN NOTICE OF TERMINATION. In order to terminate this AGREEMENT pursuant to Section 8.01 of this AGREEMENT, the party so acting shall give written notice of such termination to the other party. This AGREEMENT shall terminate on the date such notice is given.

         SECTION 8.03. EFFECT OF TERMINATION. In the event of the termination of this AGREEMENT, the provisions of this AGREEMENT shall become void and have no effect; provided, however, that (a) the provisions set forth in Sections 6.06,
6.07 and 6.08 of this AGREEMENT shall survive such termination and shall remain in full force and effect and (b) a termination of this AGREEMENT shall not affect the liability of any party for an uncured and material breach of any term or condition of this AGREEMENT; provided, however, that in the event of the exercise by BFOH of any option to purchase MFFC common shares granted by MFFC to BFOH, neither MFFC nor MFSB shall have any liability to BFOH or the BANK for any breach of any term or condition of this AGREEMENT or for any other cost, expense or damage incurred by BFOH or the BANK in connection with the transactions contemplated by this AGREEMENT.

         SECTION 8.04. AMENDMENT. This AGREEMENT may only be amended by the unanimous consent of MFFC, MFSB, BFOH and the BANK by action taken by their respective Boards of Directors, at any time before or after approval of this AGREEMENT by the shareholders of MFFC, but after such approval no amendment shall be made which materially and adversely affects the rights of such shareholders without the further approval of such shareholders. This AGREEMENT may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

         SECTION 8.05. WAIVER. Any term or provision of this AGREEMENT (other than the requirement for shareholder approval) may be waived in writing at any time by the party which is, or whose shareholders are, entitled to the benefits thereof.

                                  ARTICLE NINE

                                  MISCELLANEOUS

         SECTION 9.01. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All representations, warranties and covenants in this AGREEMENT shall expire on, and be terminated and extinguished at, the BFOH EFFECTIVE TIME, other than Sections 6.12, 6.14, 6.15, 6.16, 6.17, 6.18, 6.19, 6.21 and 6.22; provided, however, that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive BFOH or the BANK (or any director, officer or controlling person thereof) of any defense in law or equity which otherwise would be available against the claims of any person, including, without limitation, any shareholder or former shareholder of either BFOH or MFFC.

         SECTION 9.02. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or mailed by registered or certified mail (return receipt requested) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

                  If addressed to BFOH or the BANK:

                           Gary N. Fields
                           President
                           BancFirst Ohio Corp.
                           P.O. Box 4658
                           422 Main Street
                           Zanesville, Ohio  43701

                           with a copy to:

                           Amy M. Shepherd
                           Baker & Hostetler, LLP
                           65 East State Street
                           Suite 2100
                           Columbus, Ohio  43215

                  If addressed to MFFC or MFSB:

                           Glenn E. Aidt
                           President
                           Milton Federal Financial Corporation
                           25 Lowry Drive
                           West Milton, Ohio  45383

                           with a copy to:

                           John C. Vorys
                           Vorys, Sater, Seymour and Pease LLP
                           52 East Gay Street
                           P.O. Box 1008
                           Columbus, Ohio  43216-1008

         SECTION 9.03. ENTIRE AGREEMENT. This AGREEMENT (including the exhibits, documents and instruments referred to herein or therein) (a) constitutes the entire agreement and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof; (b) is not intended to and shall not confer any rights or remedies hereunder upon any person other than BFOH or MFFC; (c) shall not be assigned by operation of law or otherwise; and (d) shall be governed in all respects, including validity, interpretation and effect, by the laws of the State of Ohio.

         SECTION 9.04. EXECUTION IN COUNTERPARTS. This AGREEMENT may be executed in two or more counterparts which together shall constitute a single AGREEMENT.

         SECTION 9.05. HEADINGS. The headings of articles and sections herein are for convenience of reference only, do not constitute a part of this AGREEMENT and shall not be deemed to limit or affect any of the provisions hereof.

         IN WITNESS WHEREOF, BFOH, the BANK, MFFC and MFSB have caused this AGREEMENT to be executed by their duly authorized officers as of the day and year first above written.


         Attest:                       BancFirst Ohio Corp.

                                       By  /s/ Gary N. Fields
                                          -----------------------------------
                                          Gary N. Fields
         /s/ Kim Taylor                   its President and Chief Executive
         -------------------------        Officer


         Attest:                       The First National Bank of Zanesville

                                       By  /s/ Edward N. Cohn
                                          -----------------------------------
                                          Edward N. Cohn
         /s/ Kim Taylor                   its Senior Vice President
         -------------------------


         Attest:                       Milton Federal Financial Corporation

                                       By  /s/ Glenn E. Aidt
                                          -----------------------------------
                                          Glenn E. Aidt
         /s/ Thomas P. Eyer               its President
         -------------------------


         Attest:                       Milton Federal Savings Bank

                                       By  /s/ Glenn E. Aidt
                                          -----------------------------------
                                          Glenn E. Aidt
         /s/ Thomas P. Eyer               its President
         -------------------------

                                 ACKNOWLEDGMENT


STATE OF OHIO              )
                           ) SS:
COUNTY OF ____________     )

         BE IT REMEMBERED that on this 13th day of January, 2000, personally came before me, a Notary Public in and for the State and County aforesaid, Gary
N. Fields, President of BancFirst Ohio Corp., a bank holding company incorporated under the laws of Ohio, and duly executed the Agreement and Plan of Reorganization before me and acknowledged the same to be his act and deed and the act and deed of said Corporation and that the facts therein are true.

         IN WITNESS WHEREOF, I have hereunto set my hand and seal this 13th day of January, 2000.



                                           -------------------------------------
                                           Notary Public


STATE OF OHIO              )
                           ) SS:
COUNTY OF ____________     )

         BE IT REMEMBERED that on this 13th day of January, 2000, personally came before me, a Notary Public in and for the State and County aforesaid, Edward N. Cohn, Senior Vice President of First National Bank of Zanesville, a national bank incorporated under the laws of the United States, and duly executed the Agreement and Plan of Reorganization before me and acknowledged the same to be his act and deed and the act and deed of said Corporation and that the facts therein are true.

         IN WITNESS WHEREOF, I have hereunto set my hand and seal this 13th day of January, 2000.



                                           -------------------------------------
                                           Notary Public

STATE OF OHIO              )
                           ) SS:
COUNTY OF ____________     )

         BE IT REMEMBERED that on this 13th day of January, 2000, personally came before me, a Notary Public in and for the State and County aforesaid, Glenn
E. Aidt, President of Milton Federal Financial Corporation, a savings and loan holding company incorporated under the laws of Ohio, and duly executed the Agreement and Plan of Reorganization before me and acknowledged the same to be his act and deed and the act and deed of said Corporation and that the facts therein are true.

         IN WITNESS WHEREOF, I have hereunto set my hand and seal this 13th day of January, 2000.



                                           -------------------------------------
                                           Notary Public

STATE OF OHIO              )
                           ) SS:
COUNTY OF ____________     )

         BE IT REMEMBERED that on this 13th day of January, 2000, personally came before me, a Notary Public in and for the State and County aforesaid, Glenn
E. Aidt, President of Milton Federal Savings Bank, FSB, a federal savings bank incorporated under the laws of Ohio, and duly executed the Agreement and Plan of Reorganization before me and acknowledged the same to be his act and deed and the act and deed of said Corporation and that the facts therein are true.

         IN WITNESS WHEREOF, I have hereunto set my hand and seal this 13th day of January, 2000.



                                           -------------------------------------
                                           Notary Public

                                    ANNEX B


                             STOCK OPTION AGREEMENT


         This STOCK OPTION AGREEMENT (hereinafter referred to as the "AGREEMENT"), made and entered into this 13th day of January, 2000, by and between BancFirst Ohio Corp., an Ohio corporation (hereinafter referred to as "BFOH"), and Milton Federal Financial Corporation, an Ohio corporation (hereinafter referred to as "MFFC");

                                   WITNESSETH:

         Whereas, BFOH and MFFC are entering into a definitive agreement in respect of the proposed merger of MFFC with and into BFOH; and

         Whereas, as an inducement for MFFC and BFOH to complete such process, BFOH and MFFC desire that MFFC grant an option to BFOH for the purchase of MFFC common shares upon the terms and subject to the conditions of this AGREEMENT;

         NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter set forth, BFOH and MFFC, intending to be legally bound, hereby agree as follows:

         1. Definitions. As used in this AGREEMENT, the following terms shall have the corresponding meaning:

                  (a) "APPLICABLE PRICE" shall mean the higher of (i) the highest price per share of MFFC Common Shares paid for any such share by the person or groups described in a PURCHASE EVENT or (ii) the price per share of MFFC Common Shares received by holders of MFFC Common Shares in connection with any merger or other business combination transaction which is a PURCHASE EVENT. In the event that the consideration offered, paid or received pursuant to either of the foregoing clauses (i) or (ii) shall be other than in cash, the value of such consideration shall be determined in good faith by an independent nationally recognized investment banking firm mutually selected by BFOH and MFFC, which determination shall be conclusive for all purposes of this AGREEMENT.

                  (b) "MFFC Common Shares" shall mean the Common Shares, no par value per share, of MFFC.

                  (c) "CLOSING" shall mean the closing of the exercise of the OPTION in accordance with Section 3(b) of this AGREEMENT.

                  (d) "COMMISSION" shall mean the Securities and Exchange Commission.

                  (e) "EXCHANGE ACT" shall mean the Securities Exchange Act of 1934, as amended.

                  (f) "EXERCISE PERIOD" shall mean the period during which the OPTION is exercisable in accordance with Section 3(c) of this AGREEMENT.

                  (g) "MERGER AGREEMENT" shall mean the Agreement and Plan of Reorganization pursuant to which MFFC intends to merge into BFOH, as fully executed.

                  (h) "OPTION" shall mean the option granted by MFFC under this AGREEMENT.

                  (i) "PERSON" shall have the meanings specified in Sections 3(a)(9) and 13(d)(3) of the EXCHANGE ACT.

                  (j) "PURCHASE EVENT" shall mean either of the following events or transactions occurring after the date of this AGREEMENT with respect to MFFC:

                           (i) MFFC, without having received BFOH's prior written consent, shall have (I) merged, consolidated or closed any similar transaction with any person other than BFOH or (II) sold, transferred or conveyed all or substantially all of the assets of MFFC to any person other than BFOH, or

                           (ii) Any person, other than BFOH, shall have acquired beneficial ownership of 25% or more of the outstanding MFFC Common Shares after the date of this AGREEMENT (the term "beneficial ownership" for purposes of this AGREEMENT having the meaning assigned thereto in Section 13(d) of the EXCHANGE ACT and the regulations promulgated thereunder).

                  (k)      "SPREAD CAP" shall mean $2,000,000.

                  (l) "SPREAD VALUE" shall mean the difference between the following (I) and (II):

                           (I) The product of the following (1) multiplied by (2):

                                    (1) The sum of the total number of MFFC
                                    Common Shares BFOH (x) intends to purchase at the CLOSING pursuant to the exercise of the OPTION and (y) previously purchased pursuant to the prior exercise of the OPTION, multiplied by

                                    (2) The closing price of MFFC Common Shares as quoted on Nasdaq National Market on the last trading day immediately preceding the CLOSING;

                                                       less
                                                       ----

                           (II) The product of the following (1) multiplied by (2):

                                    (1) The sum of the total number of MFFC
                                    Common Shares BFOH (x) intends to purchase at the CLOSING pursuant to the exercise of the OPTION and (y) previously purchased pursuant to the prior exercise of the OPTION, multiplied by

                                    (2) $13.15.

         2. Grant of Option. Upon the terms and subject to the conditions of this AGREEMENT, MFFC hereby grants to BFOH an irrevocable option to purchase a maximum of 417,899 MFFC Common Shares at an exercise price of $13.15 per share, payable in cash as provided in Section 4.

         3. Exercise of Option.

                  (a) Upon the occurrence of a PURCHASE EVENT, BFOH may exercise the OPTION, in whole or part, at any time or from time to time during the EXERCISE PERIOD; provided, however, that, to the extent the OPTION shall not have been exercised, the OPTION shall terminate and be of no further force or effect on the effective date of the merger as set forth in the MERGER AGREEMENT. Any exercise of an OPTION shall be subject to compliance with applicable provisions of law.

                  (b) In the event that BFOH desires to exercise the OPTION, BFOH shall send to MFFC a written notice specifying (i) the total number of MFFC Common Shares BFOH will purchase pursuant to such exercise and (ii) a place and date for the CLOSING of such purchase. The date of such purchase shall not be earlier than three business days, nor later than 60 business days, after the date of such notice. In the event that prior notification to, or approval of, any federal or state regulatory agency is required in connection with such purchase, BFOH shall promptly file the required notice or application for approval and shall expeditiously process the same and the period of time that otherwise would run pursuant to this section shall run instead from the date on which any required notification period has expired or been terminated or any requisite approval has been obtained and any requisite waiting period shall have passed.

                  (c) The EXERCISE PERIOD shall commence upon the occurrence of a PURCHASE EVENT and shall end on the date upon which this AGREEMENT terminates.

                  (d) Notwithstanding any other provision of this AGREEMENT to the contrary, in no event shall BFOH purchase under the terms of this AGREEMENT a number of MFFC Common Shares, the aggregate SPREAD VALUE of which exceeds the SPREAD CAP. In the event the SPREAD VALUE exceeds the SPREAD CAP, the number of MFFC Common Shares which BFOH is entitled to purchase at the CLOSING shall be reduced to that number of shares necessary such that the SPREAD VALUE equals the SPREAD CAP.

         4. Payment and Delivery of Certificates.

                  (a) At the CLOSING, BFOH shall pay to MFFC the aggregate purchase price for the MFFC Common Shares purchased pursuant to the exercise of the OPTION in immediately available funds by a wire transfer to a bank account designated by MFFC.

                  (b) At the CLOSING, simultaneously with the delivery of funds as provided in Section 4(a), MFFC shall deliver to BFOH a certificate or certificates evidencing the number of MFFC Common Shares purchased by BFOH and BFOH shall deliver to MFFC a letter agreeing that BFOH will not offer to sell or otherwise dispose of such shares in violation of applicable law or the provisions of this AGREEMENT.

                  (c) Certificates for MFFC Common Shares delivered at a closing hereunder shall be endorsed with a restrictive legend which shall read substantially as follows:

                  The transfer of the shares represented by this certificate is subject to certain provisions of a Stock Option Agreement dated _______, 2000, by and between the registered holder hereof and MFFC (a copy of which agreement is on file at the principal office of MFFC). A copy of such agreement will be provided to the holder hereof without charge within five days after receipt by MFFC of a written request therefor. The shares evidenced by this certificate may not be sold, pledged, transferred or hypothecated unless they are covered by a registration statement in accordance with applicable law and regulations of the Securities and Exchange Commission ("SEC") or unless such sale, pledge, transfer or hypothecation is, in the opinion of counsel reasonably satisfactory to MFFC, exempt under applicable law and SEC regulation.

         5. Representations of MFFC. MFFC represents, warrants and covenants to BFOH as follows:

                  (a) MFFC has, and shall at all times maintain, sufficient authorized but unissued or treasury MFFC Common Shares so that the OPTION may be exercised without authorization of additional shares of MFFC Common Shares.

                  (b) The shares to be issued upon exercise, in whole or in part, of the OPTION, when paid for as provided herein, will be duly authorized, validly issued, fully paid and nonassessable.

                  (c) MFFC has full corporate power and authority to execute, deliver and perform this AGREEMENT and all corporate action necessary for execution, delivery and performance of this AGREEMENT has been duly taken by MFFC.

         6. Representations of BFOH. BFOH represents, warrants and covenants as follows:

                  (a) BFOH has full corporate power and authority to execute, deliver and perform this AGREEMENT and all corporate action necessary for execution, delivery and performance of this AGREEMENT has been duly taken by MFFC.

                  (b) The OPTION is not being, and any MFFC Common Shares acquired by BFOH upon the exercise of the OPTION will not be, acquired with a view to public distribution thereof and will not be transferred or otherwise disposed of except in a transaction registered or exempt from registration under the Securities Act of 1933, as amended.

         7. Adjustment Upon Changes in Capitalization.

         In the event of any change in MFFC Common Shares by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, reverse stock split, recombinations, reclassifications, exchanges of shares or the like, the type and number of shares subject to the OPTION, and the purchase price per share shall be adjusted appropriately. MFFC agrees that, in the event that any additional MFFC Common Shares are issued or otherwise become outstanding after the date of this AGREEMENT (other than pursuant to this AGREEMENT), the number of MFFC Common Shares subject to the Option shall be adjusted so that, after such issuance, such number equals the same percentage (as that on the date of this AGREEMENT) of the number of MFFC Common Shares then issued and outstanding without giving effect to any shares subject to or issued pursuant to the OPTION. Nothing contained in this Section 7 shall be deemed to authorize MFFC to breach any provision of the MERGER AGREEMENT.

         8. Registration Rights.

         If requested by BFOH after exercise of the OPTION, MFFC shall take the action necessary, including, but not limited to, filing any applicable document with regulatory agencies, in order to permit the sale or other disposition of the MFFC Common Shares acquired upon exercise of the OPTION in accordance with the intended method of sale or other disposition requested by BFOH. BFOH shall provide all information reasonably requested by MFFC for inclusion in any such document, including any Prospectus required under the Regulations of the COMMISSION. MFFC will use its best efforts to cause such document first to become effective and then to remain effective for such period not in excess of 270 days from the day such document first becomes effective as may be reasonably necessary to effect such sales or other dispositions. The first filing effected under this Section 8 shall be at MFFC's expense, except for underwriting commissions and the fees and disbursements of BFOH's counsel attributable to the preparation of any document in respect of such MFFC Common Shares. A second filing may be requested hereunder at BFOH's expense. In no event shall MFFC be required to effect more than two filings. The filing of any document hereunder may be delayed for such period of time as may reasonably be required to facilitate any public distribution by MFFC Common Shares or for up to 90 days if MFFC's Board of Directors determines that such delay is reasonably necessary to avoid disruption of the MFFC's affairs. If requested by BFOH, MFFC will become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements in respect of issuers of shares being sold by a selling shareholder. Upon receiving any request from BFOH or permitted assignee thereof under this Section 8, MFFC agrees to send a copy of any document, including any prospectus and any amendment thereunto, to BFOH and to any permitted assignee thereof known to MFFC, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies.

         9. Repurchase at the Option of BFOH.

                  (a) At the request of BFOH at any time between the date on which a PURCHASE EVENT occurs and the date which is 12 months immediately thereafter, MFFC shall repurchase from BFOH (i) the OPTION and/or (ii) the MFFC Common Shares purchased by BFOH pursuant hereto with respect to which BFOH then has beneficial ownership. Such repurchase shall be at an aggregate price equal to the sum of the following:

                           (I) For MFFC Common Shares acquired pursuant to the OPTION, the product of the number of such shares, multiplied by the APPLICABLE PRICE; plus

                           (II) For MFFC Common Shares subject to an unexercised OPTION, the difference between (x) the product of the number of such shares, multiplied by the APPLICABLE PRICE, less (y) the product of the number of such shares, multiplied by the per share exercise price of the OPTION (subject to adjustment under Section 7); plus

                           (III) For MFFC Common Shares as to which the OPTION has been exercised, but the CLOSING has not occurred, the difference between (x) the product of the number of such shares, multiplied by the APPLICABLE PRICE, less (y) the product of the number of such shares, multiplied by the per share exercise price of the OPTION (subject to adjustment pursuant to Section 7).

After the expiration of 12 months following the date on which a PURCHASE EVENT shall occur, MFFC shall have no obligation to repurchase the OPTION or such shares.

                  (b) If BFOH exercises its rights under this section, MFFC shall, within 10 business days after such exercise, pay the amount calculated in accordance with Section 9(a) to BFOH in immediately available funds and, contemporaneously with such payment, BFOH shall surrender to MFFC the OPTION and the certificates evidencing MFFC Common Shares purchased thereunder with respect to which BFOH then has beneficial ownership.

                  (c) Notwithstanding any other provision of this Section 9 to the contrary, in no event shall the purchase price of MFFC Common Shares repurchased exceed the SPREAD CAP, plus the aggregate exercise price actually paid by BFOH to acquire MFFC Common Shares.

         10. Termination.

         This AGREEMENT shall terminate on the date of the termination of the OPTION in accordance with Section 3(a) and may be terminated as follows:

                  (a)      By mutual consent of MFFC and BFOH;

                  (b) By BFOH if any regulatory agency shall have issued an order denying approval of the transaction set forth in the MERGER AGREEMENT or if any governmental entity of competent jurisdiction shall have issued a final nonapplicable permanent order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this AGREEMENT or the MERGER AGREEMENT;

                  (c) By MFFC at any time when BFOH shall be in material breach of any of its covenants and agreements contained in the MERGER AGREEMENT such that MFFC shall be entitled to terminate the MERGER AGREEMENT pursuant to the terms and conditions thereof as a result of such material breach; or

                  (d) By MFFC or BFOH if the OPTION is not exercised on or before December 31, 2000; provided, however, that in the event of the occurrence before December 31, 2000, of an event which, if closed and consummated, would constitute a PURCHASE EVENT, this AGREEMENT may be terminated by MFFC or BFOH if the OPTION is not exercised on or before December 31, 2001.

         11. Effect of Termination.

                  In the event of the termination of this AGREEMENT by any party as provided in Section 10, this AGREEMENT shall forthwith become void and there shall be no liability or obligation on the part of any party or their respective officers or directors except (i) in the event the OPTION is exercised, Sections 8 and 9 shall survive the termination, and (ii) with respect to any liabilities or damages incurred or suffered by a party as a result of the breach by another party of any of its representations, warranties, covenants or agreements set forth in this AGREEMENT.

         12. Costs.

         Except as otherwise expressly agreed, each party will be responsible for and bear all of its own costs and expenses (including any broker's or finder's fees and the expenses of its representatives) incurred at any time in connection with pursuing or consummating the MERGER AGREEMENT.

         13. Severability.

         If any term, provision, covenant or restriction contained in this AGREEMENT is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions contained in this AGREEMENT shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that applicable law will not permit BFOH to acquire the full number of MFFC Common Shares provided in Section 2 (as adjusted pursuant to Section 7), it is the express intention of MFFC to allow BFOH to acquire such lesser number of shares as may be permissible, without any amendment or modification hereof.

         14. Miscellaneous.

                  (a) Third Parties. Nothing in this AGREEMENT, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective permitted successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

                  (b) Entire Agreement. Except as otherwise expressly provided herein or in the MERGER AGREEMENT, this AGREEMENT contains the entire agreement among the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereto, written or oral. The terms and conditions of this AGREEMENT shall inure to the benefit of and be binding upon the parties hereto and their respective permitted successors and assigns.

                  (c) Assignment. Neither of the parties hereto may assign any of its rights or obligations under this AGREEMENT or the OPTION created hereunder to any other person, without the express written consent of the other party.

                  (d) Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered by registered or certified mail, postage prepaid, express service, personal delivery, telecopy or telefacsimile to the following addresses:

                  If to MFFC, to:

                  Glenn E. Aidt
                  President and Chief Executive Officer
                  Milton Federal Financial Corporation
                  25 Lowry Drive
                  P.O. Box 217
                  West Milton, OH  45383

                  John C. Vorys, Esq.
                  Vorys, Sater, Seymour and Pease LLP
                  52 East Gay Street
                  P.O. Box 1008
                  Columbus, OH  43216

                  If to BFOH, to:

                  Gary N. Fields
                  President
                  BancFirst Ohio Corp.
                  P.O. Box 4658
                  422 Main Street
                  Zanesville, Ohio  43701

                  with a copy to:

                  Amy M. Shepherd
                  Baker & Hostetler, LLP
                  65 East State Street
                  Suite 2100
                  Columbus, Ohio  43215

                  (e) Counterparts. This AGREEMENT may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.

                  (f) Specific Performance. The parties agree that damages would be an inadequate remedy for a breach of the provisions of this AGREEMENT by any party hereto and that this AGREEMENT may be enforced by a party hereto through injunctive or other equitable relief.

                  (g) Governing Law. This AGREEMENT shall be governed by and construed in accordance with the laws of Ohio applicable to agreements made and entirely to be performed within such state and such federal laws as may be applicable.

                  (h) Amendments; Waiver. This AGREEMENT may be amended by the parties hereto and the terms and conditions hereof may be waived, but, in the case of an amendment, only by an instrument in writing signed on behalf of each of the parties hereto, or, in the case of a waiver, by an instrument signed on behalf of the party waiving compliance.

         IN WITNESS WHEREOF, each of the parties hereto has executed this AGREEMENT to be effective as of the day and year set forth in the first paragraph above.


                                       BANCFIRST OHIO CORP.

                                       By:
                                          -----------------------------------
                                           its President


                                       MILTON FEDERAL FINANCIAL CORPORATION

                                       By:
                                          -----------------------------------
                                           its President

                                    ANNEX C


                                January 13, 2000


Board of Directors
Milton Federal Financial Corporation
25 Lowry Drive
West Milton, OH 45383-1320

Attention:    Mr. Glenn E. Aidt
              President & Chief Executive Officer

Gentlemen:

         You have requested our opinion with respect to the fairness, from a financial point of view, as of the date hereof, to the holders of the common stock, without par value ("MFFC Common Shares"), of Milton Federal Financial Corporation ("MFFC"), of the financial consideration, as set forth in Section
2.01 (i) of the Agreement and Plan of Reorganization dated as of January 13, 2000 (the "Agreement"), by and among MFFC, Milton Federal Savings Bank, BancFirst Ohio Corp. ("BFOH"), and The First National Bank of Zanesville.

         The Agreement provides for the merger (the "Merger") of MFFC with and into BFOH, pursuant to which, among other things, at the BFOH Effective Time (as defined in the Agreement), each outstanding share of MFFC Common Shares will be exchanged for the right to receive $6.80 in cash and 0.444 shares of the common stock, without par value, of BFOH ("BFOH Common Shares) as set forth in Section
2.01 (i) of the Agreement. The terms and conditions of the Merger are more fully set forth in the Agreement.

         McDonald Investments Inc., as part of its investment banking business, is customarily engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

Board of Directors
January 13, 2000
Page 2


         We have acted as MFFC's financial advisor in connection with, and have participated in certain negotiations leading to, the Agreement. In connection with rendering our opinion set forth herein, we have among other things:

         (i) Reviewed MFFC's Annual Reports to Shareholders and Annual Reports on Form 10-K for each of the years ended September 30, 1999, September 30, 1998 and September 30, 1997, including the audited financial statements contained therein;

         (ii) Reviewed BFOH's Annual Reports to Shareholders and Annual Reports on Form 10-K for each of the years ended December 31, 1998, December 31, 1997 and December 31, 1996, including the audited financial statements contained therein, and BFOH's Quarterly Reports on Form 10-Q for the each of the quarters ended September 30, 1999, June 30, 1999 and March 31, 1999;

         (iii) Reviewed certain other public and non-public information, primarily financial in nature, relating to the respective businesses, earnings, assets and prospects of MFFC and BFOH provided to us or publicly available;

         (iv) Participated in meetings and telephone conferences with members of senior management of MFFC and BFOH concerning the financial condition, business, assets, financial forecasts and prospects of the respective companies, as well as other matters we believed to be relevant to our inquiry;

         (v) Reviewed certain stock market information for MFFC Common Shares and BFOH Common Shares, and compared it with similar information for certain companies, the securities of which are publicly traded;

         (vi) Compared the results of operations and financial condition of MFFC and BFOH with that of certain companies, which we deemed to be relevant for purposes of this opinion;

         (vii) Reviewed the financial terms, to the extent publicly available, of certain acquisition transactions, which we deemed to be relevant for purposes of this opinion;

         (viii) Reviewed the Agreement dated January 13, 2000 and certain related documents; and

Board of Directors
January 13, 2000
Page 3


         (ix) Performed such other reviews and analyses as we have deemed appropriate.

         In our review and analysis and in arriving at our opinion, we have assumed and relied upon the accuracy and completeness of all of the financial and other information reviewed by us and have relied upon the accuracy and completeness of the representations, warranties and covenants of MFFC and BFOH contained in the Agreement. We have not been engaged to undertake, and have not assumed any responsibility for, nor have we conducted, an independent investigation or verification of such matters. We have not been engaged to and we have not conducted a physical inspection of any of the assets, properties or facilities of either MFFC or BFOH, nor have we made or obtained or been furnished with any independent valuation or appraisal of any of such assets, properties or facilities or any of the liabilities of either MFFC or BFOH. With respect to financial forecasts used in our analysis, we have assumed that such forecasts have been reasonably prepared by management of MFFC and BFOH, as the case may be, on a basis reflecting the best currently available estimates and judgments of the management of MFFC and BFOH, as to the future performance of MFFC, BFOH, and MFFC and BFOH combined, as the case may be. We have not been engaged to and we have not assumed any responsibility for, nor have we conducted any independent investigation or verification of such matters, and we express no view as to such financial forecasts or the assumptions on which they are based. We have also assumed that all of the conditions to the consummation of the Merger, as set forth in the Agreement, including the tax-free treatment of the Merger to the holders of MFFC Common Shares receiving BFOH Common Shares, would be satisfied and that the Merger would be consummated on a timely basis in the manner contemplated by the Agreement.

         We will receive a fee for our services as financial advisor to MFFC, a substantial portion of which is contingent upon closing of the Merger. We will also receive a fee for our services in rendering this opinion. In the past, we have also provided certain other investment banking services for MFFC and BFOH and have received customary compensation for such services.

         In the ordinary course of business, we may actively trade securities of MFFC and BFOH for our own account and for the accounts of customers and accordingly, we may at any time hold a long or short position in such securities.

         This opinion is based on economic and market conditions and other circumstances existing on, and information made available as of, the date hereof. In addition, our opinion is, in any event, limited to the fairness, as of the date hereof, from a financial point of view, of the financial consideration, to the holders of MFFC Common Shares, and does not address the underlying business decision by MFFC's Board of Directors to effect the Merger, does not compare or discuss the relative merits of any competing

Board of Directors
January 13, 2000
Page 3


proposal or any other terms of the Merger, and does not constitute a recommendation to any MFFC shareholder as to how such shareholder should vote with respect to the Merger. This opinion does not represent an opinion as to what the value of MFFC Common Shares or BFOH Common Shares may be at the BFOH Effective Time of the Merger or as to the prospects of MFFC's business or BFOH's business.

         This opinion is directed to the Board of Directors of MFFC and may not be reproduced, summarized, described or referred to or given to any other person without our prior written consent. Notwithstanding the foregoing, this opinion may be included in the proxy statement to be mailed to the holders of MFFC Common Shares in connection with the Merger, provided that this opinion will be reproduced in such proxy statement in full, and any description of or reference to us or our actions, or any summary of the opinion in such proxy statement, will be in a form reasonably acceptable to us and our counsel.

         Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the financial consideration is fair to the holders of MFFC Common Shares from a financial point of view.


                                                     Very truly yours,

                                                     MCDONALD INVESTMENTS INC.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         Ohio Revised Code, Section 1701.13(E), allows indemnification by the Registrant to any person made or threatened to be made a party to any proceedings, other than a proceeding by or in the right of the Registrant, by reason of the fact that he is or was a director, officer, employee or agent of the Registrant, against expenses, including judgment and fines, if he acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to criminal actions, in which he had no reasonable cause to believe that his conduct was unlawful. Similar provisions apply to actions brought by or in the right of the Registrant, except that no indemnification shall be made in such cases when the person shall have been adjudged to be liable for negligence or misconduct to the Registrant unless deemed otherwise by the court. Indemnification may be authorized by a majority vote of a quorum of disinterested directors or upon the written opinion of independent counsel or by the shareholders or by court order. The Registrant's Code of Regulations extends such indemnification.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         EXHIBIT NUMBER     DESCRIPTION OF DOCUMENT

                 2.1 Agreement and Plan of Reorganization by and among BancFirst Ohio Corp., The First National Bank of Zanesville, Milton Federal Financial Corporation and Milton Federal Savings Bank (incorporated by reference to Annex A to the accompanying document)


                 5.1       Form of Opinion of Baker & Hostetler LLP

                 8.1 Form of Opinion of Baker & Hostetler LLP regarding tax matters

                10.1 Stock Option Agreement (incorporated by reference to Annex B to the accompanying document)

                23.1 Consent of Crowe, Chizek and Company LLP, Independent Auditors

                23.2       Consent of PricewaterhouseCoopers LLP

                23.3       Consent of Baker & Hostetler LLP

                24.1       Powers of Attorney (contained on the signature page)

                99.1       Form of Proxy

                99.2 Opinion of McDonald Investments Inc. (incorporated by reference to Annex C to the accompanying document)

ITEM 22.  UNDERTAKINGS.

         The undersigned Registrant hereby undertakes as follows:

         1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

         (i) to include any prospectus required by Section 10(a)(3) of the Securities Act,

         (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement for the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" taking the effective registration statement.

         (iii) to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         2. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold in the termination of the offering.

         4. To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

         5. To supply by means of a post-effective amendment all information concerning a transaction, and the Company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

         6. That for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         7. Prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         8. That every prospectus (i) that is filed pursuant to paragraph 7 immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         9. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 20 above, or otherwise (other than insurance), the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the Securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it, other than indemnification pursuant to court order and not including any coverage under, or agreement to pay premiums for, any policy of insurance, is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Zanesville, State of Ohio, on March 21, 2000.

                                            BANCFIRST OHIO CORP.

                                            By:  /s/  GARY N. FIELDS
                                                 -------------------------------
                                                 Gary N. Fields, President and
                                                 Chief Executive Officer

         Pursuant to the requirements of the Securities Act of 1933, BancFirst Ohio Corp. certifies that it has reasonable grounds that it meets all of the requirements for filing on Form S-4 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Zanesville, State of Ohio, on the 21st day of March, 2000.


/s/ Gary N. Fields                                                    Date: March 21, 2000
------------------------------------
Gary N. Fields, President and
Chief Executive Officer (principal
executive officer and director)


/s/ Kim M. Taylor                                                     Date: March 21, 2000
------------------------------------
Kim M. Taylor, Chief Financial
Officer (principal financial and
accounting officer)

/s/ Milman H. Linn, III                                               Date: March 21, 2000
------------------------------------
Milman H. Linn, III, Director

/s/ Philip E. Burke                                                   Date: March 21, 2000
---------------------------
Philip E. Burke, Director

/s/ James L. Nichols                                                  Date: March 21, 2000
------------------------------------
James L. Nichols, Director

/s/ Karl C. Saunders                                                  Date: March 21, 2000
------------------------------------
Karl C. Saunders, Director

/s/ J.W. Straker, Jr.                                                 Date: March 21, 2000
------------------------------------
J.W. Straker, Jr., Director

/s/ William F. Randles                                                Date: March 21, 2000
------------------------------------
William F. Randles, Director

/s/ James H. Nicholson                                                Date: March 21, 2000
------------------------------------
James H. Nicholson, Director

/s/ William T. Stewart                                                Date: March 21, 2000
------------------------------------
William T. Stewart, Director